UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN WATER STAR, INC.

(Name of small business issuer in their charter)

Nevada	2080	87-0636498
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification No.)

4560 South Decatur, Suite 301

Las Vegas, NV 89103

(702) 740-7036

(Address and telephone number of principal executive offices)

Same as above

(Address of principal place of business or intended principal place of business)

Roger Mohlman, President

AMERICAN WATER STAR, INC.

4560 South Decatur, Suite 301

Las Vegas, NV 89103

(702) 740-7036

(Name, address and telephone number of agent for service)

Copies of Communications to:

Stoecklein Law Group

402 West Broadway, Suite 400

San Diego, CA 92101

(619) 595-4882

Fax (619) 595-4883

Approximate date of proposed sale to public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, $0.0001 par value	10,877,192	$0.57	$6,199,999.44	$729.74
Common Stock, $0.0001 par value	2,543,860	$0.66	$1,678,947.60	$197.61
Common Stock, $0.0001 par value	650,000	$0.675 (2)	$438,750.00	$51.64
TOTAL	14,071,052		$8,317,697.04	$978.99

  The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

  Estimated at $0.675 per share based on the ten (10) day average closing price for the Common Stock of American Water Star, Inc. through December 3, 2004, as reported on the American Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay their effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated __________, 2004

Initial Public Offering

PROSPECTUS

AMERICAN WATER STAR, INC.

650,000 Shares of Common Stock

2,543,860 Shares issuable upon exercise of warrants

10,877,192 Shares issuable upon conversion of convertible term note

We have prepared this prospectus to allow certain of our current stockholders to sell up to 14,071,052 shares of our common stock. We are not selling any shares of common stock under this prospectus. This prospectus relates to the disposition by the selling security holders listed on page 14, or their transferees, of up to 650,000 shares of our common stock already issued and outstanding and 2,543,860 shares of our common stock issuable upon the exercise of warrants held by the selling security holders as well as 10,877,192 shares of our common stock issuable upon the conversion of convertible notes held by the selling security holders. We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling security holders. We will receive proceeds of up to $1,678,947.60 from the exercise of the warrants.

The selling security holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling security holders.

For a description of the plan of distribution of the shares, please see page 16 of this prospectus.

Our common stock is listed for trading on the American Stock Exchange under the symbol "AMW." The closing price for the common stock on December 10, 2004 was $0.55 per share.

We urge you to read carefully the "Risk Factors" section beginning on page 4 where we describe specific risks associated with an investment in American Water Star, Inc, and these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

THE DATE OF THIS PROSPECTUS IS DECEMBER 13, 2004.

TABLE OF CONTENTS

Page
Prospectus Summary	1
The Offering	2
Summary Financial Information	3
Risk Factors	4
Available Information	12
Special Note Regarding Forward-Looking Information	13
Use of Proceeds	14
Selling Security Holders	14
Plan of Distribution	16
Legal Proceedings	18
Directors, Executive Officers, Promoters and Control Persons	20
Security Ownership of Certain Beneficial Owners and Management	25
Description of Securities	26
Interest of Named Experts and Counsel	32
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	33
Organization Within Last Five Years	33
Description of Business	35
Management's Discussion and Analysis	40
Description of Property	51
Certain Relationships and Related Transactions	52
Market for Common Equity and Related Stockholder Matters	54
Executive Compensation	56
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	58
Financial Statements (Audited)	59
Independent Auditors' Report	F-1
Balance Sheet	F-3
Statement of Operations	F-5
Statement of Changes in Stockholders' Equity	F-6
Statement of Cash Flows	F-8
Notes to Financial Statements	F-10
Financial Statements (Unaudited)
Balance Sheet	F-26
Statement of Operations	F-27
Statement of Cash Flows	F-28
Notes to Financial Statements	F-30

Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters.

About this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since this date.

In this prospectus, the words "American Water Star," "AMW," "we," "our," and "us" refer only to American Water Star, Inc., (unless indicated otherwise), and not to any of the selling security holders. You should read carefully this entire prospectus, including the financial information and related notes, as well as the documents we have incorporated by reference into this prospectus.

(The Balance of This Page Intentionally Left Blank)

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in "Risk Factors."

American Water Star, Inc. (AMW)

American Water Star, Inc., with their administrative offices located in Las Vegas, Nevada, operates as a holding company of entities and brands engaged in the beverage industry. Our products and brands are licensed and developed in-house.

We develop, market, sell, and distribute four branded beverages: Hawaiian Tropic, Geyser Fruit, Geyser Sport, and Geyser Fruta. Our products are oriented to the health conscious consumer looking for an alternative to products containing high sugar and caffeine levels. We believe our products take advantage of major trends in the beverage industry because increasingly consumers want healthy, refreshing drinks.

Our main objective has been to position American Water Star to sell our products directly to major national chains and food service channels, which has resulted in our relationship with Wal-Mart. We have been actively developing the systems and national production capability to service these types of accounts with the purchase and leasing of our new bottling facilities located in the southwest, south and southeast.

Our beverage products are sold by the truckload, principally to distributors who, in turn, sell to retail stores, corner grocery stores, convenience stores, schools and other outlets.

Recent Developments

Effective October 26, 2004, we entered into a financing arrangement with Laurus Master Fund, Ltd., a Cayman Islands corporation and investment fund specializing in financing for small and mirco-cap companies. The financing consisted of a $5 million secured convertible term note with a term of three years. Interest accrues on the note at the prime rate published in The Wall Street Journal from time to time, plus three percent (3.0%), subject to certain adjustments. In connection with the financing, we also issued to Laurus a warrant to purchase up to 2,543,860 shares of common stock at an exercise price of $0.66, exercisable at any time prior to October 26, 2009.

Our principal executive office address and phone number is:

AMERICAN WATER STAR, INC.

4560 South Decatur, Suite 301

Las Vegas, NV 89103

(702) 390-2500

The Offering

This prospectus covers the resale of up to an aggregate of 14,071,052 shares of common stock. These shares consist of shares currently issued and outstanding, shares that are issuable upon conversion of currently outstanding convertible notes and shares that are issuable upon exercise of warrants. The selling security holders acquired the note and warrants in a private placement transaction.

The selling security holders and the specific number of shares that they each may resell through this prospectus are listed on page 14. The 14,071,052 shares being offered for resale pursuant to this prospectus consist of:

  10,877,192 shares of common stock reserved for issuance upon conversion of principal and interest under an outstanding secured convertible term note in aggregate principal of $5 million;

  2,543,860 shares of common stock underlying certain outstanding warrants that may be issued upon exercise of such warrants;

  500,000 shares of common stock paid as compensation of a finder's fee for the Laurus Master Fund financing; and

  150,000 shares of common stock paid as compensation for legal fees relating to the Laurus Master Fund financing and other corporate matters.

  The number of shares outstanding before and after the offering are set forth below:

  80,227,858 shares of common stock outstanding before the offering

  93,648,910 shares of common stock outstanding after the offering

  The number set forth above for the shares of our common stock outstanding before this offering is the number of shares outstanding as of November 29, 2004. The number of shares of common stock outstanding after this offering is based on the number of shares outstanding before the offering and assumes the issuance of 13,421,052 shares of common stock upon conversion of the note and the issuance of 2,543,860 shares of common stock upon the exercise of the warrants held by the selling security holders. We cannot assure you that the warrants will be exercised by the selling security holders.

  This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not take any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

  (The Balance of This Page Intentionally Left Blank)

  SUMMARY FINANCIAL INFORMATION

  The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	For the Nine Months Ended September 30, 2004 (unaudited)	For the Year Ended December 31, 2003 (audited)	For the Period August 20, 2002 (inception) to December 31, 2002 (audited)
Operating Statement Data:

Sales	$ 2,771,701	$ 3,784,748	$ 458,152
Less: slotting fees	346,547	1,120,660	-

Net sales	2,425,154	2,664,088	458,152
Cost of sales	1,971,128	1,651,846	260,636
Gross profit	454,026	1,012,242	197,516

Operating expenses:
General and administrative	6,104,859	3,683,326	753,219
General and administrative - related parties	1,399,665	1,415,964	-
Impairment charges on equipment	-	1,745,669	-
Depreciation and amortization	237,231	242,336	21,596
Total operating expenses	7,741,755	7,087,295	774,815

Operating loss	(7,287,729)	(6,075,053)	(577,299)

Other expense:
Interest expense - third parties	(30,030)	(251,217)	-
Total other expense	(30,030)	(251,217)	-

NET LOSS	$ (7,317,759)	$ (6,326,270)	$ (577,299)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$ (0.10)	$ (0.14)	$ (0.04)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	75,057,417	44,257,133	13,528,523

Balance Sheet Data:	As at September 30, 2004 (unaudited)	As at December 31, 2003 (audited)	As at December 31, 2002 (audited)
Total Assets	$ 14,594,464	$ 7,526,035	$ 7,156,213
Total Liabilities	3,203,304	1,249,139	911,472
Stockholders' Equity	$ 11,391,160	$ 6,276,896	$ 6,244,741

  RISK FACTORS

  Investing in our common stock will provide you with an equity ownership in American Water Star, Inc. As one of our stockholders, you will be subject to risks inherent in our business. An investment in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this prospectus before deciding to invest in shares of our common stock. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing herein. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions, and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. As of the date of filing, our management is aware of the following material risks.

  Risks Relating to Our Business and Our Marketplace

  We are a relatively young company with a minimal operating history

  Since we are a young company, it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Since our reorganization in 2002 and our change of business direction, we have brought a number of recognized brands to market and generated revenue from operations. However, our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes their estimates of projected occurrences and events are within the timetable of their business plan, there can be no guarantees or assurances that the results anticipated will occur.

  We have not achieved profitability on an annual basis and expect to continue to incur net losses in future quarters.

  If we do not achieve profitability, our business may not grow or continue to operate. In order to become profitable, we must increase our revenues and/or decrease expenses. We may not be able to increase or even maintain our revenues, and we may not achieve sufficient revenues or profitability in any future period. We recorded a net loss of $6,326,270 for the year ended December 31, 2003, and for the nine months ended September 30, 2004 we had an accumulated deficit of $14,221,328. We could incur net losses for the foreseeable future. We will need to generate additional revenues from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to increase revenues, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

  We may require additional funds to operate in accordance with our business plan.

  We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations or financing activities to meet our long-term needs. Our operations have been financed to date through debt and sales of our equity. We believe that the proceeds generated by the recent financing provided by Laurus Master Fund resulting in approximately $5,000,000, together with estimated cash flow from operations will be sufficient to satisfy our contemplated cash requirements for our current proposed plans and assumptions relating to our operations.

  If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenues and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

  If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting products.

  If we acquire additional companies or products in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value or adversely affect our operating results.

  We anticipate that we will make other investments in complementary companies or products. We may not realize the anticipated beneftheir of any such acquisition or investment. The success of our acquisition program will depend on our ability to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other acquirers seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. Furthermore, we may have to incur debt or issue equity securities to pay for future acquisitions or investments, the issuance of which could be dilutive to us or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or future impairment costs for acquired goodwill and other intangible assets.

  We have limited resources and we can offer no assurance that we will be able to integrate and manage any acquisitions successfully. We have no present commitments, understandings, or plans to acquire other complementary companies or products.

  We are highly dependent on Roger Mohlman, our President and CEO. The loss of Mr. Mohlman, whose knowledge, leadership, and technical expertise upon which we rely, would harm our ability to execute our business plan.

  We are largely dependent on Roger Mohlman, our President and CEO, for specific proprietary technical knowledge and specialized market knowledge. Our ability to successfully market and distribute our products may be at risk from an unanticipated accident, injury, illness, incapacitation, or death of Mr. Mohlman. Upon such occurrence, unforeseen expenses, delays, losses and/or difficulties may be encountered.

  Our success may also depend on our ability to attract and retain other qualified management and sales and marketing personnel. We compete for such persons with other companies and other organizations, some of which have substantially greater capital resources than we do. We cannot give you any assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business.

  Increases in prices of raw materials used in our operations could adversely effect our financial position.

  We are dependent upon a ready supply of raw materials. The prices for these materials are determined by the market, and may change at any time. Furthermore, we are not engaged in any purchase agreements with our suppliers which provide for mechanisms alleviating price fluctuations of raw materials. Therefore, increases in prices for any of these raw materials could have a material adverse impact on our financial position. The loss of a supplier could disrupt our operations and the time to effect a change to a new supplier could adversely impact our business in the short term should a change become necessary.

  The inability to utilize Splenda® , a primary non-nutritive sweetener used in our products, may impact our operations.

  Generally, raw materials utilized by us in our business are readily available from numerous sources. However, Splenda® , an important non-nutritive sweetener which is currently used in our products to produce a low or zero calorie beverage is only available from one source directly. During the third quarter of 2004, while anticipating the launch of a new product line of mixers, we were put on notice by the licensor of Splenda® to remove their trademark from the labels of our products and that we may no longer buy Splenda® directly from them. We have agreed to stop any future production of labels with their trademark and believe we have located two other sources of sucralose products that may be used in our products, if needed. If we are unable to purchase Splenda® directly and have to rely on other sources, this may cause an increase in production costs, which could adversely impact our business in the short-term. Furthermore, if we are unable to use Splenda® in our products then we may have to rely on alternative sources for sweeteners, which could result in new formulations of our products and could adversely impact our business.

  We have entered into bottling and distributorship arrangements in various key markets and the termination of our relationship with any of these parties for any reason may adversely affect our results of operations in those markets and our results of operations and business prospects as a whole.

  We have agreements with third parties to bottle and distribute our products in various markets. Notwithstanding our expectations that our three new bottling facilities, which have commenced production of our products in the fourth quarter of 2004, a change in these relationships could seriously interrupt our business in those areas in both the long and short term.

  We may encounter production and cost problems as we begin production of our own beverages, nor can we provide assurances that we can have sufficient production capacity.

  In the event that sales of our products increase dramatically, we cannot provide any assurances that we would have sufficient production capacity or that we would be able to fully use our production capacity as a matter of economics. Therefore, despite the commencement of our bottling program, the loss of our third-party suppliers or service providers could have a material adverse effect on our operations and financial results. If, for any reason, we are unable to obtain suppliers at commercially reasonable costs within the requisite time frame, we could experience significant delays and cost increases. In addition, we may lose customers as a result of our failure to meet their demand.

  We rely on the performance of wholesale distributors for the success of our business.

  We sell our products directly to large retailers or distributors for resale to retail outlets. The replacement or poor performance of our major distributors or our inability to collect accounts receivable from our major retailers and/or distributors could materially and adversely affect our results of operations and financial condition. In addition, distributors and retailers of our products offer products which compete directly with our products for retail shelf space and consumer purchases. Accordingly, there is a risk that these distributors or retailers may give higher priority to products of our competitors. In the future, our distributors and retailers may not continue to purchase our products or provide our products with adequate levels of promotional support.

  If we cannot effectively manage our growth, we may incur substantial losses.

  Any dramatic growth in our business could place a substantial burden on our production capacity and administrative resources. Businesses, which grow rapidly, often have difficulty managing their growth. We have limited management depth, and we will have to employ experienced executives and key employees capable of providing the necessary support. We may be unable to do so and our management may not be able to manage our growth effectively or successfully. Rapid growth can often put a strain on management, financial, and operational resources of a company. In addition, we would likely need to enhance our operational systems and personnel procedures. Our failure to meet these challenges could cause our efforts to expand operations to prove unsuccessful and cause us to incur substantial operating losses.

  The bottled water industry is regulated at both the state and federal level.

  If we are unable to comply with applicable regulations and standards in any jurisdiction, we might not be able to sell our products in that jurisdiction, and our business could be seriously harmed.

  The United States Food and Drug Administration ("FDA") regulates bottled water as a food. Our bottled water must meet FDA requirements of safety for human consumption, labeling, processing and distribution under sanitary conditions and production in accordance with the FDA "good manufacturing practices." In addition, all drinking water must meet Environmental Protection Agency standards established under the Safe Drinking Water Act for mineral and chemical concentration and drinking water quality and treatment which are enforced by the FDA. We also must meet state regulations in a variety of areas. These regulations set standards for approved water sources and the information that must be provided and the basis on which any therapeutic claims for water may be made. Failure to comply with such laws and regulations could result in fines against us, a temporary shutdown of production, recalls of the product, loss of certification to market the product or, even in the absence of governmental action, loss of revenue as a result of adverse market reaction to negative publicity. Any such event could have a material adverse effect on our business. We cannot assure you that we have been or will at all times be in compliance with all regulatory requirements or that we will not incur material costs or liabilities in connection with regulatory requirements.

  Our products may also be subject to Federal Food, Drug and Cosmetic Act, various environmental statutes, and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling, and ingredients of such products.

  We may incur material losses as a result of product recall and product liability.

  We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us, or a widespread product recall, could have a material adverse effect on our business, financial condition and results of operations. The government may adopt regulations that could increase our costs or our liabilities.

  Litigation and publicity concerning product quality, health and other issues may cause consumers to avoid our products and may result in liabilities.

  Litigation and complaints from consumers or government authorities resulting from beverage and food quality, illness, injury and other health concerns or other issues may affect our industry. More specifically, we may be the subject of class action or other litigation relating to these allegations. Any litigation or adverse publicity surrounding any of these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging consumers from buying our products. In addition, litigation could result in a judgment for significant damages against us. We could also incur significant litigation costs and the diversion of management time as a result of a lawsuit or claim regardless of the result.

  We carry limited product liability insurance.

  The packaging and distribution of beverages can lead to product liability claims, including liability due to the presence of contaminants in products. We maintain insurance coverage against the risk of product liability and product recall. However, the amount of the insurance we carry is limited, the insurance is subject to certain exclusions and may or may not be adequate. In addition to direct losses resulting from product liability and product recall, we may suffer adverse publicity and damage to our reputation in the event of contamination which could have a material adverse effect on sales and profitability.

  We may be unable to compete successfully in the highly competitive beverage industry.

  The beverage industry is highly competitive. Our products are sold in competition with all liquid refreshments. There can be no assurance that we will be able to compete successfully. Many of our competitors have far greater financial, operational and marketing resources and more established proprietary trademarks and distribution networks than we do. Furthermore, the beverage industry is characterized by rapid changes, including changes in consumer tastes and preferences, which may result in product obsolescence or short product life cycles. As a result, competitors may be developing products of which we are unaware which may be similar or superior to our products. Accordingly, there is no assurance that we will be able to compete successfully or that our competitors or future competitors will not develop products that render our products less marketable.

  Our reliance on Wal-Mart as our largest retail customer could have an adverse effect on our business.

  Wal-Mart Stores, Inc., our largest customer, accounted for approximately 46% or $1,121,764 of our net sales for the nine-month period ended September 30, 2004 this year. The loss or significant decrease in sales to Wal-Mart would have an adverse effect on our business. Accordingly, we are dependent upon the continued support of Wal-Mart unless we expand our customer base to reduce our reliance on them. There can be no assurance that we will expand our customer base or that we will supply Wal-Mart with any of our products in the future.

  If we do not successfully anticipate changes in consumer preferences and tastes, sales of our products could be adversely affected.

  Our portfolio currently consists of beverages in a variety of flavors. Establishing our competitive position depends on our ability to license products that have a strong appeal to consumers. Consumer preferences may shift due to a variety of factors, including changes in demographic and social trends, the availability and appeal of alternative beverages or packaging as well as general economic conditions. Any significant shift in consumer preferences coupled with our failure to anticipate and react to such changes could reduce the demand for certain products in our portfolio resulting in reduced sales or harm to the image of our brands. No assurance can be given that consumer demand for fruit flavored waters will exist, grow or will not diminish in the future.

  Our sales are seasonal.

  The beverage industry generally experiences their highest sales by volume during the spring and summer months and their lowest sales by volume during the winter months. As a result, our working capital requirements and cash flow will vary substantially throughout the year. Consumer demand for our products will be affected by weather conditions. Cool, wet spring or summer weather could result in decreased sales of our products and could have an adverse effect on our financial position. Additionally, due to the seasonality of the industry, results from any one or more quarters are not necessarily indicative of annual results or continuing trends.

  We may not be able to develop successful new beverage products which are important to our growth.

  Part of our strategy is to increase our sales through the development of new beverage products. We cannot assure you that we will be able to develop, market, and distribute future beverage products that will enjoy market acceptance. The failure to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition.

  We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

  Our success depends, in large part, on our ability to protect our current and future brands and products and to defend our intellectual property rights. We cannot be sure that trademarks will be issued with respect to any future trademark applications or that our competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us.

  Our trade secret protection may be insufficient to protect our intellectual property.

  We have attempted to protect our intellectual property. We have been, and will continue to be required to disclose our trade secrets and proprietary intellectual property not only to our employees and consultants, but also to potential corporate partners, collaborators, and contract manufacturers. In those circumstances, we use our best efforts to obtain adequate assurance of the confidential treatment of the disclosed information. However, we cannot give you any assurance that any confidentiality agreements that we may enter into with such persons will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and proprietary intellectual property will not otherwise become known or be independently discovered by competitors. We believe that our competitors, many of whom are more established, and have greater financial and personnel resources than we do, may be able to replicate our processes, brands, flavors, or unique market segment products in a manner that could circumvent our protective safeguards. Therefore, we cannot give you any assurance that our confidential business information will remain proprietary.

  Risks Relating to Our Common Stock

  A significant number of shares of our common stock may be sold in to the market.

  Sales of substantial number of shares of our common stock within any narrow period of time, or the potential for those sales even if they do not actually occur, could reduce the market price of our common stock unless and until we achieve revenue growth or cost savings and other business economies sufficient to offset the effect of significant sales of our common stock. We cannot assure you that we will achieve revenue growth, cost savings or other business economies.

  In addition, your percentage of ownership and voting power, and the price of our common stock may decrease because we may issue a substantial number of shares of common stock, or securities convertible, or exercisable into our common stock. We may also issue additional warrants and options to purchase shares of our common stock. These future issuances could be at values substantially below the price paid for our common stock by current stockholders. We may conduct additional future offerings of our common stock, preferred stock, or other securities with rights to convert the securities into shares of our common stock, which may result in a decrease in the value or market price of our common stock.

  Our directors and executive officers beneficially own a substantial amount of our common stock.

  Accordingly, these persons, as a group, will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of their fiduciary duties by the directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

  We do not expect to pay dividends for the foreseeable future.

  For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

  We are subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies.

  We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

  Risks Relating to the Laurus Transaction

  We have substantial indebtedness to Laurus Master Fund, Ltd. which is secured by all of our assets and a stock pledge of our subsidiary, All-Star Beverages, Inc. If an event of default occurs under the secured note issued to Laurus, Laurus may foreclose on our assets and we may be forced to curtail our operations or sell some of our assets to repay the note.

  On October 26, 2004, we entered into a $5 million credit facility with Laurus Master Fund, Ltd. pursuant to a secured convertible term note and related agreements. Subject to certain grace periods, the notes and agreements provide for the following events of default (among others):

    Failure to pay interest and principal when due;

    An uncured breach by us of any material covenant, term or condition in any of the notes or related agreements;

    A breach by us of any material representation or warranty made in any of the notes or in any related agreement;

    Any money judgment or similar final process filed against us for more than $50,000;

    Any form of bankruptcy or insolvency proceeding instituted by or against us;

    Suspension of our common stock from our principal trading market for five consecutive days or five days during any ten consecutive days;

    Failure to timely deliver our shares of common stock upon conversion; and

    Change in the controlling ownership.

  In the event of a future default under our agreements with Laurus, Laurus may enforce their rights as a secured party and we may lose all or a portion of our assets or be forced to materially reduce our business activities.

  There can be no assurance that we will satisfy all of the conditions of the agreements executed in the private placement with Laurus.

  Pursuant to the terms of certain agreements, we are subject to a condition subsequent to obtain an effective registration statement permitting the resale of common stock issued upon the exercise of the conversion rights of the purchaser and the exercise of the warrants by the purchaser on or before one hundred (100) days. Although we believe that we will meet the deadline for obtaining an effective registration statement, there can be no assurance that such a statement will be declared effective within the time required. Failure to satisfy this condition subsequent would constitute a default. In connection with the transaction, we have granted to the purchaser a security interest in all of our assets.

  The issuance of shares to Laurus upon conversion of the convertible term note and exercise of their warrants may cause immediate and substantial dilution to our existing stockholders. Future sales of common stock by Laurus and our existing stockholders could result in a decline in the market share of our stock.

  The issuance of shares upon conversion of the convertible term note and exercise of warrants may result in substantial dilution to the interests of other stockholders. Laurus may ultimately convert and sell the full amount issuable on conversion. Although Laurus in some cases may not, subject to certain exceptions, convert their term note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent Laurus from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Laurus could sell more than this limit while never holding more than this limit, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock including other selling security holders in this offering.

  It is likely at the time shares of common stock are issued to Laurus, the conversion price of such securities will be less than the market price of the securities. The issuance of common stock under the terms of our agreements with Laurus will result in dilution of the interests of the existing holders of common stock at the time of the conversion. Furthermore, the sale of common stock owned by Laurus as a result of the conversion of the convertible term note may result in lower prices for the common stock if there is insufficient buying interest in the markets at the time of conversion.

  Laurus has no obligation to convert shares if the market price is less than the conversion price.

  Laurus has no obligation to cause us to issue common stock if the market price is less than the applicable conversion price. On December 6, 2004, the closing price of our stock was $0.60. The convertible note has a conversion price of $0.57. Laurus has no obligation to convert the securities or to accept common stock as payment for interest if the market price of the securities for five trading days prior to a conversion date is less than 110% of the conversion price. The amount of common stock that may be issued to Laurus is subject to certain limitations based on price, volume and/or the inventory of our common stock held by Laurus.

  AVAILABLE INFORMAITON

  We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0030. Our filings are also available through the SEC's Electronic Date Gathering Analysis and Retrieval System which is publicly available through the SEC's website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates.

  We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibtheir and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibtheir and schedules can be reviewed through EDGAR.

  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Some of the statements under "Prospectus Summary", "Risk Factors", "Management Discussion and Analysis", "Description of Business", and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "intends to", "estimated", "predicts", "potential", or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors", "Management Discussion and Analysis" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

  (The Balance of This Page Intentionally Left Blank)

  USE OF PROCEEDS

  We will not receive any proceeds from the sale of the shares of common stock offered by the selling security holders or their transferees. We will receive proceeds up to $1,678,947.60 upon exercise of all the warrants. As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of American Water Star at such time. We are paying all expenses incurred in connection with the registration of the shares of common stock by this prospectus.

  SELLING SECURITY HOLDERS

  The shares to be offered by the selling security holders are "restricted" securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the "Securities Act") to give the selling security holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling security holders. The selling security holders may from time to time offer and sell all or a portion of their shares on the American Stock Exchange, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

  Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

  This prospectus relates to the resale from time to time of up to a total of 14,071,052 shares of our common stock by the selling security holders, which shares are comprised of the following:

  (A) 13,421,052 shares to be registered in connection with our debt financing private placement with Laurus Master Fund, Ltd. ("Laurus"), which shares consist of: (i) up to 10,877,192 shares issuable to Laurus from time to time upon conversion of a $5.0 million secured convertible term note and conversion of interest thereon and (ii) 2,543,860 shares issuable upon the exercise of warrants issued to Laurus. The Laurus note is currently convertible into shares of our common stock at a conversion price of $0.57 per share and the warrant is exercisable at a price of $0.66 per share.

  (B) 500,000 shares to be registered as a finder's fee for the Laurus transaction.

  (C) 150,000 shares to be registered in connection with legal fees we paid to Stoecklein Law Group for the Laurus transaction and for various other corporate matters.

  Pursuant to the terms of our private placement with Laurus, we filed a registration statement on Form SB-2, of which this prospectus constitutes a part, in order to permit the selling security holders to resell to the public the shares of our common stock issued or issuable in connection with those transactions listed above. We have agreed with Laurus to register the shares underlying their convertible note and warrant and to keep the registration statement effective until the earlier of (i) the sale of all of the shares, or (ii) such time that all unsold shares may be sold immediately without registration under the Securities Act without volume restrictions pursuant to Rule 144(k). Other than as specified below, the selling security holders have each represented to us that they have obtained the shares for their own account for investment only and not with a view to, or resale in connection with, a distribution of the shares, except through sales registered under the Securities Act or exemptions thereto.

  The following table, to our knowledge, sets forth information regarding the beneficial ownership of our common stock by the selling security holders as of November 29, 2004 and the number of shares being offered hereby by each selling security holder. For purposes of the following description, the term "selling security holder" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling security holders. The information is based in part on information provided by or on behalf of the selling security holders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares, as well as any shares as to which the selling security holder has the right to acquire beneficial ownership within sixty (60) days after November 29, 2004 through the exercise or conversion of any stock options, warrants, convertible debt or otherwise. Unless otherwise indicated below, each selling security holder has sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by any selling security holder. We will not receive any of the proceeds from the sale of our common stock by the selling security holders.

  We have also agreed with our selling security holders to pay all expenses in connection with the registration and sales of shares, fees and disbursements of counsel and other representatives of the selling security holders, and any stock transfer taxes payable by reason of any such sale.

  As part of our agreement with Laurus in the private placement, Laurus agreed that it may not receive shares of our common stock in conversion of the note or exercise of the warrants issued to Laurus to the extent such conversion or exercise would result in Laurus beneficially owning in excess of 4.99% of the issued and outstanding shares of our common stock. This restriction may be waived upon an event of default or at any time by Laurus upon 75 days prior notice to us. Further, Laurus has agreed that at no time shall their beneficial ownership exceed 19.99% of our issued and outstanding common stock. In no event may we issue more than 19.99% of the issued and outstanding common stock without the prior consent of our stockholders. Laurus has also agreed that it will not convert the note or exercise the warrant for more than 3,898,136 shares of common stock at a price of below $0.60 unless the issuance of the shares has been approved by our stockholders. We covenanted that if at any point in time and from time to time the number of shares of common stock issuable to Laurus exceeded the 3,898,136 shares, we would promptly call a stockholders meeting to solicit approval of the issuance of more shares of common stock.

  The number of shares of common stock issuable upon the conversion of the convertible term note and the exercise of the warrants shown in the table below assumes the conversion of the full amount of the convertible note held by Laurus.

Selling Security Holder	Number of Shares of Common Stock Owned	Number of Shares Acquirable upon Exercise of Warrants	Total Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered (1)	Shares Beneficially Owned After Offering (2) Number Percentage

Laurus Master Fund, Ltd. (3)	10,877,192	2,543,860	13,421,052	13,421,052	0	***

Alpine Capital Partners, Inc. (4)	1,300,000	-	1,300,000	500,000	800,000 (5)	1%

Stoecklein Law Group (6)	150,000	-	150,000	150,000	0	***

***	Less than 1% of the issued and outstanding, 80,227,858 shares of common stock outstanding as of November 29, 2004.

    Includes all shares issuable upon conversion of the principal and interest to become due on the Note and shares issuable upon exercise of the warrants held by Laurus. Laurus has contractually agreed to restrict their ability to convert the Note or exercise the warrants held by Laurus and receive shares of our common stock such that all shares then held by Laurus will not exceed 4.99% of our outstanding shares of common stock unless there has been an event of default or Laurus provides us with 75 days prior notice.

    We do not know when or in what amounts a selling security holder may offer shares of common stock for sale. The selling security holders might not sell any or all of the shares offered by this prospectus. Because the selling security holders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling security holders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling security holders.

    On October 26, 2004, we entered into agreements with Laurus Master Fund, Ltd. to secure an $5.0 million funding through private placement of securities consisting of a secured convertible term note and warrants to purchase shares of our common stock. We are registering 13,421,052 shares of common stock in order to have sufficient common stock available to permit conversion of the Secured Convertible Term Note and exercise of warrants. Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C. We have been notified by the selling security holder that it is not a broker-dealer or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

    Alpine Capital Partners, Inc. was issued 500,000 shares as a finder's fee for the Laurus transaction. Evan Bines and Leslie Bines have voting and/or investment control over Alpine Capital Partners, Inc. We have been notified by the selling security holder that it is not a broker-dealer or affiliate of a broker-dealer and that they believe they are not required to be a broker-dealer.

    The 800,000 shares were registered for resale in a previous registration statement on Form SB-2 dated May 14, 2004.

    Stoecklein Law Group was issued 150,000 shares for legal services. Donald J. Stoecklein has sole voting and/or investment control over Stoecklein Law Group.

  PLAN OF DISTRIBUTION

  The shares covered by this prospectus may be offered and sold from time to time by the selling security holders. The selling security holders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. The selling security holders may sell the shares being offered hereby on the American Stock Exchange or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

    On any national securities exchange or quotation service at which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

    In the over-the-counter market;

    In private transactions;

    Through options;

    By pledge to secure debts and other obligations;

    Ordinary brokerage transactions and transactions in which the broker-dealer solictheir purchases;

    Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    Purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

    An exchange distribution in accordance with the rules of the applicable exchange;

    Settlement of short sales;

    The sale of specified number of shares at a stipulated price per share by agreement between the broker-dealers and the selling shareholders; or

    A combination of any of the above methods.

  We will not receive any of the proceeds from the sale of shares by the selling security holders, but we will be responsible for expenses incurred in connection with the registration of the shares. The selling security holders will be responsible for all selling commissions, underwriting fees, and stock transfer taxes applicable to the sale of shares pursuant to this prospectus.

  Laurus Master Fund Ltd., has agreed, pursuant to the securities purchase agreement with us, that neither it nor any of their affiliates and investment partners will (and it will not cause any person or entity, directly or indirectly, to) engage in "short sales" of our common stock for as long as their convertible term note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

  In addition, the selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act rather than pursuant to this prospectus, provided that they meet the criteria and conform to the requirements of Rule 144. However, the selling security holders may not sell all of the shares we are registering but rather transfer, devise, or gift such shares by other means not described in this prospectus.

  In effecting sales, brokers, dealers or agents engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

  In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and the selling security holder complies with the exemption.

  We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus available to selling security holders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

  The selling security holders and any other participating in a distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of the shares by the selling security holders and other persons participating in a distribution of the shares. Furthermore, under Regulation M, persons engaged in a distribution of the shares are prohibited from simultaneously engaging in market making and certain other activities with respect to the shares for a specified period of time prior to the commencement of such distributions subject to specified exceptions and exemptions. All of the foregoing may affect the marketability of the shares offered hereby. To the extent required by law, we may require the selling security holders, and their brokers, if applicable, to provide a letter that acknowledges compliance with Regulation M under the Securities Exchange Act of 1934 before authorizing the transfer of the selling security holders' shares of common stock.

  To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In particular, upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

    The name of each such selling security holder and of the participating broker-dealer(s);

    The number of shares involved;

    The initial price at which the shares were sold;

    The commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

    Other facts material to the transactions.

  In connection with the sale of the shares of common stock being offered hereunder, we have agreed to indemnify the selling security holders, and any person controlling them, against certain liabilities, including liabilities under the Securities Act of 1933, and those selling security holders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act of 1933. We have agreed with Laurus Master Fund, Ltd., to register the shares underlying their convertible term note and warrant and to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) the sale of the shares, or (ii) such time that all unsold shares may be sold immediately without registration under the Securities Act without volume restrictions pursuant to Rule 144(k).

  LEGAL PROCEEDINGS

  On February 17, 2004, a complaint was filed in Superior Court in the County of Los Angeles, State of California, Case No. BC310716 styled American Water Star, Inc., etc. v. Kevin O'Keefe, an individual, CIBC Oppenheimer, a division of CIBC World Markets Corp, a Delaware corporation; Oppenheimer & Co., Inc., a New York corporation, Brighton Opportunity Fund, etc. et al. In this case, the Company asserted various contract and tort claims, including fraud, against each of the defendants for an amount approximately $30,000,000. The case has been remanded to state court after it was first removed to federal court on April 1, 2004. No cross-claims have yet been asserted against the Company. The case was recently ordered to arbitration. It is not possible at this time to predict the outcome of this litigation.

  On April 2, 2004, the Company was served with a complaint, styled South Beach Beverage Company, Inc., a Delaware Corporation, vs. American Water Star, Inc., a Nevada Corporation, and Roger Mohlman, Defendants, United States District Court, District of Nevada, Case No. CV-S-04-0387-KJD-LRL. Plaintiff alleged trademark infringement and was seeking a permanent injunction against the Company's use of certain trademarks. The case was settled on September 10, 2004, for the amount of $20,000 in cash which was received by American Water Star in early November, and upon American Water Star's express abandonment of the trademark objects of this litigation and with the stipulation that American Water Star cancels their pending proceeding in the U.S. Patent and Trademark Office.

  On April 14, 2004, a complaint was filed in the Lake Superior/Circuit Court in the County of Lake, State of Indiana, Case No. 45C010404PL00085, styled Michiana Dairy Products LLC, Plaintiff vs. All-Star Beverages, Inc., and Roger Mohlman, Defendants. The complaint alleged breach of contract and fraudulent inducement. Plaintiff seeks damages of $13,000,000 for ten years of lost proftheir and pre-judgment interest thereon. All-Star has denied the material allegations of the complaint and has filed a counter-claim against Michiana Dairy Products, LLC and a third-party complaint against Enhance Packaging Technologies, Inc. n/k/a Liqui-Box Canada, Inc. In the counter-claim and third party complaint, All-Star alleged breaches of contract, good faith, and fair dealing, negligence, indemnification, breach of express warranty, breach of implied warranty, fraud, constructive fraud, and promissory estoppel, and damages. All-Star believes Plaintiff's allegations are without merit and that Plaintiff has damaged All-Star. Discovery has commenced. All-Star intends to pursue this matter vigorously. A Case Management Conference was held on October 13, 2004 where the court set dates for discovery and motions.

  On May 14, 2004, the Company was served with a complaint styled First Advisory, LLC, Plaintiff vs. American Water Star, Inc., and Thomas Krucker, Defendants, Circuit Court for Baltimore County, Maryland, Case No. C-04-4853. On May 28, 2004 the Company filed a Notice of Removal. Plaintiff has alleged causes of action for breach of contract, specific performance, and a declaratory judgment regarding the earning of certain shares of the Company's common stock. Plaintiff seeks the delivery of 400,000 restricted shares of the Company's common stock, the delivery of an additional 700,000 shares of the Company's common stock without restrictions, and registration of 150,000 previously issued and delivered shares of the Company's common stock. From November 2003 through January 2004 the Company was selling shares of their common stock directly to investors between $0.86 and $0.90. The Company brought a Motion to Dismiss for Lack of Personal Jurisdiction or in the alternative a Transfer for Convenience to Nevada. The Company believes that the allegations are without merit and intends to defend this matter vigorously. The motion to transfer venue to Las Vegas was successful and a Status Conference Report has been scheduled with the Nevada District Court on December 16, 2004.

  On June 28, 2004, the Company joined by other creditors, filed involuntary bankruptcy petitions against Geyser Products, LLC and Water Star Bottling, Inc., in United States Bankruptcy Court, District of Nevada, Case No. 04-14573 and Case No. 04-14578. The Company believes it is owed substantial sums of money from the latter, debtor entities. The Company believes that neither of the debtor entities have any hard or substantial assets from which to make recovery, but, the Company also believes that the debtor entities may be pursuing litigation on their own behalf and that the principals of the debtor entities may intend to keep any settlement proceeds for themselves, rather than distribute proceeds to creditors. If the involuntary petitions are successful, a bankruptcy trustee would take control over any claims or lawsutheir and would insure that settlement proceeds are distributed to creditors. While the Company is confident in the mertheir of their involuntary petition, the Company could be required to pay attorneys fees and costs in the event it does not prevail in their efforts to force the debtor entities into bankruptcy. Trial for both cases is currently set for January 3, 2005.

  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

  The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Information as to our current directors and executive officers is as follows:

Name	Age	Title

Roger Mohlman	57	President, CEO, Treasurer, Chairman of the Board
Dale Barnhart	56	CFO, Secretary, Director
Dale Paisley	63	Independent Director, Chairman of Audit Committee
David Lieberman	60	Independent Director
Dr. Mark DeBruin	44	Independent Director

  Duties, Responsibilities, and Experience

  Roger Mohlman has been the President, Treasurer, CEO and Chairman of the Board of American Water Star since August of 2002. From 1986 to July 2002, Mr. Mohlman was the President of Camelot Ltd., LLC, a holding company for various businesses, including Rumours, Delizia, and Excalibur Awards. From January 1998 until June 2001, he was the CEO and President of Venda Tel, Inc. and Merlin Computers, manufacturers of slot machines and telco equipment and software. From 1981 to 1997, Mr. Mohlman was the owner of Pobeda Manufacturing, Inc. in Mexico, a licensee for manufacturing name-brand clothing for U.S. companies. Mr. Mohlman has over 30 years of experience in product licensing and business development. Prior to joining American Water Star, Mr. Mohlman in 2001 was found guilty of a misdemeanor for unlicensed practice of contracting in California. Mr. Mohlman currently devotes substantially all of his time to American Water Star and their subsidiaries.

  On June 28, 2004, American Water Star joined with other creditors and filed involuntary bankruptcy petitions against Geyser Products, LLC and Water Star Bottling, Inc., in United States Bankruptcy Court, District of Nevada.

  Dale Barnhart has been the CFO, Secretary and a member of the board of American Water Star since June 30, 2004. Mr. Barnhart has over 36 years of merchandising, buying and grocery retail experience. On March 1, 2004, Mr. Barnhart joined American Water Star, Inc as President of Geyser Beverages, Inc. He directed brand management, merchandising and sales for the Geyser Beverage product line. As of June 30, 2004, he accepted the position of Chief Financial Office of American Water Star, Inc. From 2000 to 2004, Mr. Barnhart was a buyer for Big Saver, where he implemented buying techniques, administering weekly and quarterly inventory programs to track and increase proftheir, created a effective accounting program to eliminate unpaid revenue. From 1999 to 2000, Mr. Barnhart was Deli and Sales manager at Albertsons/ Max Foods, where he created and implemented a re-merchandising plan for 28 deli departments. He attended Rio Hondo Junior College, majoring in Accounting and Corporate Taxation, as well as being a Certified and Bonded Tax Preparer.

  Dale Paisley was appointed as a member of the board of American Water Star in June 2004. Mr. Paisley also serves as the Chairman and Financial Expert for the American Water Star Audit Committee. For more than the past five years, Mr. Paisley has been a financial and accounting consultant, primarily to small publicly held companies. He assists his clients with regulatory reporting with the Securities and Exchange Commission and state agencies. Between 1977 and 1991, Mr. Paisley was a partner in the international accounting firm of Coopers & Lybrand (now PricewaterhouseCoopers), where he served as engagement partner for a variety of publicly held companies.

  From 1999 to October 2002, Mr. Paisley provided consulting services to, and has served as temporary Chief Financial Officer and Chief Executive Officer of, several public and private companies, including American Inflatables, Inc. from 1998 to 2000. From October 2002 until December 2003, he was President of SoCal Waste Group, Inc., a California corporation located in Orange, California, that provides solid waste transportation services and from February 2003 until December 2003 he was Chief Executive Officer and Chief Financial Officer of USA Biomass Corporation, a Delaware corporation located in Orange, California, that is the parent of SoCal Waste Group, Inc. He has served on the

  Board of Directors of USA Biomass Corporation since February 2003. From 1997 to 1998, Mr. Paisley was a member of the Board of Directors and Chairman of the audit committee of Amcor Financial Corporation, a Delaware corporation located in Coachella, California, that was an agribusiness and real estate company. Mr. Paisley received his B.S. in accounting from San Diego State University.

  David Lieberman was appointed as a member of the board of American Water Star in June 2004. Mr. Lieberman also serves as a member of the American Water Star Audit Committee. Since July, 2003, Mr. Lieberman has been the Chief Financial Officer of John Goyak & Associates, a Las Vegas, Nevada, aerospace consulting firm. From 2000 to 2003, Mr. Lieberman owned his own business, Lieberman & Associates, which provided various financial and accounting services to several clients. From 1997 to 2000, he served as President of International Purity Corporation, a Saginaw, Texas, manufacturer of water filtration systems, as well as having served as the President of JLS Services, Inc., a Las Vegas, Nevada, company that managed 20 partnerships with net assets in excess of $100 million. Further, from February 2001 to January 2002, Mr. Lieberman provided consulting services for The Amanda Company, a publicly traded Utah corporation, in the business of supplying call processing software systems. In January 2002, he was appointed The Amanda Company's chief financial officer and served in that capacity through May 2002. In addition, between 1998 and 2000, Mr. Lieberman served as the Chief Operating Officer of Equinox International Corporation, a Las Vegas, Nevada, network marketing company; Advanced Marketing Seminars, a Las Vegas, Nevada, motivational seminar company; and BG Management Services, a Las Vegas, Nevada, holding company for various businesses and partnerships. After receiving his B.A. in business from the University of Cincinnati, Mr. Lieberman became a Certified Public Accountant in the State of California, where he was employed by Price Waterhouse (now PricewaterhouseCoopers) as a Senior Accountant between 1967 and 1972.

  Dr. Mark DeBruin has been a member of the board of American Water Star since August 2004. Dr. DeBruin is a Medical Doctor and licensed in both medicine and surgery. Dr. DeBruin was Board certified in Family Practice in 1990 and recertified in 1996. Since 1990 until present, Dr. DeBruin has maintained a private medical practice in Orangevale, CA. Dr. DeBruin also serves as a consultant to Mercy Hospital of Folsom, active staff, and at Sutter Roseville Medical Center, courtesy. In addition to his private practice, Dr. DeBruin holds administrative positions as a Proctor at the California Osteopathic State Boards, Family Practice Chief at Mercy Hospital of Folsom, Primary Care Physician Chief at Hill Physicians network and as a Medical Doctor at Ultracare Home Health. Dr. DeBruin is a member of the American Medical Association, Sacramento Osteopathic Medical Association, California Medical Association, American Osteopathic Association and American Academy of Family Practice.

  Election of Directors and Officers

  No Executive Officer or Director of American Water Star has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

  No Executive Officer or Director of American Water Star, except for Mr. Mohlman's conviction of unlicensed practice of contracting, has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

  No Executive Officer or Director of American Water Star is the subject of any pending legal proceedings.

  Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this filing, our CEO and President, Roger Mohlman, was not current in his reports under this section.

  Audit Committee

  Prior to June 17, 2004, we did not have an Audit Committee and our board of directors performed the necessary functions of an Audit Committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements, and their audit report; and reviewing management's administration of the system of internal accounting controls.

  Since June 17, 2004, we have established and appointed members of the Board to the Audit Committee. The Audit Committee is comprised of two directors; Messrs. Paisley (Chairman) and Lieberman. None of the members of the Audit Committee are or have been our officers or employees, and each member qualifies as an independent director as defined by Section 121B(2)(c) of the American Stock Exchange Company and Section 10A(m) of the Securities Exchange Act of 1934, and Rule 10A-3 thereunder. The Audit Committee held 3 meetings (including telephonic meetings) since being established.

  The Audit Committee has the sole authority to appoint (subject to ratification by our stockholders) and, when deemed appropriate' replace our independent auditors, and has established a policy of pre-approving all audit and permissible non-audit services provided by our independent auditors. The Audit Committee has, among other things, the responsibility to evaluate the qualifications and independence of our independent auditors; to review and approve the scope and results of the annual audit; to evaluate with the independent auditors our financial staff and the adequacy and effectiveness of our systems and internal financial controls; to review and discuss with management and the independent auditors the content of our financial statements prior to the filing of our quarterly reports on Form 10-QSB and annual reports on Form 10-KSB; to review the content and clarity of our proposed communications with investors regarding our operating results and other financial matters; to review significant changes in our accounting polices; to establish procedures for receiving, retaining, and investigating reports of illegal acts involving us or complaints or concerns regarding questionable accounting or auditing matters, and supervise the investigation of any such reports, complaints or concerns; to establish procedures for the confidential, anonymous submission by our employees of concerns or complaints regarding questionable accounting or auditing matters; and to provide sufficient opportunity for the independent auditors to meet with the committee without management present.

  Audit Committee Report

  Prior to the adoption of the Audit Committee, the Board of Directors fulfilled the duties of reviewing and discussing with management the audited financial statements included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003. This review included a discussion of the quality and the acceptability of the Company's financial reporting and controls.

  During the past fiscal year, the Board of Directors discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61. The Board of Directors also received during the past fiscal year the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1 and has discussed with the independent auditors their independence.

  Based on the reviews, discussions, and disclosures referred above, the Company's audited financial statements for the fiscal year ended December 31, 2003 was recommended to be included in American Water Star's Annual Report filed on Form 10-KSB for such fiscal year.

  Since the adoption of an Audit Committee on June 17, 2004, the Committee held 3 meetings during this year, including telephonic meetings. The meetings were designed to facilitate and encourage communication among the Committee, management, and American Water Star's independent auditors.

  The Committee reviewed with Kelly & Company, American Water Star's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of American Water Star's accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. The Committee discussed with Kelly & Company the overall scope and plans for their annual audit and will assume the roles previously performed by the Board of Directors.

  During the Audit Committee meetings held this year, the possibility of a "going concern" statement was discussed as a possible issue for the periods ended September 30, 2004 and December 31, 2004. The auditors said indictors such as, a working capital deficit, limited sales, continued operating losses, lack of credit facility necessary to support operations and adverse key financial ratios, would be evaluated to determine if a "going concern" statement would be given.

  The material in this report is not "soliciting material" and is not deemed filed with the SEC and is not to be incorporated by reference in any filing of American Water Star's under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

  Submitted by the Audit Committee of the Board of Directors,

  Dale Paisley

  David Lieberman

  Code of Ethics

  A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

    Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

    Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to the Commission and in other public communications made by an issuer;

    Compliance with applicable governmental laws, rules and regulations;

    The prompt internal reporting of violations of the code to the Audit Committee; and

    Accountability for adherence to the code.

  We adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our officers and directors serve in all the above capacities. We will provide an electronic or paper copy of the code of ethics free of charge, upon request made to our Company Secretary. If any substantive amendments are made to the written code of ethics, or if any waiver (including any implicit waiver) is granted from any provision of the code to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

  Nominating Committee and Corporate Governance Committee

  Prior to June 17, 2004, we did not have a Nominating and Corporate Governance Committee Charter. Our board of directors performed the necessary functions associated with a Nominating and Corporate Governance Committee.

  Since June 17, 2004, we have drafted a Nominating and Corporate Governance Committee Charter and have appointed members of the Board to the Committee. The Nominating and Corporate Governance Committee is comprised of three directors. The current members are Messrs. Paisley, Lieberman, and Dr. DeBruin. Each member of the Nominating and Corporate Governance Committee qualifies as an independent director as defined by Section 121 of the American Stock Exchange Company Guide. The Nominating and Corporate Governance Committee held one meeting since their inception on June 17, 2004.

  The Nominating and Corporate Governance Committee has the responsibility to ensure that the Board is properly constituted to meet their fiduciary obligations to American Water Star and our stockholders and that we have and follow appropriate governance standards. To carry out this purpose, the Nominating and Corporate Governance Committee has the responsibility to annually review the Code of Ethics; develop and continually assess and monitor compliance with appropriate corporate governance guidelines; to evaluate the criteria for Board membership and the independence of Board members; and to oversee the evaluation of the performance of our Board and their committees and our management. In addition, the Nominating and Corporate Governance Committee also has the responsibility to identify, evaluate and recommend candidates to our Board and their election as members of our Board.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on November 29, 2004, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.

  The percentage of beneficial ownership for the following table is based on 80,227,858 shares of common stock outstanding as of November 29, 2004. The percentage of beneficial ownership after the offering is based on 93,648,910 shares of common stock outstanding assuming the issuance of 2,543,860 shares of common stock that may be issued upon exercise of warrants and 10,877,192 shares of common stock that may be issued upon conversion of a convertible term note held by selling security holders.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after November 29, 2004 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

  Security Ownership of Management & Certain Beneficial Owners

Name and Address of Beneficial Owner (1), Officer, or Director	Number of Shares	Percent Before Offering (2)	Percent After Exercise of Warrants and Convertible Term Note (2)(3)
Roger Mohlman, President, CEO, and Chairman	34,436,891	42.9%	36.8%
Jerry Ludeman (4), Prior Secretary and Director	100,000	0.1%	0.1%
Dale Barnhart, CFO, Secretary, and Director	300,000	0.4%	0.3%
Dale Paisley, Director	130,000	0.2%	0.1%
David Lieberman, Director	120,000	0.1%	0.1%
Mark DeBruin (5), Director	1,128,095	1.4%	1.2%

Total of all Officers, Directors, and Beneficial Owners	36,214,986	45.1%	38.6%

    As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). All addresses are care of the Company, 4560 South Decatur Boulevard, Las Vegas, NV 89103.

    Figures are rounded to the nearest tenth of a percent.

    The percentage of beneficial ownership is based on 93,648,910 shares of common stock outstanding assuming the issuance of 10,877,192 shares of common stock that may be issued upon conversion of a convertible term note held by Laurus and 2,543,860 shares of common stock that may be issued upon exercise of warrants.

    On June 30, 2004, Jerry Ludeman resigned as one of our directors and as our Secretary. Dale Barnhart was appointed to the Board to serve in the vacancy created by Mr. Ludeman's resignation and Mr. Barnhart was also appointed as the new Secretary for the Company. Subsequent to Mr. Ludeman's resignation, he received an additional 50,000 shares of common stock.

    This amount reflects 10,000 shares held in custody for Daniel Steven DeBruin, 10,000 shares held in custody for Michelle Christine DeBruin, and 988,095 shares held in a revocable trust for Mark and Susan DeBruin.

  DESCRIPTION OF SECURITIES

  Common Stock

  Our articles of incorporation authorizes the issuance of 150,000,000 shares of common stock, $0.0001 par value per share. As of November 29, 2004, there were 80,227,858 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in their discretion from surplus funds. In the event of liquidation, dissolution, or winding up of American Water Star, common stockholders are entitled to share pro rata all assets after payment in full of all liabilities. Common stockholders have no preemptive right to purchase, subscribe, or otherwise acquire any shares of our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

  Preferred Stock

  Our articles of incorporation authorizes the issuance of 20,000,000 shares of preferred stock, $0.0001 par value per share. Of this authorized preferred stock is 4,100,000 shares of designated Series A preferred stock. There are no preferred or Series A preferred shares outstanding as of the date of this prospectus. The Board of Directors may issue the preferred stock from time to time as shares of one or more classes or series. Our board of directors, subject to the provisions of our articles of incorporation and limitations imposed by law, is authorized to:

    Adopt resolutions;

    To issue the shares;

    To fix the number of shares;

    To change the number of shares constituting any series; and

    To provide for or change the following:

      the voting powers;

      designations;

      preferences; and

      relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:

        dividend rights (including whether dividends are cumulative);

        dividend rates;

        terms of redemption (including sinking fund provisions);

        redemption prices;

        conversion rights; and

        liquidation preferences of the shares constituting any class or series of the preferred stock.

  In each of the listed cases, we will not need any further action or vote by the stockholders.

  One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of American Water Star by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock.

  Series A Preferred Stock

  The following Designation sets forth the specific attributes to be attached to the class of Series A Convertible Preferred Stock (the "Series A Stock") of American Water Star, Inc., a Nevada corporation (the "Corporation"), as prescribed by the Board of Directors of the Corporation in accordance with Section 78.195 of the Domestic and Foreign Corporation Laws of the State of Nevada (the "Nevada Corporations Law"):

  1. Voting Rights. The holders of Series A shall have voting rights providing for thirty (30) votes for each share of Series A Stock owned by such holder on all matters that are properly subject to the vote of all holders of common stock of the Corporation.

  2. Liquidation Rights.

  (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of the Series A Stock shall be entitled to be paid out of the assets of the Corporation an amount (the "Liquidation Preference") equal to the product of

  (i) $1.87 for each share of Series A Stock owned by such holder as of the effective date of such liquidation (the "Liquidation Date"), multiplied by (ii) the number of shares of Series A Stock owned of record by such holder as of the Liquidation Date (as adjusted for any combinations, spltheir, recapitalization and the like with respect to such shares in the manner set forth herein).

  (b) After the payment of the full Liquidation Preference as set forth in Section 2(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed among all holders of the Common Stock until such time as they have received, in the aggregate, an amount equal to the total amount of the Liquidation Preference distributed to the holders of the Series A Stock pursuant to Section 2(a) above, which amount shall be distributed to each holder of Common Stock on a pro rata basis in accordance with such Common Stock holder's percentage of ownership of the total number of shares of Common Stock issued by the Corporation and outstanding as of the Liquidation Date.

  (c) Upon completion of the distributions described in Sections 2(a) and 2(b) above, to the extent that there remains any further, undistributed assets of the Corporation, each of the holders of Common Stock and the Series A Stock shall receive, on a pro rata basis in accordance with such Common and Series A Stock holder's percentage of ownership of the total combined number of shares of Common Stock and Series A Stock outstanding as of the Liquidation Date, the remaining amount of undistributed assets of the Corporation available for distribution as of such Liquidation Date.

  (d) The following events shall be considered a "liquidation" under this Section:

  (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation sell or transfer to any other party or parties all or substantially all of the capital stock of the Corporation (an "Acquisition");

  (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer"); or

  (iii) the occurrence of at least one of any of the events described in Sections 78.620 through 78.630, Section 78.650 or 78.655 of the Nevada Corporations Law.

  (e) If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Stock of the Liquidation Preference set forth in Section 2(a) after payment in full of all other outstanding debts, judgments or other obligations of the Corporation as of the Liquidation Date, then such assets shall be distributed among the holders of the Series A Stock at the time outstanding, on a pro rata basis in proportion to the full amounts to which they would otherwise be respectively entitled if the entire amount due and payable pursuant to Section 2(a) above were available for distribution at such time.

  3. Conversion Rights.

  The holders of the Series A Stock shall have the following rights with respect to the conversion of the Series A Stock into thirty (30) shares of Common Stock (the "Conversion Rights"):

  (a) Conversion Date. Each Series A Stock shall automatically convert into thirty (30) shares of Common Stock within ten (10) days after the earlier to occur of (a) the date that such conversion is requested by the holder of Series A Stock as contemplated herein; (b) the initial public offering of the Common Stock on a registration statement filed with the Securities and Exchange Commission; or (c) the acquisition of all or substantially all of the assets or capital stock of the Company. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

  (b) Conversion Rate. Each share of Series A Stock is convertible, without further consideration from the Holder thereof, into thirty (30) shares of Common Stock.

  (c) Mechanics of Conversion. Such conversion shall be effectuated by surrendering to the Company, or their attorney, the Series A Stock to be converted, together with a written document, signed by the holder of Series A Stock, requesting that such conversion be effected.

  (d) Common Stock to be Issued. Upon the conversion of any Series A Stock and upon receipt by the Company or their attorney of a facsimile or original of the holder's signed request for conversion, the Corporation shall issue the applicable stock certificate with restrictive legends as required by applicable law, in the name of the purchaser (or their nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable.

  (e) Reservation of Stock Issuable Upon Conversion. The Corporation shall within ten days of receipt of notice of intent to convert keep available out of their authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of their shares of Common Stock as shall from time to time by sufficient to effect the conversion of all outstanding shares of the Series A Stock. If after the expiration of the ten day notice the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, the Corporation will take such corporate action as may, in the opinion of their counsel, be necessary to increase their authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

  (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock. All shares of Common Stock (including a fraction thereof) issuable upon conversion of more than one share of Series A Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, round the fraction up or down, as the case may be, to the nearest whole share.

  (g) Notices. Any notice required by the provisions of this Section 3 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipients; or, if not, then on the next successive business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation as of the date of such notice.

  (h) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Stock so converted were registered.

  (i) Other Rights. Except to the extent specifically set forth herein, the holders of the Series A Stock shall be entitled to all of the rights and beneftheir enjoyed by the holders of the Corporation's Common Stock under their Articles of Incorporation and Bylaws, as the same may be amended from time to time, and under applicable law.

  4. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the date that the first share of Series A Stock is issued (the "Original Issue Date") the Common Stock issuable upon the conversion of the Series A Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise, then, in any such event, without change to the number of Series A Stock owned, (i) the number of shares each holder of Series A Stock shall have the right thereafter to convert into shall be proportionately adjusted, and (ii) the number of votes each holder of Series A Stock is entitled to under Section 1 hereof shall be proportionately adjusted.

  5. Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any asset transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Stock at least ten (10) days prior to the record date specified therein a notice specifying: (A) the date on which any such record is to be taken for the purpose of such distribution and a description of such distribution; (B) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up is expected to become effective; and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, asset transfer, dissolution, liquidation or winding up.

  6. Dividends. The holders of the Series A Stock shall be entitled to receive cumulative non-compounded annual dividends equal to one half of one percent (0.05%) of $1.87 before any dividends are declared or paid on the Company's Common Stock, and before any of the Company's Common Stock is redeemed. The cumulative non-compounded annual dividend shall be paid by the issuance of additional Series A Stock based on $1.87 per share of Series A Stock.

  Laurus Master Fund Convertible Note and Warrant

  On October 28, 2004, we completed a $5 million the financing transaction with Laurus. Under the terms of the Laurus financing we issued a Secured Convertible Term Note (the "Note") in the aggregate principal amount of $5,000,000 and a warrant (the "Warrant") to purchase an aggregate of 2,543,860 shares of our common stock at $0.66 per share for five years. The Note is convertible into shares of our common stock based upon the average closing price of the Common Stock for the five trading days preceding repayment, which may not be greater than or equal to one hundred and ten percent (110%) of the Fixed Conversion Price and the amount of conversion can not exceed twenty-five percent (25%) of the aggregate dollar trading amount for the previous twenty-two days of the repayment date.

  The following describes certain material terms of the financing transaction with Laurus. The description below is not a complete description of all terms of the financing transaction and is qualified in their entirety by reference to the agreements entered into in connection with the financing, which were filed as exhibtheir to the Form 8-K current report filed on November 4, 2004.

  Note Maturity Date and Interest Rate. The Note matures on October 26, 2007 absent earlier redemption by us or conversion by Laurus, as described below. Annual interest on the Note is equal to the "prime rate" published in the The Wall Street Journal from time to time, plus three percent (3.0%), provided, that, such annual rate shall not be less than six percent (6.0%) and no more than nine percent (9.0%), subject to certain downward adjustments resulting from certain circumstances relating to the trading value of the Common Stock.

  Payment of Interest and Principal. Interest on the Note is payable monthly in arrears on the first day of each moth during the term of the Note, commencing on December 1, 2004. In addition, commencing on February 1, 2005, we are required to make monthly principal payments of $151,515.15 per month (together, with any accrued and unpaid interest to date on such portion of the Principal Amount plus any and all other amounts which are then owing under the Note, the ("Monthly Payment Amount").

  Note Conversion Rights. All or a portion of the outstanding principal and interest due under the Note may be converted into shares of our common stock upon satisfaction of certain conditions. The fixed conversion price under the Note is $0.57 per share, (the "Fixed Conversion Price"). In no event shall Laurus exceed an aggregate of 3,898,136 shares of common stock without the prior approval of our stockholders.

  Laurus may, at any time, convert the outstanding indebtedness of the Note into shares of Common Stock at the then applicable Fixed Conversion Price.

  Laurus shall be required to convert into shares of common stock the Monthly Payment Amount in the event that (i) the average closing price of our common stock for the five trading days preceding the due date of a Monthly Payment Amount is greater than 110% of the Fixed Conversion Price ($0.627 per share), and (ii) the amount of conversion does not exceed 25% of the aggregate dollar trading volume of our common stock for the 22 trading days immediately preceding the payment date.

  In the event that all or any portion of the Monthly Payment Amount is paid in cash, we shall be required to pay Laurus an amount equal to 102% of the Monthly Amount of the cash portions of the Monthly Payment Amount being paid.

  Warrant Terms. The Warrant grants Laurus the right to purchase up to 2,543,860 shares of our Common Stock at an exercise price of $0.66 per share. The Warrants expires on October 26, 2009.

  Restrictions on Conversion of Note and Exercise of Warrant. Notwithstanding anything to the contrary set forth above, we may pay amounts due under the Note in shares of Common Stock only so long as there is an effective registration statement on file covering the resale of such shares or an exemption from such registration is available under Rule 144 of the Securities Act. In addition, Laurus is not entitled to receive shares upon exercise of the Warrant, upon payment of principal and interest on the Note, or upon conversion of the Note if such receipt would cause Laurus to be deemed to beneficially own in excess of 4.99% of the outstanding shares of our Common Stock on the date of issuance of such shares. Such provision may be waived by Laurus upon 75 days prior written notice to us, except that at no time shall the beneficial ownership exceed 19.99% of our outstanding shares of Common Stock.

  Right to Redeem Note. We have the option of prepaying the outstanding Amortizing Principal Amount in whole or in part by paying an amount equal to 125% of the principal amount being redeemed by giving at least 7 business days prior written notice of redemption to Laurus.

  Security for Note. The Note is secured by a stock pledge of All-Star Beverages, one of our subsidiaries, pursuant to the Subsidiary Guaranty and a blanket lien on substantially all of our assets pursuant to the terms of a Security Agreement executed by us. If an event of default occurs under the Security Agreement or Note, Laurus has the right to accelerate payments under the Note and, in addition to any other remedies available to it, foreclose upon the assets securing the Note.

  Registration Rights. Pursuant to the terms of the Registration Rights Agreement between Laurus and us, we are obligated to file a registration statement registering the resale of shares of our Common Stock issuable upon conversion of the Note and exercise of the Warrant. We are required to file a registration statement on or before December 10, 2004 and have the registration statement declared effective on or prior to February 3, 2005. If the registration statement is not timely filed, or declared effective within the timeframe described, or if the registration is suspended other than as permitted, in the Registration Rights Agreement, we will be obligated to pay Laurus a fee equal to 2.0% of the original principal amount of the Note for each 30 day period (pro rated for partial periods) that such registration conditions are not satisfied.

  Right of Laurus to Make an Additional Investment. We have granted Laurus the right, exercisable in the 270 day period following closing of the financing, to complete an additional financing of up to $2 million on substantially the same terms and conditions as the financing transaction described above.

  Right of First Refusal. Subject to certain exceptions, we have granted Laurus a right of first refusal to provide additional financing to us in the event that we propose additional debt financing or to sell any equity securities.

  Additional Restrictions. The financing documents contain certain restrictions regarding our operations while 25% of the principal amount of the Note is outstanding. Such restrictions include our agreement that, except with Laurus' prior written consent (such consent not to be unreasonably withheld), it will not issue any (i) debt securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, or (ii) any equity securities with a continuously variable/floating conversion feature which are or could be (by conversion or registration) free-trading securities, provided that no consent shall be necessary on the issuance of equity securities having such a variable/floating conversion feature where the conversion price is subject to a specified minimum "floor" price per share.

  In addition, the financing documents, among other things, (i) prohibit us from paying dividends (other than the previously announced spin-off of New Age Packaging), issuing any preferred stock that is manditorily redeemable, or redeem any of their preferred stock or other equity interests, (ii) prohibit us from incurring additional debt other than (1) trade debt and debt incurred to finance the purchase of equipment, (2) any indebtedness incurred in connection with the purchase of assets in the ordinary course of business, (3) cancel any indebtedness owing to us in excess of $50,000 in the aggregate during any 12 month period, or (4) assume, guarantee, endorse or otherwise become liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by us for deposit or collection or similar transactions in the ordinary course of business.

  Transfer Agent

  The transfer agent for our common stock is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

  INTEREST OF NAMED EXPERTS AND COUNSEL

  The consolidated financial statements of American Water Star for the period ended December 31, 2002 are included in this prospectus and have been audited by Weinberg & Company, P.A. Weinberg & Company, P.A. ("Weinberg & Co.), independent auditors, audited our consolidated financial statements as of December 31, 2002, and for the period from August 20, 2002 (inception) through December 31, 2002. The information as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon authority of such firm as an expert in accounting and auditing.

  The financial statements of American Water Star as of December 31, 2003 are included in this prospectus and have been audited by Kelly & Company, independent auditors, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

  The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

  Neither of Weinberg & Co, Kelly & Company nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in American Water Star, other than registration of 150,000 shares issued to Stoecklein Law Group for legal fees, or have been a promoter, underwriter, voting trustee, director, officer or employee of American Water Star.

  DISCLOSURE OF COMMISSION

  POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

  No director of American Water Star will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the articles of incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

    Any breach of the director's duty of loyalty to us or our stockholders,

    Acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law,

    Or under applicable Sections of the Nevada Revised Statutes,

    The payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or,

    For any transaction from which the director derived an improper personal benefit.

  The bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves such settlement and reimbursement as being for our best interests. The bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

  Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting American Water Star. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in American Water Star in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

  We undertake the following:

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  ORGANIZATION WITHIN LAST FIVE YEARS

  American Water Star, Inc. was incorporated as American Career Centers, Inc., in the State of Nevada on June 15, 1999. The purpose of the company was to serve as a holding company for the acquisition of information technology career training centers and related businesses. Effective December 3, 1999, American Water Star acquired 100% of the outstanding shares of Tunlaw Capital Corporation, a publicly-held reporting company, in exchange for an aggregate of 200,000 shares of common stock, with Tunlaw becoming a wholly-owned subsidiary. With the completion of this acquisition, American Water Star became the successor issuer to Tunlaw, and retained public company reporting status under the Exchange Act. Tunlaw has had no operations to date and is inactive.

  On February 28, 2002, American Career Centers approved the acquisition of Water Star Bottling Inc. On April 2, 2002, we authorized the amendment to American Career Centers, Inc.'s Articles of Incorporation to change their name to American Water Star, Inc., to reflect the significant change in our character and strategic focus relating to our water bottling and distribution business.

  ACQUISITION OF NEW AGE PACKAGING, INC.

  On December 23, 2002, we completed the acquisition of New Age Packaging, Inc. (then known as American Distribution & Packaging, Inc.), a privately-held Nevada corporation ("New Age"), pursuant to an Acquisition Agreement dated December 23, 2002. Pursuant to that Agreement, New Age exchanged 100% of their outstanding common stock for 5,200,000 newly issued shares of our common stock. Upon completion of that acquisition, New Age became a wholly-owned subsidiary of American Water Star.

  Although the consideration exchanged in the New Age acquisition was not negotiated at "arms-length," our directors and executive officers deemed it reasonable based on certain criteria such as the valuation of the assets of New Age; New Age's current and historical business operations; the potential of New Age; and the potential benefit to our stockholders. Our directors determined that the consideration for the exchange was reasonable under these circumstances.

  New Age is developing a packaging process that will be an alternative to traditional plastic bottles, glass containers and aluminum cans. This process requires alternative manufacturing and distribution coordination as compared to traditional bottling procedures.

  All of the equipment owned by New Age is designed to be used in the production of bottled beverages; accordingly, it was transferred as a dividend to American Water Star in early 2003.

  The Board of Directors of American Water Star, on December 31, 2003, resolved to spin-off New Age to our stockholders of record as of March 15, 2004 as a stock dividend. The spin-off of New Age will have no effect on our historical financial statements, as New Age has no assets or liabilities, and had no sales and only nominal expenses through December 31, 2003.

  Our management expects that New Age will acquire equipment and commence operations prior to the effective date of the spin-off.

  Our Board of Directors believes that New Age will be better able to achieve their corporate objectives as a stand-alone entity. As of the date of this prospectus the spin-off has not occurred.

  ACQUISITION OF ALL-STAR BEVERAGES, INC.

  On December 24, 2002, we completed the acquisition of All-Star Beverages, Inc., a privately-held Nevada corporation ("All-Star"), pursuant to an Acquisition Agreement dated as of September 6, 2002. Pursuant to that Agreement, All-Star exchanged 100% of their outstanding common stock for 12,645,824 newly issued shares of our common stock. Upon completion of that acquisition, All-Star became a wholly-owned subsidiary of American Water Star.

  Although the consideration exchanged in the All-Star acquisition was not negotiated at "arms-length," our directors and executive officers deemed it reasonable based on certain criteria such as the valuation of the assets of All-Star; All-Star's current and historical business operations; the potential of All-Star; and the potential benefit to our stockholders. Our directors determined that the consideration for the exchange was reasonable under these circumstances.

  All-Star is now our operating entity. We have contractual relationships with various independent distributors, brokers, both single and multi-location retail operations, and governmental agencies throughout the United States.

  As a result of the acquisitions, the former stockholders of All-Star and New Age became the controlling stockholders of American Water Star. The accompanying financial statements and descriptions relate only to All-Star and New Age.

  DESCRIPTION OF BUSINESS

  American Water Star, Inc., with their administrative offices located in Las Vegas, Nevada, operates as a holding company of entities and brands engaged in the beverage industry. Our products and brands are licensed and developed in-house.

  Our main objective has been to position American Water Star to sell our products directly to major national chains and food service channels, which has resulted in our relationship with Wal-Mart. We have been actively developing the systems and national production capability to service these types of accounts with the purchase and leasing of our new bottling facilities located in the southwest, south and southeast.

  Our beverage products are sold by the truckload, principally to distributors, who, in turn sell to retail stores, corner grocery stores, convenience stores, schools and other outlets. A truckload consists of 20 pallets holding 72 cases per pallet. Each case holds 24 16-ounce bottles. Each truckload consists of 1,440 cases.

  Principal Products and Their Markets

  Our product line consists of four branded beverages. The brands include Geyser Sport, Geyser Fruit, Geyser Fruta, Hawaiian Tropic, and eventually Miami Beach Beverages. Geyser Sport is a sugar-free, calorie-free, carb-free fruit flavored beverages fortified with vitamins and calcium, offered in eight different fruit flavored waters. Geyser Fruit is a non-carbonated water with a low sugar content, also offered in eight different flavors. Geyser Fruta and Geyser Fresca are targeted to the Hispanic market and include authentic Latin flavored beverages, with Fresca being the first sugar free Hispanic line. Our Hawaiian Tropic products features sugar-free, no carbohydrates, caffine-free, sodium-free tropical drinks offered in the four flavors. Miami Beach's line will include sugar-free, calorie-free teas, energy drinks, mixers and flavored waters.

  We believe our products take advantage of major trends in the beverage industry because increasingly consumers want healthy, refreshing drinks. Additionally, with the passage of SB-19 (Pupil Nutrition, Health, and Achievement Act of 2001) in California, elementary schools must meet nutrient standards, which prohibit the sale of carbonated, sugary beverages. This may position us to capture a large share of the market by offering healthy, no-sugar, and no-calorie beverages.

  Market and Competition

  The beverage industry is highly competitive, although it may be undergoing a substantial change with regards to consumers and U.S regulatory bodies that are increasingly recommending health conscious diets. The principal areas of competition are pricing, packaging, development of new products and flavors, and marketing campaigns. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing, and distribution resources that we do. However, we do intend to continue to address this new and growing market of children and adults emphasizing the no sugar, no carbohydrate products.

  We believe the market for our products is substantial. Our products and formulations developed for the school market, mass merchandising and active adult markets are being well received by our customers. However, important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. We also compete for distributors who will concentrate on marketing our products in favor of those of our competitors, provide stable and reliable distribution, and secure adequate shelf space in retail outlets. Competitive pressures in the alternative, energy, and functional beverage categories could cause our products to be unable to gain market share, to lose market share, or we could experience price erosion, any of which of these events could have a material adverse affect on our business and results.

  Sources and Availability of Raw Materials

  We purchase beverage flavors and the raw materials used in our packaging and labeling from independent suppliers located in the United States. We are dependent on the ability of our suppliers to provide products on a timely basis and on favorable pricing terms. Our goal is to ensure that the raw materials used in the manufacture and packaging of our products, including flavors, bottles, caps, labels, and boxes are readily available from two or more sources. Accordingly, we have engaged in developing strategic partnerships in these critical supply areas, although, as of the date of this prospectus, we have not yet entered into any material strategic partnerships.

  The principal raw materials used by our business are nutritive, non-nutritive sweeteners and flavors. The principal nutritive sweetener is high-fructose corn syrup, a form of sugar, which is available from numerous domestic sources and is historically subject to fluctuations in their market price. American Water Star generally has not experienced any difficulties in obtaining these requirements for sweeteners.

  Generally, raw materials utilized by American Water Star are readily available from various sources. However, Splenda® an important non-nutritive sweetener, which is usually used alone or in combination with other important non-nutritive sweeteners is no longer available directly from the licensor to American Water Star. American Water Star believes it has located two other sources of sucralose products that may be used in their products, if needed.

  Copyrights, Trademarks and Licenses

  On January 1, 2003, we entered into a Trademark and Design License Agreement with Tanning Research Labortories, Inc. ("Tanning"), granting us authorization to use the trademarked name, "Hawaiian Tropic." Under the Agreement, Tanning licensed us to produce, market, and sell, on an exclusive basis in the United States and Canada, items that bear the Hawaiian Tropic trademark for a period of three years. In consideration, we agreed to pay Tanning a royalty of four percent (4%) of invoice sales, net of shipping and sales taxes, payable each quarter. The Agreement calls for guaranteed minimum royalties in the amounts of $40,000 for the first year, $120,000 for the second year, and $200,000 for the third year. The Agreement has a three-year renewal option, contingent on our meeting minimum sales amounts under the Agreement and if renewed, the minimum royalties will be $200,000 a year.

  We have either licensed, trademarked, or sub-licensed brand names and/or products so as to protect our future business activities.

  We have entered into a Trademark and Design License Agreement with New Age Packaging Inc., one of our wholly owned subsidiaries, whereas New Age may create, produce, market, advertise, and sell beverages in flexible packaging bearing American Water Star's trademarks in certain licensed territories. New Age has agreed to pay American Water Star a royalty of four percent (4%) of invoice sales (net of shipping and sales tax) of the licensed goods, which are said to accrue from the first date of sale by New Age and to be paid to American Water Star within 30 days from the end of the quarter in which the licensed goods are shipped. New Age will also be required to meet the annual minimum sales requirement of one hundred thousand dollars ($100,000.00). The term of the license is for five years or so long as American Water Star continues to promote their special branded beverages, whichever comes first. Furthermore, the parties agree that New Age shall have the right to renew the license agreement for another five years upon expiration of the initial agreement. In December of 2003, our Board of Directors declared a dividend to stockholders of record on March 15, 2004, in the form of all of the common stock of New Age. As of the date of this prospectus, the dividend has not been paid and New Age is continuing to be run as one of our wholly-owned subsidiaries.

  Governmental Regulation

  American Water Star is required to comply, and it is our policy to comply, with applicable laws in the United States. Flavored waters are subject to a number of strict federal, state and industry regulations. These serve to ensure that the product is consistent in public safety and quality. The United States Food and Drug Administration (FDA) regulates flavored and waters as a packaged food product. Flavored waters also must meet state regulations that, in some cases, are more stringent than the prevailing FDA and EPA standards. The FDA also regulates the labeling of our products. We have not encountered any regulatory action as a result of our operations, and no such action is anticipated.

  The production, distribution, and sale in the United States of many of American Water Star's products are subject to the Federal Food, Drug and Cosmetic Act; the Occupational Safety and Health Act; the Lanham Act; various environmental statutes; and advertising, labeling and ingredients of such products.

  A California law requires that a specific warning appear on any product that contains a component listed by the State as having been found to cause cancer or birth defects. The law exposes all food and beverage producers to the possibility of having to provide warnings on their products. This is because the law recognizes no generally applicable quantitative thresholds below which a warning is not required. Consequently even, trace amounts of listed components can expose affected products to the prospect of warning labels. Products containing listed substances that occur naturally in the product or that are contributed to the product solely by a municipal water supply are generally exempt from the warning requirement. No American Water Star beverage products are currently required to display warnings under this law. However, we are unable to predict whether an important component of our products might be added to the California list in the future. We are also unable to predict whether or to what extent a warning under this law would have an impact on costs or sales of our products.

  Investment in Technology

  American Water Star is committed to using technology to meet business objectives and to keep operating costs as low as possible. An example is American Water Star's newly developed Dual Processor which dramatically increases production capability for flavored beverage products.

  American Water Star has installed EDI, a state-of-the-art software inventory management and tracking system, which is mandatory when dealing with the type of large accounts we intend to supply our products. This will enable us to significantly speed up the processing of orders from raw materials purchasing to plant operations. This becomes especially critical as we move to national production capability with plant capacity nationwide.

  American Water Star has a website with a feature reflecting where products are being sold, corporate information, a shopping cart, and brand descriptions all of which can be accessed at www.americanwaterstar.com, or www.allstarbeverages.com (information on the website is not a part of this prospectus).

  Compliance with Governmental Laws

  Other than normal cleaning and sanitation supplies, our business does not involve the use, handling, storage and disposal of potentially toxic substances or wastes. Accordingly, we are not subject to regulation by federal, state, and local authorities establishing requirements for the use, management, handling, and disposal of these materials and health and environmental quality standards, liability related to those standards, and penalties for violations of those standards.

  All of American Water Star's facilities in the United States are subject to federal, state, and local environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect upon our or American Water Star's capital expenditures, net income, or competitive position.

  Personnel

  As of December 13, 2004, we had 28 full-time employees. In addition, we have contractual arrangements with 12 independent contractors to provide administrative services to us, and 8 persons who receive commissions for the sale of our products. We use the service of independent consultants and contractors to perform various professional services. We believe the use of third-party service providers may enhance our ability to contain general and administrative expenses. Management believes our future success will depend in large part upon our ability to attract and retain qualified employees. We have no collective bargaining agreements with our employees and believe our relations with our employees are good.

  Laurus Debt Investment

  Effective October 26, 2004, we entered into a financing arrangement with Laurus Master Fund Ltd., a New York City based investment fund, which closed on October 28, 2004. The financing consisted of a $5 million secured convertible note with a term of three years. In connection with the financing, we also issued to Laurus a warrant to purchase up to 2,543,860 shares of common stock at an exercise price of $0.66 exercisable at any time prior to October 26, 2009.

  Under the terms of the note, we are obligated to make monthly payments of accrued and unpaid interest beginning on December 1, 2004. In addition, the note provides for monthly payments of principal in the amount of $151,515.15 per month, plus accrued and unpaid interest, commencing on February 1, 2005. The note bears interest at an initial rate equal to the prime rate plus three percent (3%). The interest rate on the note is subject to reduction on a month by month basis if specified conditions are met. In particular, if (a) we register the common stock underlying the notes and warrant on a registration statement declared effective by the SEC, and (b) our common stock is trading at a 25% or greater premium to the note conversion price, then the interest rate will be adjusted downward by 2.0% for each incremental 25% increase over the note conversion price.

  For any cash payments we make on the note, we are required to pay an amount equal to 102% of the principal amount due. In addition, we can prepay the note at any time upon payment of an amount equal to 125% of the then outstanding principal balance, plus accrued and unpaid interest.

  Laurus has the option at any time to convert any or all of the outstanding principal and accrued and unpaid interest on the note into shares of our common stock at a conversion price of $0.57 per share. In addition, for each monthly payment under the note, Laurus will be obligated to convert a portion of the monthly payment into common stock at the applicable conversion price, so long as:

    the average closing price of the common stock (for the five trading days immediately preceding the payment date) is greater than 110% of the note conversion price,

    such amount being converted does not exceed 25% of the aggregate dollar trading volume of the common stock for the twenty-two day period immediately preceding repayment, and the shares of common stock underlying the note are registered under an effective registration statement with the SEC.

  The note conversion price is subject to certain anti-dilution adjustments, including full ratchet anti-dilution if we issue convertible or equity securities at a price per share less than the conversion price. However, the following issuances will not trigger the anti-dilution adjustments to the conversion price:

    pursuant to options, warrants, or other rights to acquire our common stock that were outstanding as of October 26, 2004;

    pursuant to securities that may be issued under any employee stock options and/or any stock plan adopted by us; and

    pursuant to stock options and/or stock granted under our stock option plan for our officers, directors, employees, and advisors pursuant to arrangements, plans, or contracts approved by our board of directors.

  The terms of Laurus' convertible note and warrant prohibit conversion of the note or exercise of the warrant to the extent that conversion of the note and exercise of the warrant would result in the holder, together with their affiliates, beneficially owning in excess of 4.99% of our outstanding shares of common stock. A holder may waive the 4.99% limitation upon 75 days notice to us. Also, this limitation does not preclude the holder from converting and exercising the note or warrant and selling shares underlying the note and warrant in stages over time where each stage does not cause the holder and their affiliates to beneficially own shares in excess of the limitation amount. Further, Laurus has agreed that at no time shall their beneficial ownership exceed 19.99% of our issued and outstanding common stock. In no event may we issue more than 19.99% of the issued and outstanding common stock without the prior consent of our stockholders. Laurus has also agreed that it will not convert the note or exercise the warrant for more than 3,898,136 shares of common stock unless the issuance of the shares has been approved by our stockholders. We covenanted that if at any point in time and from time to time the number of shares of common stock issuable to Laurus exceeded the 3,898,136 shares, we would promptly call a stockholders meeting to solicit approval of the issuance of more shares of common stock.

  As security for our obligation to Laurus, we and our subsidiary, All-Star Beverages, Inc., granted to Laurus a blanket security interest in all of our respective assets, and we entered into a stock pledge with Laurus for the capital stock in All-Star Beverages. If an event of default occurs under the note, 130% of the unpaid principal balance on the note, plus accrued interest, shall become immediately due and Laurus shall be entitled to payment of a default interest rate of 2.0% per month on all amounts due under the note. Events of default include the following:

    Any failure to pay when due any amount we owe to Laurus;

    Any material breach by us of any other covenant made to Laurus;

    Any misrepresentation made by us to Laurus in the documents governing the credit facility;

    The institution of certain bankruptcy and insolvency proceedings by or against us;

    The entry of certain monetary judgments against us that are not paid or vacated for a period of 30 business days;

    Suspensions of trading of our common stock;

    Any failure to deliver shares of common stock upon conversions under the credit facility;

    Certain defaults under agreements related to any of our other indebtedness; and

    Changes of control of our company

  Upon an event of default, Laurus will be entitled to specified remedies, including remedies under the Uniform Commercial Code.

  We have agreed to register with the SEC for resale the shares of common stock that are issuable upon conversion of the note and upon exercise of the warrant. Under the registration rights agreement, we are obligated to (a) file a registration statement with the SEC on or before December 10, 2004, and (b) use our best efforts to have the registration statement declared effective not later than February 3, 2005. We will be required to maintain the effectiveness of the registration statement for up to three years from the closing date. If we fail to comply with our registration obligations, Laurus will be entitled to certain specified remedies, including monetary liquidated damages. In particular, for each 30 days (or such pro rated number of days) that we are out of compliance with our registration obligations, we will be subject to a liquidated damage assessment of 2% of the outstanding principal amount of the note.

  Laurus has agreed, pursuant to the securities purchase agreement between Laurus and us that neither Laurus nor any of their affiliates and investment partners will (and will not cause any other person or entity to) engage in "short sales" of our common stock for as long as the convertible note is outstanding. "Short sales" are contracts for the sale of shares of stock that the seller does not own, or certificates which are not within the seller's control, so as to be available for delivery at the time when, under applicable rules, delivery must be made.

  In connection with the completion of the Laurus financing, American Water Star was required to obtain waivers from all Security Holders in connection with the Redwood Grove financing of February 19, 2004, disclaiming their right of first refusal and waiving preemptive rights for no additional offerings. One of the investors was issued warrants to purchase 1,000,000 shares of common stock with an exercise price of $0.58 per share as part of the agreement for their waiver. The warrants may be exercised at any time and will on expire October 25, 2009. Further, the warrant provides the investor with the right to exercise the warrants on a cashless basis.

  In conjunction with the financing, we paid a closing fee equal to $180,000 to the manager of Laurus, $29,500 for Laurus' legal and due diligence expenses and $2,000 to the escrow agent. In addition, we paid a finders fee of $500,000 and 500,000 shares of common stock to Alpine Capital Partners.

  MANAGEMENT'S DISCUSSION AND ANALYSIS

  The following discussion should be read in conjunction with the financial statements section included elsewhere in this prospectus.

  This prospectus contains forward-looking statements. Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors, which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected, anticipated, or implied as a result of the risk factors set forth in this prospectus.

  The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a safe harbor for forward-looking statements, including statements contained made by or on behalf of American Water Star. We and our representatives may from time to time make written or oral forward-looking statements, including statements contained in this prospectus and other filings with the Commission and in reports to stockholders and announcements. Certain statements made in this prospectus may constitute forward-looking statements within the meaning of Section 27.A of the Securities Act of 1933, as amended ("Securities Act"), and Section 21.E of the Securities Exchange of 1934, as amended ("Exchange Act"), regarding the expectations of management with respect to revenues, profitability, adequacy of funds from operations, among other things. All statements that address operating performance, events or developments that our management expects of anticipates will or may occur in the future including statements related to new products, volume growth, revenues, profitability, adequacy of funds from operations, earnings per share growth, statements expressing general optimism about future operating results and non-historical information, are forward-looking statements within the meaning of the Reform Act.

  Information we provide in this prospectus or statements made by our directors, officers or employees may constitute "forward-looking" statements and may be subject to numerous risks and uncertainties. Any statements made in this prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations and are subject to uncertainties and other factors, which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate. Risks and uncertainties inherent in forward-looking statements include, but are not limited to:

    Unexpected delays in completion of bottling facilities;

    Unexpected weather conditions, such as hurricanes or tropical storms, that may delay commencement or impact operations of bottling facilities;

    Inability of co-packers to meet production requirements;

    Interruption of critical packaging materials and/or flavorings;

    Unavailability of critical production ingredients such as sweeteners and plastics;

    Unanticipated production and/or delays in fulfillment of orders;

    Slower than anticipated sales of our products and/or increased competition; and

    Greater than expected slotting fees and promotional goods.

  The forward-looking information set forth in this prospectus is of December 13, 2004, and we undertake no duty to update this information. All references to 2003 represent the year ended December 31, 2003. All references to 2002 represent the period from August 20, 2002 (inception) to December 31, 2002. More information about potential factors that could affect our business and financial results is included in the section entitled "Risk Factors" beginning on page 4 of this prospectus.

  OVERVIEW AND OUTLOOK

  We develop, market, sell, and distribute four branded beverages: Hawaiian Tropic, Geyser Fruit, Geyser Sport, and Geyser Fruta. Our products are orientated to the health conscious consumer looking for an alternative to products containing high sugar and caffeine levels. Our customers include single and multi-store retail operations, governmental agencies, and distributors who in turn sell to retail stores, convenience stores, schools and other outlets. In addition, we intend to move into the private label and co-packing industries in the fourth quarter of 2004 and through fiscal 2005.

  As a result of the All-Star and New Age acquisitions, the former stockholders of All-Star and New Age became the controlling stockholders of American Water Star. The accompanying financial statements and descriptions relate only to All-Star and New Age.

  First Nine Months of 2004 Compared to First Nine Months of 2003

  Through September 30, 2004, we relied upon third parties to produce our products. During the fourth quarter of 2004 we began initial operations and test runs of production in our new facilities described below. By the end of the fourth quarter we expect our first three production facilities to be fully operational. These facilities are located in Jacksonville, Florida; Magnolia, Mississippi; and Phoenix, Arizona. These three facilities will have eight bottling lines in operation during the fourth quarter of 2004, which we expect will increase to 10 bottling lines in operation in the first quarter of 2005. We also currently expect to open a bottling facility in Honolulu, Hawaii sometime next year. The initial three facilities are expected to commence production with the ability to produce between 3,000 and 4,000 truckloads of beverage monthly. A truckload consists of 20 pallets holding 72 cases per pallet. Each case holds 24 16-ounce bottles. Each truckload consists of 1,440 cases. We believe that our cost to produce our products will be less in our new production facilities than we currently are experiencing. We plan to continue to use the co-packing arrangements currently in place to supplement our production needs. We believe this new production capacity will be sufficient to meet the demands for our products. Some of the costs for these facilities have been paid for, but the remaining balance is expected to exceed $10 million. We expect to finance the cost of these facilities through the proceeds of future equity or debt offerings, and lease and debt financing.

  In February 2004, we acquired the assets of Sunset Bottling Company ("Sunset"), the site of our Jacksonville, Florida production facility. The cost of these assets totaled $362,980, consisting of $135,000 cash paid to Sunset and 200,000 shares of our common stock valued at $227,980. In July 2004, we sold the private label water business acquired in the Sunset transaction for $250,000. This sale provides for the buyer to pay us $1.00 for each case of water sold to private label customers until the purchase price has been paid or until July 2009, whichever occurs first. We will record payments received as a reduction of the intangible asset recorded as a result of the Sunset asset acquisition. No payments have been received on this agreement through September 30, 2004.

  We initially sold our products exclusively through distributors who then supplied our products to retailers. Although we still use distributors, we have expanded our sales effort through sales directly to retailers. At December 31, 2003 we sold directly to customers with about 400 retail locations. At October 31, 2004, we sold directly to customers with over 12,000 retail locations. We expect to increase sales to our existing customers and continue to increase the number of our customers in the fourth quarter of 2004 and in 2005. Further, as a result of our diversification into the private label and co-packing businesses, we anticipate a significant increase in our operating revenues. As of the date of this filing we anticipate future sales to be distributed as follows:

    50%-60% private labeling,

    30% co-packing,

    10%-20% branded products.

  Late in the third quarter of 2003, we sold $864,000 of our products to a distributor, which was recorded in our net sales figures for the quarter ended September 30, 2003. Late in the fourth quarter of 2003, following the filing of our third quarter Form 10-QSB, the distributor ceased all business operations and the $864,000 in products was returned to us during the fourth quarter of 2003 and the first quarter of 2004, for use as current inventory. The following table reflects the effect of the return of the products on our results of operations for the nine-month period ended September 30, 2003:

	Nine-Month Period Ended
	September 30, 2003
	As Reported	Adjustment	Adjusted Balance
Net sales	$3,175,814	$(864,000)	$2,311,814
Cost of sales	1,426,899	(259,000)	1,167,899
Gross profit	$1,748,915	$(605,000)	$1,143,915

Net loss	$(1,361,870)	$(605,000)	$(1,966,870)
Net loss per share	$(0.03)	$(0.01)	$(0.04)

  As a result of the adjustments made in the table above, all comparisons made throughout this discussion are between the results of operations for 2004 and 2003 reflecting the return of products shown above.

  Results of Operations

  Nine Month Period Ended September 30, 2004 Compared To Nine Month Period Ended September 30, 2003

  During the first nine months of 2004, we had negative cash flow from operations of $4,945,020 and in the first nine months of 2003 we had negative cash flow from operations of $521,444. During the first nine months of 2004, we raised $10,207,187 from the sale of common stock, exercise of warrants, and conversion of $1,700,000 in debt, which exceeded cash used in operations. In October 2004, we raised $5 million through the issuance of convertible debt and warrants.

  During the first three quarters of 2004, we had gross profit of $454,026 (19% of net sales), compared to adjusted gross profit of $1,143,915 (49% of net sales), in the comparable periods in 2003. Gross profit amounts in 2004 were reduced by inventory that was inadvertently disposed of in connection with the opening of our production facility in Mississippi. This inventory had a carrying value of $268,164 (10% of gross sales in the nine month period in 2004). In addition, gross profit was reduced by slotting fees and the cost of promotional goods totaling $404,104 (15% of gross sales) in the nine-month period in 2004. There were no comparable amounts in 2003. These amounts were paid directly or indirectly to customers (such as Safeway and Vons) for shelf space in their stores for our products. We expect these costs to continue and most likely will increase as we continue to increase the number of retail locations in which our products are offered for sale to the public. In addition, our sales in 2004 were primarily to Wal-Mart and other retail customers where sales in 2003 were primarily to distributors. Sales prices to distributors are about 20% higher than sales prices to Wal-Mart and other retailers.

  Operating expenses for nine-month period in 2004 exceeded the gross profit generated on our sales due to costs associated with developing the infrastructure necessary to support our expected sales growth and legal, accounting and consulting costs. Management plans to use aggressive sales promotions, including offering free samples at retail locations, to increase sales of our products. The initial success of this strategy is evidenced by the large increase in the number of retail locations in which our products are carried and the initial order for our products from Wal-Mart, to which $600,000 of products were delivered in April 2004. Total sales to Wal-Mart, including the $600,000, exceeded $1.1 million or 46% of our net sales for the nine-months ended September 30, 2004. We expect to continue to obtain new customers for our products in 2004 that would provide for continued significant increase in sales compared to the sales levels recorded to date in 2004.

  During the third quarter of 2004, we were put on notice by the licensor of Splenda® to remove their trademark from the labels of our products. We have agreed to stop any future production of labels with their trademark, however, we have continued to ship and sell any products that had been produced with their mark. We have been in communication with the licensor and have come to the conclusion we may no longer buy directly from them. We believe we have located two other sources of sucralose products that may be used in our products, if needed.

  We had anticipated to launch a new product line of mixers and commence sales during the fourth quarter of this year. We were unable to obtain a key ingredient, Splenda® , for this new product and therefore were unable to follow through with the actual sales of the products. We anticipate a launch of this line with a sucralose substitute.

  Net Sales.

  During the first three quarters of 2004, we recorded net sales of $2,425,154, compared to adjusted sales of $2,311,814 in the comparable period in 2003. The decrease of $128,874 in the three-month period in 2004 compared to the same period in 2003 is due to the loss of two distributors in 2004. The increase of $113,340 in net sales for the nine-month period in 2004 compared to the same period in 2003 results from new customers in 2004, which offset the loss of two distributors in 2004. One of these distributors went out of business, which resulted in the $864,000 adjustment previously described above. Although we were able to replace about 50% of these sales, the new sales were directly to large retail operations, such as Wal-Mart, at sales prices that are 20% less than sales prices charged to the lost distributors. Net sales to Wal-Mart in 2004 were $1,121,764 in the first three quarters of 2004. In addition, net sales in the nine-month period in 2004 was reduced by slotting fees and the cost of promotional goods totaling $404,104 (15% of gross sales). There were no comparable amounts in 2003.

  We have two major products: the Hawaiian Tropic brand, with net sales during the nine-month period in 2004 of $1,705,901, and our lines of Geyser beverages, which include Geyser Sport, Geyser Fruta, and Geyser Fruit. Net sales of Geyser beverages during the nine-month period in 2004 were $719,253. During the fourth quarter of 2003, we implemented our marketing program, which placed a high priority on market penetration and establishing distribution channels. This program involves aggressive use of promotional products and activities. We believe that the levels of promotional costs are higher than industry averages, but are necessary to be able to achieve our distribution and market penetration goals. The success of this strategy is evidenced by our increase in gross sales and the increase in the number of retail locations in which our products are available. We sold directly to customers with 400 retail locations as of December 31, 2003, which increased to approximately 12,000 retail locations as of October 31, 2004. We do not as yet have sufficient operating history to determine if we will experience seasonal fluctuations in the sales of our products.

  Gross Profit

  In the first three quarters of 2004, gross profit was $454,026 (19% of net sales and 16% of gross sales). Adjusted gross proftheir in the same period of 2003 was $1,143,915 (49% of gross and net sales).

  Profit margins, excluding the cost of discarded inventory of $268,164 (10% of gross sales in the nine-month period in 2004), slotting fees and the cost of promotional goods totaling $404,104 (15% of gross sales) in the first three quarters of 2004, were less than to the same period in 2003. We were able to maintain profit margins despite increased minimum royalty on our Hawaiian Tropic products of $30,000 in each quarter of 2004 and higher freight costs of $369,748 (15% of net sales) in the nine-month period in 2004. These two items totaled 19% of net sales in first three quarters of 2004.

  Freight costs represented 13% of gross sales in the first three quarters of 2004 in comparison with 4% in the same periods of 2003. This increase in freight cost resulted from an increase in freight rates due to increased energy costs and a broader distribution of our product in 2004 in comparison to 2003, as our current co-packers are located in upstate New York and Southern California while our customers are now national. Most of our sales in 2003 were picked up by our customers. During the balance of 2004, we expect to fully open our own production facilities in the southeast, the south, and the southwest, which should mitigate some of the costs of freight to many of our geographically dispersed customers.

  General and Administrative

  General and administrative expenses were $6,104,859 in the first three quarters of 2004 compared to $2,836,214 in the same period in 2003. These amounts include consulting and legal services for stock of $1,996,856 in the nine-month period in 2004 compared to $1,461,638 in the same period in 2003. We used stock as compensation for services as a means to preserve cash. When and if positive cash flow from operations is generated, we anticipate that the use of this strategy will lessen, which we believe will result in a decrease in our cost of these expenses.

  General and administrative expenses for 2004 also included professional fees other than those for stock of $2,020,124 in the nine-month period in 2004, compared to $112,734 in the same period of 2003. The increase in 2004 relates to legal and consulting fees associated with trademark applications, and litigation related to trademarks, prior securities transactions, and product disputes.

  Travel costs were $444,432 in the nine-month period in 2004 compared to $258,888 in the same period in 2003. Also during 2004, we incurred $60,000 in each quarter for officers compensation compared to $30,000 during the same period in 2003.

  We believe that the costs of professional services will decrease in future years; however, the travel costs associated with expanding our customer base and production capabilities will continue. Also in the second quarter of 2004, we incurred approximately $85,000 in listing fees related to our common shares becoming listed on the American Stock Exchange.

  General and Administrative - Related Parties

  American Water Star has entered into contracts with Camelot, Ltd., Darwin Software, and D.A.M.E. Inc., entities which are controlled by, Donna Mohlman, the former wife of our Chairman, Chief Executive Officer and largest stockholder. The agreements with Camelot include rental services of equipment and leased employee costs. Camelot has also provided bottling and office equipment for American Water Star. Agreements with Darwin have been for product development. Additionally, the agreements with D.A.M.E. have provided rental equipment for American Water Star. The following chart further explains the services and costs the entities have collectively provided to American Water Star:

For the Nine Month Period Ended September 30, 2004
Product development	$575,473
Rents on equipment and facilities
under sublease arrangements	540,740
Leased employee cost	283,452
Total	$1,399,665

These entities also billed the Company for the following:
Bottling and office equipment	$3,711,510

  During the first quarter of 2004, the Company exchanged $162,307 of demand notes payable into 676,278 shares of common stock. The notes were held by our Chairman, Chief Executive Officer and largest stockholder and were converted at the fair market value of the Company stock at the time of conversion. In July and August of 2004, our Chairman, Chief Executive Officer and largest stockholder loaned us $2,850,000 of which $1.7 million was settled in August 2004 by the issuance of 1,888,889 shares of our common stock.

  Net Loss

  Net loss was $7,317,759 in the first three quarters of 2004 compared to adjusted net loss of $1,966,870 in the comparable period in 2003. The increase in net loss reflects the impact of discarded inventory, higher slotting fees and promotional goods and the high levels of general and administrative expenses, including professional fees that were incurred in our efforts to build distribution channels and expand our markets.

  Since inception we have recorded losses that would provide a future tax benefit of approximately $10,000,000 as of September 30, 2004. A valuation allowance for the full amount of the tax benefit was established based on the lack of a history of earning pretax income.

  New Age Dividend Spin-off

  In December of 2003, our Board of Directors declared a dividend to stockholders of record on March 15, 2004, in the form of all of the common stock of New Age Packaging, Inc., formerly known as American Distributing and Packaging, Inc. ("NAP"). As of September 30, 2004, NAP had assets totaling $132,512, including cash of $88,012, and liabilities totaling $1,379,683, including $1,150,000 due to our Chairman, Chief Executive Officer and largest stockholder. NAP had no revenues and incurred expenses totaling $1,247,893 for the nine-month period ended September 30, 2004, compared to $44,642 during the same period in 2003. The distribution of the NAP shares is expected to occur in early 2005. The anticipated business model for NAP is not compatible with our current operations and we believe that the divestiture will have little impact on our future operations. As a part of our "Separation and Distribution Agreement" relating to the spin-off of NAP, to our stockholders of record on March 15, 2004, NAP agreed to transfer to American Water Star equipment valued at $1,031,662.

  Fiscal Year 2003 Compared to Year 2002

  During 2003, we had negative cash flow from operations of $1,697,198 and in 2002 we had negative cash flow from operations of $419,734. During 2003, we raised $1,952,623 from the sale of common stock, which exceeded cash used in operations.

  The level of operating expenses for 2003 have exceeded the gross profit generated on their sales due in large part to costs associated with developing the infrastructure necessary to support our expected sales growth and $2,159,000 of product used in slotting and other promotional activities. Management plans to use aggressive sales promotions, primarily consisting of offering free samples at retail locations to increase sales of our products. The success of this strategy is evidenced by the initial order for our products from a large national retail organization delivered in April 2004 totaling $600,000. We expect to continue to obtain new customers for our products in 2004 that would provide for a significant increase in sales compared to the sales levels recorded in 2003.

  We have experienced sales growth in 2003 and we will continue our strategy that we adopted at the beginning of 2003. We believe that we have good products, that our business plan is sound, and that we have sufficient resources to implement our plan. During 2003, we benefited from contributions of cash and assets from management and stockholders and in the first quarter of 2004 raised approximately $7.0 million through the sale of shares of our common stock. Of this amount, approximately $3.5 million is expected to be received in the second quarter of 2004.

  Results of Operations

  The comparison of 2003 operations to those in 2002 is not necessarily meaningful as 2002 was not a full year.

  Net Sales

  During 2003, we recorded sales of $2,664,088 compared to sales of $458,152 for 2002. We have recorded increased sales on an annualized basis compared to 2002 that reflect the growth of the business. We have two major products, the Hawaiian Tropic brand, with 2003 net sales of approximately $750,000, and Geyser Products, including Geyser Sport, Geyser Fruta, and Geyser Fruit, with 2003 net sales of approximately $1,900,000. Net sales are reduced by sales promotion and slotting fees of $2,159,000. During 2003, we implemented our marketing program, which placed a high priority on market penetration and establishing distribution channels. This program involves aggressive use of promotional products and activities. We believe that the levels of promotional costs are higher than industry averages, but are necessary to be able to achieve our distribution and market penetration goals.

  Gross Profit

  Gross profit was $1,012,242 in 2003 compared to gross profit of $197,516 in 2002. Gross profit as a percentage of net sales was 38.0% in 2003, which was lower than gross profit as a percentage of net sales of 43.1% in 2002. The decrease in profit margin reflects increased quantities of slotting and promotional products that were provided to our customers in 2003.

  General and Administrative - Third Parties

  General and administrative expenses to third parties were $3,683,326 in 2003 compared to $753,219 in 2002. These amounts include consulting and legal services for stock of $2,098,525 in 2003 $689,320 in 2002. We used stock as compensation for services as a means to preserve cash. When and if positive cash flow from operations is generated, we anticipate that the use of this strategy will lessen. The balance of these expenses were bad debts of $302,037, professional fees of $466,038, travel costs of $543,098, and accrued officers' compensation of $169,200. We believe that the costs of professional services and bad debt will decrease in future years; however, the travel costs associated with expanding our customer base and production capabilities will continue.

  General and Administrative - Related Parties

  Entities controlled by Donna Mohlman, the former wife of the Company's chairman, chief executive officer, and majority stockholder provided the following services to the Company:

    Software acquisition and website maintenance $354,202

    Computer hardware and other software acquisition $388,414

    Rents on facilities under sublease arrangements $365,250

    Leased employee cost $308,098

  Impairment Writedown

  At December 31, 2003, we recognized an impairment writedown of our bottling and other equipment. In determining the amount of the impairment, we obtained a valuation from an independent appraiser. The valuation contemplates the orderly sale of this equipment in, and the existence of, a market for this equipment. We do not plan to dispose of this equipment, but rather to use it in our future operations. The amount of the impairment recorded was $1,745,669 for 2003.

  Depreciation and Amortization

  Depreciation and amortization expense was $376,427 in 2003 compared to depreciation and amortization expense of $21,596 in 2002. The increase reflects additional assets being placed in service.

  Interest Expense

  Interest expense was $251,217 in 2003 compared to no interest in 2002. The increase of $251,217 reflects an interest expense on convertible notes of $74,323, the amortization of a beneficial conversion feature related to the convertible notes of $76,254, and credit facility charges, factoring fees, and other interest of $100,640.

  Net Loss

  Net loss was $6,326,270 for 2003 compared to a net loss of $577,299 for 2002. The increase in net loss reflects the impact of high levels of general and administrative expenses that were incurred in our efforts to build distribution channels and expand our markets.

  In December of 2003, our Board of Directors declared a dividend in the form of all of the common stock of American Distributing and Packaging, Inc ("AD&P"). The distribution of the AD&P shares is expected to occur in 2004. As of December 31, 2003, AD&P had no assets or liabilities and incurred minimal expenses for the year ended December 31, 2003. The anticipated business model for AD&P is not compatible with our current operations and we believe that the divestiture will have no material impact on our future operations.

  Since inception we have recorded losses that would provide a future tax benefit of $2,347,213 as of December 31, 2003. A valuation allowance for the full amount of the tax benefit was established based on the lack of a history of earning pretax income.

  LIQUIDITY AND CAPITAL RESOURCES

  As of September 30, 2004, we had working capital of $1,171,500 compared to working capital of $2,525,162 as of December 31, 2003, a decrease of $1,353,662. The decrease in working capital resulted from cash used in operations and the investment in plant and equipment offset by funds raised through the sale of shares of common stock, the exercise of warrants and conversion of related party debt. We expect future short-term operations and business expansion to be funded principally by private placements and additional short-term borrowings. In July 2004, our Chairman, Chief Executive Officer and largest stockholder loaned us $1.7 million. This loan was without collateral, bore interest at 1.5% per annum and was due January 2, 2006. In August 2004, this loan was repaid through the issuance of 1,888,889 shares of our common stock.

  Net cash used in operating activities in 2004 was $4,945,020. Our net loss for the nine months ended September 30, 2004 was $7,317,759, which included a depreciation and amortization expense of $285,425 and stock issued for services of $1,996,856. We have relied extensively on the issuance of stock as a means to pay for professional services. This strategy allows us to preserve cash that can be used for operations and to develop our distribution network.

  Our current subsidiary, NAP, is committing to purchase equipment with a total cost of about $10 million. NAP has entered into a lease agreement with an entity, IQ USA, Inc., which is controlled by our Chairman, Chief Executive Officer and largest stockholder, for this equipment. Delivery and installation of the equipment was not complete at September 30, 2004. We expect the spin-off of NAP to be completed in early 2005.

  Net cash used in investing activities for 2004 was $6,510,478 and is principally related to the purchase of our bottling facility in Phoenix, Arizona for $2.4 million and the purchase of bottling and other equipment being installed in our new production facilities totaling $3,974,008.

  Net cash provided by financing activities for 2004 was $11,010,044. Our financing activities have focused on private placements, the proceeds for the exercise of warrants and funding from related parties that manage the Company or have a stockholder interest in the Company. During the first three quarters of 2004, we received cash from private placements of common stock net of offering costs totaling $7,282,801, proceeds from the exercise of warrants totaling $1,224,386, and advances from our Chairman, Chief Executive Officer and largest stockholder totaling $2,850,000, of which $1,700,000 was repaid through the issuance of 1,888,889 shares of our common stock. The remaining balance of $1,150,000 will remain an outstanding loan to NAP from the stockholder.

  Pursuant to a factoring agreement, with recourse against us in the event of a loss, we factor the largest of our receivables. The factor preapproves and establishes a credit limit for each of our customers before assignment of any accounts receivable. At September 30, 2004, the factoring charge amounted to 0.089% per day (32.5% per annum) between the date of purchase of the receivable and the date of payment by our customer. Our obligations to the factor are collateralized by all of our accounts receivable, inventories, and equipment. In October 2004, we canceled this agreement.

  Through September 30, 2004, we relied on third party bottlers for the production of our products and did not own manufacturing facilities. We were able to secure a third-party bottling agreement at what we consider a favorable rate by providing one bottler with production equipment. As of September 30, 2004, bottling equipment with a net book value of approximately $708,236 is located in the facility of and used by one bottler. In the first quarter of 2004, we acquired Sunset Bottling Company in Florida for cash of $135,000 and 200,000 shares of common stock. In addition, in May 2004 we acquired a facility in Phoenix, Arizona and entered into a lease of a facility in Magnolia, Mississippi, each to be used by us for bottling of our products. We are placing into these facilities bottling equipment with a carrying value of approximately $3.8 million and expect to acquire additional equipment for these facilities with an estimated installed cost of $10 million. We expect these facilities to be producing our products in the fourth quarter of 2004.

  We will continue to use our existing co-packers to support anticipated sales growth.

  Effective October 26, 2004, we concluded a $5 million debt financing with Laurus Master Funds, Ltd. and issued a three-year term note, with monthly payments of interest commencing on December 1, 2004, and monthly principal payments commencing on February 1, 2005. The term note bears interest at an initial rate equal to prime rate plus three percent (3%), and is subject to reduction on a month-by-month basis if specified conditions are met. For any cash payments we make on the note, we are required to pay an amount equal to 102% of the principal amount due. Based on current interest rates, our monthly cash payments of principal and interest beginning on February 1, 2005 would be approximately $151,515.15. Our actual required cash payments on the note could be less if amounts under the note are converted into our common stock. We can prepay the note at any time upon payment of an amount equal to 125% of the outstanding principal balance plus any accrued and unpaid interest. From the $5 million in gross proceeds, we paid a closing fee equal to $180,000 to the manager of Laurus, $29,500 for Laurus' legal and due diligence expenses and $2,000 to the escrow agent. At closing, we also paid a finder's fee of $500,000 and 500,000 shares to Alpine Capital Partners. The impact of these transactions, including recording the fair value of the warrants and beneficial conversion feature, will be recorded in future periods beginning in the fourth quarter of 2004.

  OFF-BALANCE SHEET ARRANGEMENTS

  We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results or operations, liquidity, capital expenditures or capital resources that is material to investors.

  APPLICATION OF CRITICAL ACCOUNTING POLICIES AND PRONOUNCEMENTS.

  Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP requires us to make estimates and assumptions that affect the reported amounts in our consolidated financial statements including various allowances and reserves for accounts receivable and inventories, the estimated lives of long-lived assets and trademarks and trademark licenses as well as claims and contingencies arising out of litigation or other transactions that occur in the normal course of business. The following summarize our most significant accounting and reporting policies and practices:

  Long-Lived Assets

  We review the carrying value of long-lived assets for impairment whenever events or a change in circumstances indicates that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset at December 31, 2003. At December 31, 2003, we recognized an impairment write down of our bottling and other equipment. In determining the amount of the impairment, we obtained a valuation from an independent appraiser. The valuation contemplates the orderly sale of this equipment in, and the existence of, a market for this equipment. We do not plan to dispose of this equipment, but rather to use it in our future operations. We do not believe that any further impairment write-down is necessary.

  Income Taxes

  Income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Revenue Recognition

  Revenue from the sale of our products is recorded when title and risk of loss have passed to the customer. Revenue is recorded at the time of shipment. Sales are recorded net of discounts, rebates, and promotional costs.

  DESCRIPTION OF PROPERTY

  American Water Star maintains their corporate headquarters at 4560 South Decatur Blvd., Suite 301, Las Vegas, Nevada 89103. We lease approximately 4,000 square feet of office space under a non-cancelable lease, expiring in April 2008. The minimum monthly rental for the premises is approximately $8,700, plus standard, ancillary charges, such as property taxes, insurance, and certain operating expenses applicable to the leased premises. The lease is subject to annual rent increases at a rate of four percent per annum.

  We maintain our warehouse space and accounting department at 4545 Cameron Street, Suites A and B, Las Vegas, NV 89103. We lease approximately 11,000 square feet of warehouse and 4,000 square feet of office space under a non-cancelable lease, expiring in October 2006. The minimum monthly rental for the premises is approximately $8,900, plus standard, ancillary charges, such as property taxes, insurance, and certain operating expenses applicable to the leased premises. The lease is subject to an annual rent increase of approximately $300.

  Mississippi Facility:

  As of April 2004, American Water Star began leasing 56,000 square feet of an industrial building located at the Southwest corner of the intersection of Jesse Hall Memorial Parkway and U.S. Highway 51 North, Magnolia, Mississippi for use as a water bottling facility. The term of the lease is five years at a monthly rental of approximately $14,000, plus standard, ancillary charges, such as property taxes, insurance and certain operating expenses applicable to the lease premises. American Water Star has one five-year option to renew the lease with a rental increase in accordance with the CPI Index. American Water Star believes the property is in good condition and suitable for their needs as a bottling plant.

  Arizona Facility:

  As of May 28, 2004, American Water Star purchased a 72,000 square foot, multi-tenant, industrial warehouse located at 3910 East Wier Avenue, Phoenix, Arizona 85040 for a purchase price of $2.4 million. We believe this property is in good condition and suitable for our needs to be utilized as a bottling plant.

  Florida Facility:

  As of February 2004, the American Water Star began leasing warehouse facilities at 6301 Powers Avenue, Suites A, B1 and B2, Jacksonville, Florida 32217. Suite A and Suites B1 and B2, are leased under two separate leases. All leases are for a term of three years, with an option to renew by the American Water Star for an additional three years. Under the lease for Suite A, which is approximately 6,000 square feet, base rent is $1,575 per month during 2004, $1,650 per month during 2005, and $1,765 during 2006. Under the lease for Suites B1 and B2, which are together approximately 13,563 square feet, base rent is $3,560 per month during 2004, $3,730 per month during 2005 and $3,990 per month during 2006. In addition, we pay a 7% sales tax to the landlord on such base rents plus certain common area maintenance charges. Lastly, we pay an additional $5,500 per month in rental charges for amortization of approximately $180,000 in Tenant Improvements. We believe this property is in good condition and suitable for our needs to be utilized as a bottling plant.

  Santa Ana Facility:

  As of January 2004, we began leasing 2615 Roussele, Santa Ana, California, under a one-year lease with a monthly rent of $9,600, plus standard, ancillary charges, such as proportion of any increases in property taxes, insurance, and certain operating expenses applicable to the leased premises. We believe this property is in good condition and suitable for our needs to be utilized as a bottling plant.

  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  ROGER MOHLMAN

  American Water Star has entered into several transactions with Roger Mohlman, our chairman, chief executive officer, and majority stockholder, and with entities that were related to this individual at the time the transactions or relationships commenced.

  At December 31, 2003, American Water Star issued a note payable to acquire inventory from Roger Mohlman, our CEO, President and Chairman, for $375,960. During 2003, we issued 1,828,153 shares of common stock to Mr. Mohlman as payment of liabilities of $254,457. The issuance of shares in satisfaction of the obligation was based on the fair value of the stock at the time of issuance, and no gain or loss was recorded on this transaction.

  During 2003, American Water Star purchased inventory from Mr. Mohlman for 15,666,934 shares of our common stock with fair value of $1,253,355, which equaled the lower of predecessor cost or fair value of the inventory. Mr. Mohlman assumed an obligation recorded by us in the amount of $106,169. This assumption is included in advances from and accrued compensation to chairman, chief executive officer, and majority stockholder.

  During the first quarter of 2003, we exchanged $162,307 of demand notes payable into 676,278 shares of common stock. The notes were held by Mr. Mohlman and were converted at the fair market value of our common stock at the time of conversion.

  During the second quarter of 2003, we sold 1,151,875 shares of our common stock to entities controlled by Mr. Mohlman for $92,150, the fair value of the shares at the date of the sale.

  During the third quarter of 2004, we issued 1,888,889 shares of our common stock to Mr. Mohlman in cancellation of $1.7 million in cash advances made to us in the three-month period ended September 30, 2004. In addition, Mr. Mohlman loaned New Age, our wholly-owned subsidiary, $1,150,000 without interest or collateral due July 2005.

  Donna Mohlman

  Pursuant to a factoring agreement, American Water Star factored certain of their accounts receivable with Camelot, Ltd, an entity controlled by Donna Mohlman, the former wife of our chairman, chief executive officer, and majority stockholder. The factoring agreement required a 5% transaction fee and daily usage fee based on an annual percentage rate. The maximum amount to be advanced under this agreement is $4,000,000. Total fees incurred under this agreement during 2003 were $49,181. American Water Star's obligations to Camelot are collateralized by all of our accounts receivable, inventories, and equipment. The unpaid amounts due from Camelot have been offset against advances from Camelot.

  Further, Donna Mohlman provided the following services to American Water Star through her control over the entities of D.A.M.E., Camelot, and Darwin Software as of December 2003:

    Software acquisition and website maintenance $354,202

    Computer hardware and other software acquisition $388,414

    Rents on facilities under sublease arrangements $365,250

    Leased employee cost $308,098

  These entities also billed American Water Star for:

    Lease depostheir on subleases $57,600

    Tenant improvements to subleased facilities $40,888

    Bottling and office equipment $199,805 o Cash advances $704,800

    Accounts receivable - trade factoring agreement $49,181

  The above entities controlled by Donna Mohlmam have also provided the following services as of September 30, 2004.

  Services:

For the Nine Month Period Ended September 30, 2004
Product development	$ 575,473
Rents on equipment and facilities under sublease arrangements	540,740
Leased employee cost	283,452
Total	$ 1,399,665

  These entities sold bottling and office equipment to us for $2,055,942 and $3,711,510 in the three-month and nine-month periods ended September 30, 2004, respectively.

  ACQUISITION OF NEW AGE PACKAGING, INC.

  On December 23, 2002, we completed the acquisition of New Age Packaging, Inc. (then known as American Distribution & Packaging, Inc.), a privately-held Nevada corporation ("New Age"), pursuant to an Acquisition Agreement dated December 23, 2002. Pursuant to that Agreement, New Age exchanged 100% of their outstanding common stock for 5,200,000 newly issued shares of our common stock. Upon completion of that acquisition, New Age became a wholly-owned subsidiary of American Water Star.

  Although the consideration exchanged in the New Age acquisition was not negotiated at "arms-length," our directors and executive officers deemed it reasonable based on certain criteria such as the valuation of the assets of New Age; New Age's current and historical business operations; the potential of New Age; and the potential benefit to our stockholders. Our directors determined that the consideration for the exchange was reasonable under these circumstances.

  The Board of Directors of American Water Star, on December 31, 2003, resolved to spin-off New Age to our stockholders of record as of March 15, 2004 as a stock dividend. As of the date of this prospectus the spin-off has not occurred.

  ACQUISITION OF ALL-STAR BEVERAGES, INC.

  On December 24, 2002, we completed the acquisition of All-Star Beverages, Inc., a privately-held Nevada corporation ("All-Star"), pursuant to an Acquisition Agreement dated as of September 6, 2002. Pursuant to that Agreement, All-Star exchanged 100% of their outstanding common stock for 12,645,824 newly issued shares of our common stock. Upon completion of that acquisition, All-Star became a wholly-owned subsidiary of American Water Star.

  Although the consideration exchanged in the All-Star acquisition was not negotiated at "arms-length," our directors and executive officers deemed it reasonable based on certain criteria such as the valuation of the assets of All-Star; All-Star's current and historical business operations; the potential of All-Star; and the potential benefit to our stockholders. Our directors determined that the consideration for the exchange was reasonable under these circumstances.

  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

  (a) Market Information

  In June of 2004, our common stock was approved for listing and trading on the American Stock Exchange under the symbol "AMW." Prior to being listed on the American Stock Exchange, our common stock was quoted on the OTC Bulletin Board under the symbol "AMWS." Our common stock began being quoted on the OTC Bulletin Board in December 2000.

  For the fiscal years 2002 and 2003, and the first full quarter in 2004, we were quoted on the OTC Bulletin Board and the following table lists the quotations for the high and low bid prices as reported by Quarterly Trade and Quote Summary Report of the OTC Bulletin Board. As of the close of business on April 2, 2002, we effected a 1:12 reverse stock spilt of our common stock. Unless indicated otherwise, all stock prices and all share amounts quoted in this report have been adjusted to give effect to the stock spilt. The quotations from the OTC Bulletin Board reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not represent actual transactions.

  On June 18, 2004 we were listed on the American Stock Exchange and therefore the second quarter includes OTC Bulletin Board high and low bid prices from April 1, 2004 to June 17, 2004 and American Stock Exchange sales prices from June 18, 2004 to June 30, 2004. The third quarter of 2004 lists only the high and low sales prices as reported by the American Stock Exchange.

PERIOD	HIGH		LOW
2004
First Quarter	OTC	$2.03	OTC	$1.26
Second Quarter (1)	OTC	$1.72	OTC	$1.05
	AMEX	$1.35	AMEX	$1.07
Third Quarter	AMEX	$1.02	AMEX	$0.67

2003
First Quarter	$0.45		$0.16
Second Quarter	$0.32		$0.115
Third Quarter	$0.85		$0.12
Fourth Quarter	$1.38		$0.73

2002
First Quarter	$0.38		$0.06
Second Quarter	$1.70		$0.03
Third Quarter	$0.45		$0.15
Fourth Quarter	$0.36		$0.22

    We were quoted on the OTC Bulletin Board until June 17, 2004; therefore the second quarter of 2004 will be spilt between the OTC high and low bids and the American Stock Exchange high and low sales prices. The OTC quotes for the second quarter of 2004 are from April 1, 2004 through June 17, 2004. Subsequently we were listed on the American Stock Exchange on June 18, 2004 and therefore the high and low sales prices for the second quarter of 2004 are for the dates from June 18, 2004 through June 30, 2004.

  (b) Holders of Common Stock

  As of November 29, 2004, there were approximately 80,227,858 shares of common stock issued and outstanding, held by approximately 698 stockholders of record.

  (c) Dividends

  We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations, and other relevant factors.

  New Age Spin-Off

  In December of 2003, our Board of Directors declared a dividend to stockholders of record on March 15, 2004, in the form of all of the common stock of New Age. As of the date of this prospectus, the dividend has not been paid.

  EXECUTIVE COMPENSATION

  (a) General

  The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal year to date ending November 30, 2004 and for the fiscal years ending December 31, 2003 and 2002. The remuneration described in the table does not include the cost of American Water Star's beneftheir furnished to the named executive officers, including premiums for health insurance and other beneftheir provided to such individuals that are extended in connection with the conduct of American Water Star's business.

  (b) Summary Compensation Table

		Annual Compensations			Long term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock	Options	LTIP payouts	All other Compensation
Roger Mohlman (1) Chief Executive Officer and President	2004 2003 2002	$240,000 $162,500 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

    Mr. Mohlman has served as Chief Executive Officer, President, and director of American Water Star since June 2002. In July 2003, he was also named Chairman of the Board and Chief Financial Officer of American Water Star. Mr. Mohlman's salary was accrued for American Water Star's 2003 fiscal year and was paid in April 2004. In February 2004, Mr. Mohlman received 200,000 shares of American Water Star's common stock pursuant to our stock plan in consideration of his services to American Water Star in 2002 and 2003.

  (c) Option Grant Table

  Stock Option Grants During Fiscal Year 2003 and 2004 Year to Date

  We currently maintain a consultant and employee stock compensation plan at American Water Star to compensate officers, directors, employees, consultants, and certain other persons providing bona fide services to American Water Star or to compensate officers, directors, employees for accrual of salary, through the award of our common stock. The effective date of the stock plan is December 27, 2002 and was later amended in March of 2004. The following table includes the fiscal year of 2003 and current options granted as of November 30, 2004.

  EXECUTIVE OFFICER/DIRECTOR OPTION GRANTS

Name	Year	Number of securities underlying options granted	Percent of total options granted to employees in fiscal year	Exercise or base price ($/Share)	Expiration Date

Roger Mohlman	2004 2003	120,000 0	20% 0	$0.77 0	08/17/2009 N/A

  (d) Aggregated Option Exercises and Fiscal Year-End 2003 and 2004 Year to Date Option Table

  AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2003 AND

  YEAR 2004 OPTION VALUES

Name	Year	Shares acquired on exercise (#)	Value Realized ($)	Number of Securities underlying unexercised options at November 30, 2004	Value of unexercised options at November 30, 2004

Roger Mohlman	2004 2003	0 0	0 0	0 0	0 0

  (f) Compensation of Directors

  All directors will be paid $2,000 for attending board or committee meetings. Directors have also been given 120,000 options pursuant to our stock plan for compensation of their services as a director.

  (g) Employment contracts and termination of employment and change-in-control arrangements.

  Roger Mohlman: Effective January 1, 2003, we entered into an employment agreement with Roger Mohlman to serve as our President and CEO. Prior to that date, Mr. Mohlman did not have any employment agreement. The term of the employment contract is one year from the effective date. Both parties, upon mutual written agreement, may extend the contract for an additional two years. After a two-year extension, both parties may make additional extensions in one year increments. The initial annual base compensation for 2003 was set at $120,000 (subject to increase by the Board of Directors), stock options, annual bonus in accordance with American Water Star's performance, and various beneftheir. In February 2004, pursuant to a resolution of the Board, the employment agreement was extended for two years and Mr. Mohlman's base salary was set at 240,000. In 2003, we accrued the $120,000 base salary and awarded Mr. Mohlman compensation of approximately $42,500 for his services to us commencing in August 2002, all of which compensation was paid in April 2004.

  Termination of Employment

  There are no compensatory plans or arrangements, including payments to be received from American Water Star, with respect to any of our executives officers, set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with American Water Star, or any change in control of American Water Star, or a change in the person's responsibilities following a change in control of American Water Star.

  COMPENSATION COMMITTEE

  Prior to June 17, 2004, we did not have a Compensation Committee Charter and the Board performed the necessary functions related to compensation. Since June 17, 2004, a Compensation Committee Charter has been approved and members of the Board have been appointed to the Committee. The Compensation Committee is comprised of three directors. The current members are Messrs. Paisley and Lieberman and Dr. DeBruin. Each member of the Compensation Committee qualifies as an independent director as defined by Section 121 of the American Stock Exchange Company Guide. The Compensation Committee has not held any meetings this year. The Compensation Committee will have the responsibility to develop guidelines for, evaluate and approve cash and equity compensation and benefit plans, programs, and agreements for our Chief Executive Officer and other executive officers; to administer our stock incentive plans; and to develop and review the Company's compensation philosophy.

  STOCK COMPENSATION PLAN

  We currently maintain a consultant and employee stock compensation plan to all the American Water Star to compensate officers, directors, employees, consultants, and certain other persons providing bona fide services to American Water Star or to compensate officers, directors, employees for accrual of salary, through the award of our common stock. The effective date of the stock plan is December 27, 2002 and was later amended in March of 2004.

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

  ON ACCOUNTING AND FINANCIAL DISCLOSURE

  On September 30, 2003, we engaged Kelly & Company as our principal independent accountant after the resignation of Weinberg & Company as our principal independent accountant on August 18, 2003. (See our Current Report on Form 8-K, as filed with the Commission on August 25, 2003 and October 6, 2003.)

  We have had no disagreements on accounting and financial disclosure with our former principal independent accountant, Weinberg & Company, and our current principal independent accountant, Kelly & Company, during our last two most recent fiscal years.

  FINANCIAL STATEMENTS

  INDEX TO FINANCIAL STATEMENTS

  Financial Statement of American Water Star, Inc. as of and for the Fiscal Years Ended December 31, 2003, and for the period from August 20, 2002 (inception) to December 31, 2002:

INDEPENDENT AUDITORS' REPORTS	F-1 - F-2
BALANCE SHEET	F-3 - F-4
STATEMENT OF OPERATIONS	F-5
STATEMENT OF SHAREHOLDERS' EQUITY	F-6 - F-7
STATEMENT OF CASH FLOWS	F-8 - F-9
NOTES TO FINANCIAL STATEMENTS	F-10 - F-24

  Interim Financial Statements (Unaudited) of American Water Star, Inc. as of September 30, 2004 and for the Nine Months Ended September 30, 2004:

BALANCE SHEET	F-25
STATEMENT OF OPERATIONS	F-26
STATEMENT OF CASH FLOWS	F-27 - F-28
NOTES TO FINANCIAL STATEMENTS	F-29 - F-33

  (The Balance of This Page Intentionally Left Blank)

  INDEPENDENT AUDITORS' REPORT

  To the Board of Directors of

  American Water Star, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheet of American Water Star, Inc. and subsidiaries as of December 31, 2003 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of American Water Star, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

  Kelly & Company

  Costa Mesa, California

  April 2, 2004

  INDEPENDENT AUDITORS' REPORT

  To the Board of Directors of:

  American Water Star, Inc. and Subsidiaries

  We have audited the accompanying consolidated statements of operations, changes in stockholders' equity and cash flows of American Water Star, Inc. and subsidiaries (the "Company") for the period from August 20, 2002 (inception) through December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the results of operations and cash flows of American Water Star, Inc. and subsidiaries for the period from August 20, 2002 (inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

  The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company had a net loss of $577,299 and a negative cash flow from operations of $419,734 for the period from August 20, 2002 (inception) through December 31, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  WEINBERG & COMPANY, P.A.

  Boca Raton, Florida

  April 4, 2003

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEET

  AS OF DECEMBER 31, 2003

  ASSETS

Current assets:

Cash	$ 721,396
Accounts receivable - trade, net of allowance for doubtful accounts of $247,037	24,841
Inventories	2,959,785
Notes receivable	35,000
Deferred financing costs	33,279

Total current assets	3,774,301

Plant and equipment, net	1,446,663

Bottling and other equipment held for future use	2,258,571

Depostheir	46,500

TOTAL ASSETS	$ 7,526,035

  The accompanying notes are an integral part of the financial statements.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEET

  AS OF DECEMBER 31, 2003

  LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade and other accrued expenses	$ 384,882
Advances from and accrued compensation to chairman, chief executive officer, and majority shareholder	321,510
Advances from related parties	542,747
TOTAL CURRENT LIABILITIES	1,249,139

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.0001 par value, 20,000,000 shares authorized, none issued	-
Series A preferred convertible, 4,100,000 shares authorized, none issued	-
Common stock, $.0001 par value, 150,000,000 shares authorized, 63,263,206 shares issued and outstanding	6,327
Additional paid-in capital	13,812,021
Unearned consulting services	(637,883)
Accumulated deficit	(6,903,569)

TOTAL SHAREHOLDERS' EQUITY	6,276,896

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 7,526,035

  The accompanying notes are an integral part of the financial statements.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF OPERATIONS

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

	For the Year Ended December 31, 2003	For the Period from August 20, 2002 (Inception) to December 31, 2002
Sales	$ 3,784,748	$ 458,152
Less: slotting fees	1,120,660	-

Net sales	2,664,088	458,152
Cost of sales	1,651,846	260,636
Gross profit	1,012,242	197,516

Operating expenses:
General and administrative - third parties	3,683,326	753,219
General and administrative - related parties	1,415,964	-
Impairment charges on equipment	1,745,669	-
Depreciation	98,416	7,971
Amortization	143,920	13,625

Total operating expenses	7,087,295	774,815

Operating loss	(6,075,053)	(577,299)

Other expense:
Interest expense - third parties	(202,036)	-
Interest expense - related parties	(49,181)	-
Total other expense	(251,217)	-

NET LOSS	$ (6,326,270)	$ (577,299)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$ (0.14)	$ (0.04)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC AND DILUTED	44,257,133	13,528,523

  The accompanying notes are an integral part of the financial statements.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

	Common Stock		Additional Paid-in-Capital
	Shares	Par Value
BALANCE AT AUGUST 20, 2002 (INCEPTION)	-	-	-

Stock issued for equipment and inventory	11,103,433	$ 1,110	$ 3,125,697

Stock issued for officer services	2,562,393	256	689,064

Stock issued in recapitalization of
American Distributing & Packaging, Inc.	5,200,000	520	2,590,356

Stock issued in recapitalization of American Water Star, Inc.	6,915,256	692	(99,621)

Stock issued for cash, net	1,258,892	126	273,493

Stock issued for related party note payable	913,802	92	259,361

Stock issued for equipment and software	2,204,622	220	617,074

Net loss	-	-	-
BALANCE, DECEMBER 31, 2002	30,158,398	$ 3,016	$ 7,455,424

	Unearned Consulting Services	Accumulated Deficit	Total
BALANCE AT AUGUST 20, 2002 (INCEPTION)	-	-	-

Stock issued for equipment and inventory	$ -	$ -	$ 3,126,807

Stock issued for officer services	-	-	689,320

Stock issued in recapitalization of American Distributing & Packaging, Inc.	-	-	2,590,876

Stock issued in recapitalization of American Water Star, Inc.	(636,400)	-	(735,329)

Stock issued for cash, net	-	-	273,619

Stock issued for related party note payable	-	-	259,453

Stock issued for equipment and software	-	-	617,294

Net loss	-	(577,299)	(577,299)
BALANCE, DECEMBER 31, 2002	$ (636,400)	$ (577,299)	$ 6,244,741

  The accompanying notes are an integral part of the financial statements.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

Common Stock		Additional Paid-in-Capital
Shares	Par Value
BALANCE, DECEMBER 31, 2002	30,158,398	$ 3,016	$ 7,455,424

Shares issued for cash	5,693,662	569	1,952,054

Shares issued for extension of notes payable	39,000	4	7,776

Shares issued upon conversion of notes payable	2,785,036	279	731,406

Shares issued upon conversion of notes payable to related party	1,828,153	183	254,274

Shares issued to related party for inventory	15,666,934	1,567	1,251,788

Shares issued for placement of factoring agreement	300,000	30	59,970

Shares and warrants issued for services	6,792,023	679	2,735,729

Amortization of unearned consulting services	-	-	-

Reversal of unearned consulting services	-	-	(636,400)

Net loss	-	-	-
BALANCE, DECEMBER 31, 2003	63,263,206	$ 6,327	$ 13,812,021

	Unearned Consulting Services	Accumulated Deficit	Total
BALANCE, DECEMBER 31, 2002	$ (636,400)	$ (577,299)	$ 6,244,741

Shares issued for cash	-	-	1,952,623

Shares issued for extension of notes payable	-	-	7,780

Shares issued upon conversion of notes payable	-	-	731,685

Shares issued upon conversion of notes payable to related party	-	-	254,457

Shares issued to related party for inventory	-	-	1,253,355

Shares issued for placement of factoring agreement	-	-	60,000

Shares and warrants issued for services	(2,736,408)	-	-

Amortization of unearned consulting services	2,098,525	-	2,098,525

Reversal unearned consulting services	636,400	-	-

Net loss	-	(6,326,270)	(6,326,270)
BALANCE, DECEMBER 31, 2003	$ (637,883)	$ (6,903,569)	$ 6,276,896

  The accompanying notes are an integral part of the financial statements.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF CASH FLOWS

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

	For the Year Ended December 31, 2003	For the Period from August 20, 2002 (Inception) to December 31, 2002
Cash flows used in operating activities:
Net loss	$ (6,326,270)	$ (577,299)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	232,507	7,971
Amortization	143,920	13,625
Stock issued for services	2,098,525	689,320
Impairment charges on equipment	1,745,669	-
Accrued interest - related parties	49,181	-
Provision for doubtful accounts	302,037	-
Amortization - deferred financing cost	26,721	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(238,207)	(88,671)
Inventories	(116,255)	(308,669)
Other assets	88,254	-
Increase (decrease) in:
Accounts payable - trade and accrued expenses	127,520	(156,011)
Accrued compensation	169,200	-
NET CASH USED IN OPERATING ACTIVITIES	(1,697,198)	(419,734)

Cash flows used in investing activities:
Purchase of equipment - third parties	(76,7270)	(16,658)
Purchase of equipment - related parties	(123,020)	-
Increase in notes receivable	(30,000)	(55,000)
NET CASH USED IN INVESTING ACTIVITIES	(229,747)	(71,658)

Cash flows provided by financing activities:
Proceeds from issuance of common stock	1,952,623	273,619
Proceeds from issuance of notes payable - third parties	146,475	-
Advances from a related party	357,063	-
Advances from chairman, chief executive officer, and majority shareholder	106,190	-
Net proceeds on note payable - chairman, chief executive officer, and majority shareholder	-	303,763
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,562,351	577,382
NET INCREASE IN CASH	635,406	85,990
CASH - BEGINNING OF PERIOD	85,990	-
CASH - END OF PERIOD	$ 721,396	$ 85,990

  The accompanying notes are an integral part of the financial statements.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF CASH FLOWS

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  Supplemental Disclosure of Cash Flow Information

	For the Year Ended December 31, 2003	For the Period from August 20, 2002 (Inception) to December 31, 2002
Interest paid - third party	$23,533	-
Income taxes paid	-	-

  Supplemental Disclosure of Non-Cash Investing and Financing Activities

  The Company purchased inventory from their chairman, chief executive officer and majority shareholder for 15,666,934 shares of the Company's common stock with fair value of $1,253,355, which equaled the lower of predecessor cost or fair value of inventory.

  During 2003, the holders of the Company's 10%, 15%, and 25% convertible notes payable totaling $731,685 elected to convert the notes payable into 2,785,036 shares of the Company's common stock.

  At December 31, 2003, the Company issued a note payable to acquire inventory from a related party for $375,960.

  During 2003, the Company issued 1,828,153 shares of their common stock to a shareholder and officer of the corporation as payment of liabilities to the shareholder of $254,457.

  During 2003, the Company issued 300,000 shares of their common stock as a placement fee for a credit facility with a value of $60,000. The fee is being amortized as interest expense over the life of the facility.

  During 2003, the Company issued 39,000 shares of their common stock having a fair market value of $7,780 in exchange for the extension of the maturity dates on certain of their convertible notes.

  During 2002, the Company issued 3,219,996 shares of common stock to a shareholder for inventory with a cost of $905,546.

  During 2002, the Company issued 7,883,437 shares of common stock to a shareholder for office and bottling equipment with a cost of $2,221,260.

  During 2002, the Company issued 913,802 shares of common stock to a shareholder in exchange for a note payable of $259,453.

  During 2002, the Company issued 2,204,622 shares of common stock for equipment and software with a cost of $617,294.

  The accompanying notes are an integral part of the financial statements.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of American Water Star, Inc., a Nevada corporation (the "Company") and their wholly-owned subsidiaries, All Star Beverage, Inc., American Distributing & Packaging, Inc., and Tunlaw Corporation (an inactive subsidiary).

  In December 2002, American Career Centers, Inc., a Nevada corporation, issued shares constituting a majority of their post-issuance common shares outstanding in exchange for all of the outstanding common shares of All Star Beverage, Inc. ("All Star") and American Distributing & Packaging, Inc. ("AD&P") and the former shareholders of All Star and AD&P became the controlling shareholders of American Career Centers, Inc., which then changed their name to American Water Star, Inc. The accompanying financial statements reflect the results of operations and financial condition of All Star and AD&P.

  All significant intercompany transactions and balances have been eliminated in consolidation.

  All references to 2003 represent the year ended December 31, 2003. All references to 2002 represent the period from August 20, 2002 (inception) to December 31, 2002.

  Nature of Operations

  The principal business of the Company is the production and sale of a variety of nonalcoholic, uncarbonated beverages. Through December 31, 2003, the Company's products were produced by third-party bottling companies under long term production contracts. These products are bottled to the Company's specifications using inventory provided by the Company. The Company sells their products through brokers, and directly to distributors and customers. The Company's customers include retail operations and governmental agencies.

  Use of Estimates

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts during the reported period. Actual results could differ from those estimates.

  Examples of significant estimates include the allowance for doubtful accounts, valuation allowance on deferred tax asset and the recoverability of long-lived assets.

  Cash

  The Company maintains cash balances in bank deposit accounts, money market accounts, and time deposit accounts. At December 31, 2003, these accounts that either exceeded federally insured limtheir or were not federally insured amounted to $614,093; however, the Company has not experienced any losses in such accounts. The Company has no requirements for compensating balances.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  Allowance for Doubtful Accounts

  The Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

  Inventory

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  Deferred Financing Costs

  The cost to obtain the third party factoring arrangement is amortized on the straight line method over one year (Note 8).

  Plant and Equipment

  Plant and equipment are recorded at cost. Plant and equipment are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets as follows:

Warehouse and bottling equipment	5 to 10 years
Office furniture and equipment	5 to 7 years
Computer hardware and software	3 years
Leasehold improvements	Life of the lease

  Depreciation commences when equipment is placed in service. Leasehold improvements are amortized over the remaining life of the lease. Website development costs are amortized over three years.

  Expenditures for renewals and improvements are charged to the property accounts. Replacements, maintenance and repairs that do not improve or extend the life of the respective asset are expensed as incurred.

  Repairs and maintenance costs totaled $64,394 in 2003 and $6,000 in 2002.

  Impairment of Long-Lived Assets

  The Company reviews the carrying value of long-lived assets for impairment whenever events or a change in circumstances indicates that the carrying value of such assets may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  Revenue Recognition

  Revenue from the sale of products is recognized when title and risk of loss have passed to the customer. Revenue is recorded at the time of shipment and is net of discounts, rebates, and promotional costs.

  Sales Promotion and Slotting Fees

  The cost of Company products used for sales promotion is included in cost of sales. The values of products used in promotion activities are not included in sales. Slotting fees that are paid to the Company's customers for the right to sell their products in the customers' retail facilities, either in cash or the Company's products, are classified in the statement of operations as a reduction of sales.

  Advertising Costs

  Advertising costs are expensed as incurred. Advertising costs totaled $42,814 in 2003 and $38,800 in 2002.

  Freight Costs

  The Company generally sells their products FOB shipping point and in some cases arranges for shipment to their customers. Freight costs related to sales paid by the Company are included in the cost of sales.

  Fair Value of Financial Instruments

  Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments, requires certain disclosures regarding the fair value of financial instruments. Cash, accounts and notes receivable, accounts payable, accrued liabilities, notes payable and amounts due to shareholder are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

  Reclassifications

  Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

  Recent Accounting Pronouncements

  In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN No. 45"). FIN No. 45 clarifies and expands on existing disclosure requirements for guarantees, including loan guarantees. It also would require that, at the inception of a guarantee, the Company must recognize a liability for the fair value of their obligation under that guarantee. The initial fair value recognition and measurement provisions will be applied on a prospective basis to certain guarantees issued or modified after December 31, 2002. The disclosure provisions are effective for financial statements of periods ending after December 15, 2002. The Company's adoption of FIN No. 45 did not have a material impact on their financial position, cash flows or results of operations.

  In January 2003 the FASB issued Intepretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN No. 46R"). FIN No. 46R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance their activities without additional subordinated financial support from other parties. FIN 46R is effective for all new variable interest entities created or acquired after December 31, 2003. For variable interest entities created or acquired prior to December 31, 2003, the provisions of FIN 46R must be applied for the first interim or annual period beginning after March 15, 2004. The Company does not expect that the adoption of FIN 46R will have a material impact on their consolidated financial position, results of operations or cash flows, as the Company has no interests in variable interest entities.

  2. ACCOUNTS RECEIVABLE - TRADE

  Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of their customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

  Changes in the allowance for doubtful accounts during 2003 follow:

Beginning balance	-
Provision for doubtful accounts	$ 302,037
Write-offs	(55,000)
ENDING BALANCE	$ 247,037

  All factored accounts receivable at December 31, 2003 have been collected.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  2. ACCOUNTS RECEIVABLE - TRADE, CONTINUED

  Third-Party Factor

  Pursuant to a factoring agreement, with recourse against the Company in the event of a loss, the Company factors the majority of their receivables with a third-party factor, which are assigned on a pre-approved basis. At December 31, 2003, the factoring charge amounts to .089% per day (32.5% per annum) between the date of purchase of the receivable and the date of payment by the customer. During 2003, the fees paid pursuant to this agreement were $23,533. The Company's obligations to the factor are collateralized by all of the Company's accounts receivable, inventories, and equipment. The advances for factored receivables are made pursuant to a revolving purchase of accounts agreement. No maximum credit limit has been specified in the agreement.

  Related Party Factor

  Pursuant to a factoring agreement, the Company factored certain of their accounts receivable with a related party factor. The factoring agreement required a 5% transaction fee and daily usage fee based on an annual percentage rate. The maximum amount to be advanced under this agreement is $4,000,000. Total fees incurred under this agreement during 2003 was $49,181. The Company's obligations to the factor are collateralized by all of the Company's accounts receivable, inventories, and equipment. The unpaid amounts due from the related party factor have been offset against advances from that same related party (Note 7).

  3. INVENTORIES

  At December 31, 2003 inventories consisted of the following:

Raw materials	$ 2,602,611
Finished goods	357,174
TOTAL INVENTORIES	$ 2,959,785

  4. NOTES RECEIVABLE

  Notes receivable at December 31, 2003 are as follows:

Note receivable, interest at 7% per annum, without collateral, due July 21, 2004	$ 10,000
Note receivable, interest at 7% per annum, without collateral, due November 6, 2004	25,000
TOTAL NOTES RECEIVABLE	$ 35,000

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  5. PLANT AND EQUIPMENT

  Plant and equipment at December 31, 2003 consisted of the following:

Bottling and other equipment	$ 755,794
Office equipment	483,107
Furniture and fixtures	76,500
Website	357,589
Vehicles	7,900
Improvements	74,172
1,755,062
Less: accumulated depreciation	(308,399)
TOTAL PLANT AND EQUIPMENT, NET	$ 1,446,663

  Bottling and other equipment currently in service is physically located at and operated by a third-party bottling entity that provides co-packing services under a production agreement with the Company (Note 9). This arrangement has resulted in the Company obtaining favorable pricing for the related co-packing services provided to it under this agreement.

  Bottling and other equipment with a book value of $2,258,571 has not been put into use at December 31, 2003 and is classified as bottling and other equipment held for future use (Note 10).

  Depreciation expense totaled $232,507 in 2003 and $7,971 in 2002.

  Depreciation of $134,091 in 2003 was included in the cost of sales; there was no depreciation expense that was included in the cost of sales in 2002.

  Amortization expense was $143,920 in 2003 and $13,625 in 2002.

  6. IMPAIRMENT CHARGES ON EQUIPMENT

  As a result of the delay in implementation of the Company's business plan concerning installation of their bottling and other equipment and slower than anticipated growth in the sales of their products, the Company recorded an impairment in the carrying value of their bottling and other equipment of $1,745,669 at December 31, 2003. Of the impairment charge, $437,639 related to bottling and other equipment currently used in the Company's operations. The portion of the impairment charge attributable to bottling and other equipment held for future use was $1,308,030.

  In determining the amount of the impairment, the Company obtained a valuation from an independent appraiser. The valuation was based on fair market value assuming the orderly sale of the valued equipment in, and the existence of, a market for that equipment. The Company does not plan to dispose of this bottling and other equipment, but rather to use it in their future operations.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  7. RELATED PARTY TRANSACTIONS

  The Company has entered into several transactions with their chairman, chief executive officer, and majority shareholder, and with entities that were related to this individual at the time the transactions or relationships commenced.

  During 2003:

  The Company purchased inventory from their chairman, chief executive officer and majority shareholder for 15,666,934 shares of the Company's common stock with fair value of $1,253,355, which equaled the lower of predecessor cost or fair value of the inventory.

  The Company's chairman, chief executive officer, and majority shareholder assumed an obligation recorded by the Company in the amount of $106,169. This assumption is included in advances from and accrued compensation to the Company's chairman, chief executive officer, and majority shareholder.

  Entities controlled by the former wife of the Company's chairman, chief executive officer, and majority shareholder provided the following to the Company:

Services
Software acquisition and website maintenance	$ 354,202
Computer hardware and other software acquisition	$ 388,414
Rents on facilities under sublease arrangements	$ 365,250
Leased employee cost	$ 308,098
$1,415,964

These entities also billed the Company for the following:
Lease depostheir on subleases	$ 57,600
Tenant improvements to subleased facilities	$ 40,888
Bottling and office equipment	$ 199,805
Cash advances	$ 704,800
Accounts receivable - trade factoring agreement (Note 2)	$ 49,181

  During 2002:

  The Company entered into a note receivable of $5,000 with a shareholder.

  The Company exchanged 913,802 shares of common stock for a note payable to an officer of $259,453.

  The Company issued 2,562,391 shares of common stock for services to an officer having a fair value of $689,320.

  The Company exchanged 11,103,433 shares of common stock for bottling equipment and inventory from an officer with a fair value of $3,126,807.

  The Company exchanged 5,000,000 shares of common stock for bottling equipment from an officer.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  8. SHAREHOLDERS' EQUITY

  Common Stock Issued for Cash

  During 2003, the Company sold, in several offerings, 5,693,662 shares of their common stock and warrants to purchase 2,746,550 shares of their common stock with exercise prices of $0.53 and $0.54 per share. The net proceeds of these offerings totaled $1,952,623.

  During 2002, the Company sold 1,169,860 shares of common stock and issued 89,032 shares of common stock as direct offering costs for net proceeds of $273,619.

  Common Stock Issued for Extension of Convertible Notes Payable

  During 2003, the Company issued 39,000 shares of their common stock with a fair value of $7,780 for a one-year extension of the due date of convertible notes payable.

  Common Stock Issued Upon Conversion of Convertible Notes Payable

  During 2003, the holders of the Company's 10%, 15%, and 25% convertible notes payable totaling $731,685 elected to convert the notes payable into 2,785,036 shares of the Company's common stock.

  Common Stock and Warrants Issued for Consulting Services

  During 2003, the Company issued 6,792,023 shares of their common stock and warrants to purchase 1,700,000 common shares for consulting services. The fair value of these shares and warrants totaled $2,736,408. Of this amount, $637,883 relates to services that remain to be provided in future years as of December 31, 2003. Using the Black-Scholes pricing model, the warrants were valued using the following assumptions: no annual dividends, expected volatility of 95%, weighted average risk free interest rate of 1.29%, and a weighted average term of 1.5 years.

  During 2002 the Company issued 2,562,393 shares of common stock to an officer for services having a fair value of $689,320. In addition, the Company was seeking the return of 430,000 shares of common stock with a fair value of $636,400 due to the non-performance of services provided prior to August 20, 2002. This amount was reversed during 2003.

  Common Stock Issued for Equipment and Software

  The Company purchased inventory from their chairman, chief executive officer and majority shareholder for 15,666,934 shares of the Company's common stock with fair value of $1,253,355, which equaled the lower of predecessor cost or fair value of the inventory.

  Common Stock Issued for Equipment and Software, Continued

  During 2002, the Company exchanged 2,204,622 shares of their common stock for equipment and software with a fair value of $617,294.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  8. SHAREHOLDERS' EQUITY, CONTINUED

  During 2002, the Company exchanged 11,103,433 shares of common stock for bottling equipment and inventory from an officer with a fair value of $3,126,807.

  Common Stock Issued for Third Party Factoring Agreement

  During 2003, the Company issued 300,000 shares of common stock as a fee in obtaining the third party accounts receivable factoring agreement. These shares had a fair value of $60,000 at the time of issuance.

  Common Stock Issued Upon Conversion of Notes Payable - Related Party

  During 2003, the Company issued 1,828,153 shares of their common stock to a related party in satisfaction of debt obligations totaling $254,457. The issuance of shares in satisfaction of the obligation was based on the fair value of the stock at the time of issuance, and no gain or loss was recorded on this transaction.

  During 2002, the Company issued 913,802 shares of common stock in satisfaction of note payable to an officer of $259,453. The shares were recorded at the fair value of the note and no gain or loss on the extinguishment of the debt.

  Common Stock Warrants

  During 2002, the Company issued 227,000 common stock warrants at an exercise price of $0.36 to a consultant for stock placement services. The warrants expire in 2007. Using the Black-Scholes model, the warrants were valued at $95,691 using the following assumptions; no annual dividends, expected volatility of 349%, risk free interest rate of 3.25% and a term of five years. The amount was recorded as a stock placement cost prior to the recapitalization.

  Summary of Warrants

  The following table summarizes warrants outstanding at December 31, 2003.

Exercise Price	Warrants Outstanding at December 31, 2003	Weighted Average Remaining Life (in Years)	Weighted Average Exercise Price	Warrants Exercisable at December 31, 2003	Weighted Average Exercise Price
$0.25 to $0.37	827,000	1.96	$0.34	827,000	$0.34
$0.38 to $0.57	2,930,241	2.44	$0.48	2,930,241	$0.48
$0.58 to $0.87	716,309	1.62	$0.63	716,309	$0.63
$1.00	100,000	1.00	$1.00	100,000	$1.00
$2.00	100,000	1.00	$2.00	100,000	$2.00
	4,673,550			4,673,550

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  8. SHAREHOLDERS' EQUITY, CONTINUED

  The following table summarizes the grants of warrants in 2003 and 2002.

	Warrants	Weighted Average Exercise Price
OUTSTANDING AT AUGUST 20, 2002	--	--
Warrants granted	227,000	$ 0.36

OUTSTANDING AT DECEMBER 31, 2002	227,000	0.36
Warrants granted	4,446,550	0.53
Warrants exercised	--	--
Warrants forfeited	--	--

OUTSTANDING AT DECEMBER 31, 2003	4,673,550	$ 0.52

  As of December 31, 2003, the Company has reserved for future issuance common stock as follows:

Warrants	4,673,550

  Per Share Data

  Net loss per share for 2003 and 2002 is computed based on the weighted average number of shares of common stock outstanding during the period. The effect of common stock equivalents was not included because the effect was anti-dilutive.

  9. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

  The Company is involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business. Although it is not possible to predict with certainty the outcome of these unresolved actions, the Company believes these unresolved legal actions will not have a material effect on their financial position or results from operations.

  On April 2, 2004, the Company was served with a complaint by South Beach Beverage Company, Inc. in a matter that alleges trademark infringement among other things. The plaintiffs are seeking a permanent injunction against the Company's use of certain trademarks. During 2002, 2003, and through March 31, 2004, the Company has not sold, nor does it have any orders for, any of the products that may be involved in this dispute. The Company has not as of yet adequately reviewed the complaint, but based on their preliminary analysis, management believes the allegations are without merit and plans to vigorously defend theirelf in this legal matter.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  9. COMMITMENTS AND CONTINGENCIES, CONTINUED

  Operating Leases

  The Company leases two facilities under long-term non-cancelable operating sublease agreements expiring at various dates through March 2008. The sublessor on these leases is an entity controlled by the former wife of the Chief Executive Officer. The non-cancelable operating leases provide that the Company pays property taxes, insurance and certain operating expenses applicable to the leased premises. Rent expense was approximately $501,000 in 2003 and $33,000 in 2002. The future minimum annual lease payments required under the operating leases are as follows:

2004	$ 203,000
2005	186,000
2006	180,000
2007	117,000
2008 and thereafter	40,000
$ 726,000

  In March 2004, the sublease agreements were cancelled and replaced with lease agreements with the landlords.

  Production Agreements

  The Company has entered into production agreements with two bottling entities (the "co-packers"). One of these agreements expires in 2007 and the other is month to month. At December 31, 2003, minimum annual purchase requirements under these contracts follow:

2004	$ 125,500
2005	125,500
2006	125,500
2007	62,750
$ 439,250

  License Agreements

  In January 2003, the Company entered into an agreement with a corporation that owns the licensing rights to a consumer product trademark. The Agreement provides the Company with a three-year exclusive license to produce, market and sell flavored water bearing the trademark name in the United States and Canada. In consideration, the Company agreed to pay a royalty of four percent of invoice sales (net of shipping and sales taxes), payable each quarter. The agreement calls for a guaranteed minimum annual royalty fee of $40,000 in the first year, $120,000 in the second year, and $200,000 in the third year. The agreement may be renewed for three years if the Company meets minimum sales amounts under the agreement. Royalty expense for the year ended December 31, 2003 was $40,000.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  10. CONCENTRATIONS

  Credit Risk

  During 2003, the Company relied on three customers for approximately 40% of net sales. At December 31, 2003, accounts receivable from those customers totaled $14,743.

  During 2002, the Company relied on three customers for approximately 61% of sales. At December 31, 2002, accounts receivable from those customers totaled $13,820.

  Significant Suppliers

  The Company's largest suppliers accounted for approximately 95% of product purchases in 2003 and 70% in 2002. The Company is dependent on the ability of their suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. The Company believes that their relationships with suppliers are satisfactory.

  In January 2004, the Company commenced a plan to open their own bottling facilities. The first of these facilities is expected to start production in the second quarter of 2004. Approximately $2.3 million of equipment held for future use is anticipated to be used in this facility.

  11. INCOME TAXES

  The Company uses the asset and liability approach to account for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax base using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  The Company reported no income tax benefit or expense for 2003 or 2002.

  Significant components of the Company's deferred income tax assets and liabilities at December 31, 2003 are as follows:

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  11. INCOME TAXES, CONTINUED

Deferred income tax assets:
Net operating loss carry-forward	$ 1,634,192
Allowances and reserves	762,512
Accrued compensation	57,528
Total deferred income tax asset	2,454,232

Deferred income tax liabilities:
Depreciation	107,019

Total deferred income tax liability	107,019
2,347,213

Valuation allowance	(2,347,213)
NET DEFERRED INCOME TAX ASSET	$ -

  The Company's tax benefit differs from the expected tax benefit for 2003 and 2002 (computed by applying the Federal corporate tax rate of 34% to income (loss) before taxes) as follows:

	For the Year Ended December 31, 2003	For the Period from August 20, 2002 (Inception) to December 31, 2002
Computed "expected" tax benefit	$ (2,150,931)	$ (196,282)
Valuation allowance	2,150,931	196,282

INCOME TAX (BENEFIT) EXPENSE	--	--

  At December 31, 2003, the Company had a net operating loss carryforward of approximately $4.7 million for U.S. Federal Income tax purposes available to offset future taxable income expiring beginning 2022. The Company recorded a valuation allowance of $2,347,213 at December 31, 2003 to fully offset the deferred tax asset.

  12. SPIN OFF

  In December 2003, the Company's Board of Directors declared a dividend in the form of all of the common stock of American Distributing & Packaging, Inc. ("AD&P"). The distribution of the AD&P shares to the Company's shareholders is expected to occur in 2004.

  At December 31, 2003, AD&P had no assets or liabilities and had no revenues or significant expenses. Their only activity through December 31, 2003 was the development of their business plan.

  AD&P is expected to acquire assets and commence the sale of their products in 2004 before their shares are distributed to the Company's shareholders.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  13. SUBSEQUENT EVENTS

  Sales of Shares for Cash

  In February 2004, the Company sold 250,040 shares of their common stock. The net proceeds of this offering were $159,272.

  In March 2004, the Company sold 8,888,892 shares of their common stock, and warrants to purchase 4,444,446 common shares at $1.25 per shares and warrants to purchase 4,444,446 shares of common stock at $1.65 per share. The $1.65 warrants expire in February 2009 and the $1.25 warrants expire forty-five days after the registration of the shares and the warrants is effective. The net proceeds of this offering are $7,250,000. Of this amount, $3,410,000 was received in February 2004 and $3,840,000 will be received upon the Company's filing of a Registration statement related to this offering.

  New Customer

  In March 2004, the Company received an initial order from a national retail organization. This order is for about $600,000 of the Company's products which are to be shipped in April 2004.

  Consulting Agreement

  In January 2004, the Company entered into a consulting agreement with an entity that is controlled by the former wife of the chairman, chief executive officer, and majority shareholder of the Company. The agreement provides for special branded beverage products and advertising development. The agreement provides for the issuance of 100,000 shares of the Company's restricted common stock and a monthly payment of $10,000. The term of this agreement is 24 months.

  Operating Leases

  In 2004, the Company entered into three separate non-cancelable operating sublease agreements expiring at various dates through March 2008. The sublessor on these leases is an entity controlled by the former wife of the chairman, chief executive officer, and majority shareholder of the Company. The future minimum annual lease payments required under the operating leases are as follows:

2004	$ 350,000
2005	317,000
2006	325,000
2007	208,000
2008	211,000
$1,411,000

  Acquisition

  In the first quarter of 2004, the Company acquired an independent bottling company in Florida for cash of $135,000 and 200,000 shares of common stock.

  AMERICAN WATER STAR, INC. AND SUBSIDIARIES

  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

  AS OF DECEMBER 31, 2003 AND

  FOR THE YEAR ENDED DECEMBER 31, 2003 AND

  FOR THE PERIOD FROM AUGUST 20, 2002 (INCEPTION) TO DECEMBER 31, 2002.

  14. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  The following is a summary of the unaudited quarterly results for each of the calendar quarters in 2003 and 2002 (in thousands, except per share data).

	Amounts in Thousands Except Per Share Data
	March 31	June 30	September 30	December 31
2003:
Net sales, as originally reported	$ 786	$ 979	$ 1,411	$ --

Fourth quarter adjustments	$ -	$ -	$ (864)	$ --	(1)

Net sales, as adjusted	$ 786	$ 979	$ 547	$ 352

Gross profit	$ 342	$ 414	$ 648	$ (392)	(2)

Operating expense	$ 1,252	$ 369	$ 1,451	$ 4,015

Net loss, as adjusted	$ (776)	$ (229)	$ (957)	$ (4,364)

Shares used in calculation	35,373,311	34,518,499	54,906,495	59,942,819

Basic and diluted loss per share	$ (0.022)	$ (0.007)	$ (0.017)	$ (0.073)

Amounts in Thousands, Except Per Share Data
	September 30	December 31
2002:
Net sales	$ 203	$ 255
Gross profit	$ 88	$ 110
Total operating expense	$ 344	$ 431
Net loss	$ (256)	$ (321)
Basic and diluted loss per share	$ (0.02)	$ (0.02)
Shares used in calculation	13,528,523	13,528,523

    The Company adjusted net sales during the fourth quarter as a result of two product returns that occurred in the fourth quarter of 2003 and the first quarter of 2004. These product returns were related to sales invoices recorded during the third quarter ended September 30, 2003.

    Negative gross profit in the fourth quarter of 2003 results from slotting and other promotional goods shipped.

  American Water Star, Inc. and Their Subsidiaries

  Consolidated Balance Sheet

  (Unaudited)

  September 30, 2004

ASSETS
Current assets:
Cash	$ 275,942
Accounts receivable	143,864
Inventories	3,642,341
Notes receivable	70,000
Due from related party	143,444
Prepaid expenses and other	99,213
Total current assets	4,374,804

Property, plant and equipment, net of accumulated depreciation of $577,195	3,702,433

Other assets:
Bottling and other equipment held for future use	6,057,854
Intangible assets	362,980
Depostheir and other	96,393
Total other assets	6,517,227

Total assets	$ 14,594,464

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

Accounts payable and other accrued expenses	$ 1,692,369
Advances from the Company's Chairman, Chief Executive Officer and largest stockholder	21,887
Notes payable to the Company's Chairman, Chief Executive Officer and largest stockholder	1,150,000
Notes payable	100,000
Due to related party	239,048

Total current liabilities	3,203,304

Commitments and contingencies

Stockholders' equity:

Preferred stock, $0.0001 par value, 20,000,000 shares authorized, of which
4,100,000 are designated as Series A preferred convertible stock.	-
Common stock, $0.0001 par value, 150,000,000 shares authorized, 80,017,858 shares issued and outstanding	8,002
Additional paid in capital	26,996,344
Stock subscription receivable	(23,625)
Unearned consulting and legal services	(1,368,233)
Accumulated deficit	(14,221,328)

Total stockholders' equity	11,391,160
Total liabilities and stockholders' equity	$ 14,594,464

  See notes to consolidated financial statements

  American Water Star, Inc. and Their Subsidiaries

  Consolidated Statements of Operations

  (Unaudited)

  For Each of the Nine-Month Periods Ended September 30, 2004 and 2003

	For the Nine-Month Period Ended
	September 30, 2004	September 30, 2003
Sales	$ 2,771,701	$ 3,175,814
Less: slotting fees	346,547	-

Net sales	2,425,154	3,175,814
Cost of sales	1,971,128	1,426,899

Gross profit	454,026	1,748,915

Operating expenses:
General and administrative	6,104,859	2,836,214
General and administrative - related parties	1,399,665	-
Depreciation and amortization	237,231	188,445

Total operating expenses	7,741,755	3,024,659

Net loss from operations	(7,287,729)	(1,275,744)

Interest (expense)	(30,030)	(86,126)

Net loss	$ (7,317,759)	$ (1,361,870)

Net loss per common share - basic and diluted	$ (0.10)	$ (0.03)

Weighted average number of shares outstanding - basic and diluted	75,057,417	47,960,625

  See notes to consolidated financial statements

  American Water Star, Inc. and Their Subsidiaries

  Consolidated Statements of Cash Flows

  (Unaudited)

  For Each of the Nine-Month Periods Ended September 30, 2004 and 2003

	For the Nine-Month Period Ended
	September 30, 2004	September 30, 2003
Cash flows from operating activities:
Net loss	$ (7,317,759)	$ (1,361,870)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	285,425	511,469
Interest expense paid with shares of common stock	-	86,126
Stock issued for services	1,996,856	741,045
Warrants for services	-	689,000
Amortization - deferred costs	33,279	-
Decrease (increase) in assets:
Accounts receivable	(119,023)	(1,338,160)
Inventories	(682,556)	165,539
Depostheir and other assets	(49,893)	(64,628)
Prepaid expenses	(99,213)	-
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	1,307,487	50,036
Advances from (repayments to) the Company's Chairman, Chief Executive Officer and largest stockholder, net	(299,623)	-

Net cash used in operating activities	(4,945,020)	(521,444)

Cash flows used in investing activities:
Purchase of land and building - third parties	(2,366,470)	-
Purchase of equipment from third parties	(174,725)	(60,850)
Purchase of equipment from third parties - held for future use	(87,773)	-
Purchase of equipment held for future use - related party	(3,711,510)	-
Intangible assets	(135,000)	-
Issuance of notes receivable	(35,000)	60,000

Net cash used in investing activities	$ (6,510,478)	$ (850)

  See notes to consolidated financial statements

  American Water Star, Inc. and Their Subsidiaries

  Consolidated Statements Cash Flows

  (Unaudited)

  For Each of the Nine-Month Periods Ended September 30, 2004 and 2003

	For the Nine-Month Period Ended
	September 30, 2004	September 30, 2003
Cash flows provided by financing activities:
Proceeds from issuance of common stock	$ 7,282,801	$ 602,362
Proceeds from exercise of warrants	1,224,386	-
Proceeds from notes payable from Chairman, Chief Executive Officer and largest stockholder	2,850,000	-
Net proceeds on advances from related parties	(447,143)	238,867
Net proceeds on convertible bonds	-	50,000
Proceeds from issuance of note payable	100,000	-

Net cash provided by financing activities	11,010,044	891,229

Net increase (decrease) in cash	(445,454)	368,935

Cash - beginning of period	721,396	85,990

Cash - end of period	$ 275,942	$ 454,925

  Supplemental Disclosure of Non-Cash Investing and Financing Activities

  During the quarter ended September 30, 2004, the Company converted $1,700,000 of notes payable - related party into 1,888,889 shares of the Company's common stock. The convertible notes were held by the Company's Chairman, Chief Executive Officer and largest stockholder or entities directly or indirectly controlled by that individual.

  During the nine-month period ended September 30, 2004, the Company issued 200,000 shares of common stock to Sunset Bottling Company for the benefit of the former owners valued at approximately $228,000 in connection with an asset acquisition.

  During the quarter ended September 30, 2003, the Company's Chairman, Chief Executive Officer and largest stockholder exchanged inventory with predecessor cost of $1,253,355 for 15,666,934 shares of common stock, the fair value of the shares issued.

  During the nine-month period ended September 30, 2003, the Company converted $262,827 of notes payable - related party into 1,878,523 shares of common stock. The convertible notes were held by the Company's Chairman, Chief Executive Officer and largest stockholder or entities directly or indirectly controlled by that individual.

  American Water Star, Inc. and Their Subsidiaries

  Notes to the Consolidated Financial Statements

  (Unaudited)

  As of September 30, 2004 and

  For Each of the Nine-Month Periods Ended September 30, 2004 and 2003

  1. Interim Presentation

  The consolidated financial statements as of September 30, 2004 and for the nine-month periods ended September 30, 2004 are unaudited. In the opinion of management, such consolidated financial statements include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. The consolidated results of operations for the nine-month periods ended September 30, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year. The interim consolidated financial statements should be read in conjunction with the Company's annual report on Form 10-KSB for the year ended December 31, 2003.

  2. Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following at September 30, 2004:

Raw materials and supplies	$2,722,785
Finished goods	$919,556

Total	$3,642,341

  3. Property, Plant and Equipment

  Property, plant and equipment at September 30, 2004 consisted of the following:

Building and land	$2,366,470
Bottling and other equipment	841,896
Office equipment	495,414
Furniture and fixtures	80,192
Website	357,589
Vehicles	35,200
Improvements	102,867

4,279,628
Less: accumulated depreciation	(577,195)

Total plant and equipment, net	$3,702,433

  Bottling and other equipment with a book value of $6,057,854 has not been put into use at September 30, 2004 and is classified as bottling and other equipment held for future use.

  American Water Star, Inc. and Their Subsidiaries

  Notes to the Consolidated Financial Statements

  (Unaudited)

  As of September 30, 2004 and

  For Each of the Nine-Month Periods Ended September 30, 2004 and 2003

  3. Property, Plant and Equipment, Continued

  Depreciation expense was $195,404 and $435,214 for the each of the nine-month periods ended September 30, 2004 and 2003, respectively.

  Amortization expense related to website and tenant improvements was $90,021 and $76,255 for the each of the nine-month periods ended September 30, 2004 and 2003, respectively.

  4. Related Party Transactions

  Entities controlled by the former wife of the Company's Chairman, Chief Executive Officer and largest stockholder provided the following to the Company in 2004:

  Services:

For the Nine-Month Period Ended September 30, 2004
Product development	$ 575,473
Rents on equipment and facilities under sublease arrangements	540,740
Leased employee cost	283,452
Total	$ 1,399,665

  These entities sold bottling and office equipment to the Company for $3,711,510 in the nine-month period ended September 30, 2004. There were no amounts paid to related parties for purchases of bottling and other office equipment or for services during the nine-month period ended September 30, 2003.

  During the first quarter of 2003, the Company exchanged $162,307 of demand notes payable into 676,278 shares of common stock. The notes were held by the Company's Chairman, Chief Executive Officer and largest stockholder and were converted at the fair market value of the Company stock at the time of conversion.

  During the second quarter of 2003, the Company issued 15,666,934 shares of their common

  American Water Star, Inc. and Their Subsidiaries

  Notes to the Consolidated Financial Statements

  (Unaudited)

  As of September 30, 2004 and

  For Each of the Nine-Month Periods Ended September 30, 2004 and 2003

  4. Related Party Transactions, Continued

  stock to their Chairman, Chief Executive Officer and largest stockholder in exchange for inventory with predecessor cost of $1,253,355. The fair value of the shares issued equaled the predecessor cost of the inventory. The Company also sold 1,151,875 shares of their common stock to entities controlled by their Chairman, Chief Executive Officer and largest stockholder for $92,150, the fair value of the shares at the date of the sale.

  During the third quarter of 2004, the Company issued 1,888,889 shares of their common stock to their Chairman, Chief Executive Officer, and largest stockholder in cancellation of $1.7 million cash advances made to the Company in the nine-month period ended September 30, 2004. In addition, this individual loaned the Company's wholly-owned subsidiary $1,150,000 without interest or collateral due July 2005.

  5. Capital Stock Transactions

  During the first quarter of 2004, the Company:

  Sold 10,163,259 shares of their common stock and issued warrants to purchase 8,888,888 shares of their common stock for net proceeds of $7,418,035. Of this amount, $3.6 million was received in May 2004.

  Issued 985,668 shares of their common stock for services. The fair value of these shares at the date of issuance was $1,089,908.

  Issued 1,741,626 shares of their common stock upon exercise of warrants. The proceeds upon these exercises were $816,548 of which $23,625 had not been received by September 30, 2004. This amount is recorded as subscription receivable.

  Retired 108,336 shares of their common stock upon settlement of disputes of the predecessor company.

  During the second quarter of 2004, the Company:

  Issued 200,000 shares of their common stock as partial consideration for the acquisition of the assets of Sunset Bottling Company.

  Issued 425,517 shares of their common stock upon exercise of warrants. The proceeds from the exercise of these warrants were $217,875.

  Issued 876,600 shares of their common stock for services. The fair value of these shares at the date of issuance was $999,750.

  American Water Star, Inc. and Their Subsidiaries

  Notes to the Consolidated Financial Statements

  (Unaudited)

  As of September 30, 2004 and

  For Each of the Nine-Month Periods Ended September 30, 2004 and 2003

  6. Capital Stock Transactions, Continued

  Issued warrants to purchase 1,000,000 of their common stock for services. The warrants have a one year life, are exercisable at $1.28 per share, and had a fair value at the date of issuance of $630,000.

  During the third quarter of 2004, the Company:

  Issued 571,429 shares of their common stock upon exercise of warrants. The proceeds from the exercise of these warrants were $212,500.

  Issued 10,000 shares of their common stock for services. The fair value of these shares at the date of issuance was $7,500.

  Issued 1,888,889 shares of their common stock to their Chairman, Chief Executive Officer, and largest stockholder in cancellation of $1.7 million cash advances made to the Company in the three-month period ended September 30, 2004.

  During the first quarter of 2003, the Company:

  Exchanged $162,307 of demand notes payable into 676,278 shares of common stock. The convertible notes were held by the Company's Chairman, Chief Executive Officer and largest stockholder and were converted at the fair value of the shares at the date of the conversion.

  Issued 39,000 shares to convertible note holders in exchange for an agreement to extend the term of the notes. The fair value of the shares at the date of the agreement was $7,780; which was recorded as interest expense.

  A convertible note holder elected to convert $10,000 of notes into 50,370 shares of common stock with the per share conversion value established pursuant to the terms of the convertible note agreement.

  Issued 2,743,923 shares of their common stock for services. The fair value of these shares at the date of issuance was $871,424.

  During the second quarter of 2003, the Company:

  Issued 15,666,934 shares of their common stock to their Chairman, Chief Executive Officer and largest stockholder in exchange for inventory with predecessor cost of $1,253,355. The fair value of the shares issued equaled the predecessor cost of the inventory.

  American Water Star, Inc. and Their Subsidiaries

  Notes to the Consolidated Financial Statements

  (Unaudited)

  As of September 30, 2004 and

  For Each of the Nine-Month Periods Ended September 30, 2004 and 2003

  6. Capital Stock Transactions, Continued

  Sold 1,151,875 shares of their common stock to entities controlled by their Chairman, Chief Executive Officer and largest stockholder for $92,150, the fair value of the shares at the date of the sale.

  Issued 834,069 shares of their common stock for services. The fair value of the shares at the date of issuance was $112,926.

  7. Major Customer

  During 2004, the Company began shipping product to a major discount retailer, Wal-Mart, throughout the United States. Sales to this customer represented 46% of Company net sales for the nine-month period ended September 30, 2004, respectively. At September 30, 2004, there were no accounts receivable from this customer.

  8. Subsequent Event

  In October 2004, the Company entered into a $5 million convertible note agreement. The note bears interest at prime plus 3% and is due on October 26, 2007. Monthly principal payments of $151,515.15 plus accrued interest commence February 1, 2005. Substantially all of the Company's assets are pledged as collateral on this note. The note is convertible in shares of the Company's common stock at any time prior to repayment at $0.57 per share. As part of the agreement, the Company issued warrants to purchase 2,543,860 shares of their common stock. The exercise price of these warrants is $0.66 per share and may be exercised at any time, and expire October 25, 2009.

  As a condition of the financing, the Company was required to obtain waivers from prior investors to enter into this agreement. The Company issued to one of the investors warrants to purchase one million shares of their common stock to obtain their required waiver. The exercise price of these warrants is $0.58 per share. The warrants may be exercised at any time and expire October 28, 2009.

  No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

  Dealer Prospectus

  Delivery Obligation

  Until _________, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

AMERICAN WATER STAR, INC. _________, 2004
_____________________ TABLE OF CONTENTS

  Prospectus Summary

  Summary Financial Information

  Risk Factors

  Available Information

  Special Note Regarding Forward-Looking Information

  Use of Proceeds

  Selling Security Holders

  Plan of Distribution

  Legal Proceedings

  Directors, Executive Officers, Promoters and Control Persons

  Security Ownership of Beneficial Owners and Management

  Description of Securities

  Interest of Named Experts and Counsel

  Disclosure of Commission Position on Indemnification for Securities Act Liabilities

  Organization within the Last Five Years

  Description of Business

  Management Discussion and Analysis

  Description of Property

  Certain Relationships and Related Transactions

  Market for Common Equity and Related Stockholder Matters

  Executive Compensation

  Changes in and Disagreements with Accountants

  Financial Statements (Audited)

  Independent Auditors Report

       Balance Sheet

       Statement of Operations

       Statement of Shareholders' Equity

       Statement of Cash Flows

       Notes to Financial Statements

  Financial Statements (Unaudited)

       Balance Sheet

       Statement of Operations

       Statement of Cash Flows

       Notes to Financial Statements

Page 1 3 4 12 13 14 14 16 18 20 25 26 32 33 33 35 40 51 52 54 56 58 59 F-1 F-3 F-5 F-6 F-8 F-10 F-26 F-27 F-28 F-30

  PART II: Information not required in Prospectus

  INDEMNIFICATION OF OFFICERS AND DIRECTORS

  None of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

  The Bylaws provide for indemnification of the directors, officers, and employees of Petrol Oil and Gas, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Petrol Oil and Gas, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

  Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties to us, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder's rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in Petrol Oil and Gas, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses payable by the Company in connection with the sale and distribution of the shares registered hereby.

SEC Registration Fee	$978.99
American Stock Exchange Listing Fee	$20,000.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Printing Expenses	$5,000.00
Miscellaneous Expenses	$1,521.01

Total	$92,500.00

  RECENT SALES OF UNREGISTERED SECURITIES

  We sold and issued the following securities during the past three years that were not registered under the Securities Act of 1933, as amended:

  FIRST THREE QUARTERS OF 2004 SALES

  On January 15, 2004, the Company commenced a private placement of their common stock at the purchase price of 30% discount to the closing price (last trade price) posted on the OTC Bulletin Board on the date the investment amount was received by the Company. The offering closed on January 31, 2004, and the Company sold 220,350 shares to 13 accredited investors. The offering was conducted by the Company and no commissions were paid. We believe the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Regulation D Rule 506. The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and Exchange Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the mertheir and risks of their investment. The recipients had the opportunity to speak with the Company's management on several occasions prior to their investment decision.

  On February 3, 2004, the Company executed a Consulting Agreement with Alpine Capital Partners, Inc. ("Alpine") pursuant to which Alpine will assist the Company by conducting public relations work throughout the financial community commencing February 1, 2004 and running through February 1, 2007, and in partial consideration therefor, the Company issued Alpine 750,000 shares of their restricted common stock, and agreed to include those shares in the Company's next registration statement. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the Company's financial statements and 34 Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in their financial and business matters that it was capable of evaluating the mertheir and risks of their investment. The recipients had the opportunity to speak with the Company's president and directors on several occasions prior to its investment decision.

  On February 18, 2004, the Company consummated the issuance of (i) 8,888,892 newly-issued shares of common stock, (ii) Unit Warrants to purchase 4,444,442 newly-issued shares of the Company's common stock, and (iii) Green Shoe Warrants to purchase 4,444,446 newly-issued shares of the Company's common stock, to 14 institutional and other accredited investors, resulting in approximately $8 million in gross proceeds to the Company, prior to the exercise of the Warrants. The effective price in the private placement was $0.90 for each unit. Each unit consists of one Share of common stock, a Unit Warrant to purchase one-half of a share of common stock, and a Green Shoe Warrant to purchase one-half of a share of common stock. The unit purchase price was determined based on the fair market value of the Company's common stock as determined in good faith by the board of directors of the Company. The Unit Warrants have an exercise period of five years and an exercise price of $1.65 per share. The Green Shoe Warrants expired on June 28, 2004. The Unit Warrants are exercisable in cash, and, under certain circumstances, allow for cashless exercise, representing a potential $7.3 million in additional proceeds. Assuming the Warrants are fully-exercised, the total gross proceeds of this offering are approximately $20.9 million. The Company has received a limited waiver from the subscribers in such private offering in respect of the Company's failure to have filed their Form SB-2 registration statement with the Commission by April 2, 2004. The Company acknowledges the liquidated damages obligations set forth in Section 11.4 of the related Subscription Agreement and will act in accordance with such section. We believe the issuance was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Regulation D Rule 506. The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and Exchange Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in financial and business matters that they were capable of evaluating the mertheir and risks of their investment. The recipients had the opportunity to speak with the Company's management on several occasions prior to their investment decision.

  On February 20, 2004, the Company acquired an independent bottling company in Florida for cash of $135,000 and 200,000 shares of their common stock. We believe that the issuances of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipient of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the Company's financial statements and 34 Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in their financial and business matters that its was capable of evaluating the mertheir and risks of their investment. The recipients had the opportunity to speak with the Company's president and directors on several occasions prior to it investment decision.

  Effective February 26, 2004, the Company issued 100,000 shares of their restricted common stock to D.A.M.E., Inc. ("D.A.M.E.") pursuant to a Consultant Agreement under which D.A.M.E. will be responsible for sourcing and developing advertising campaigns, trademark designs, slogans and artwork for the Company for a period of 24 months commencing January 1, 2004. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company's financial statements and 34 Act reports. The recipients occupied a privileged position with our company due to being a related party to Mr. Mohlman.

  On March 1, 2004, the Company issued 10,000 shares of their restricted common stock to Richard Hurd in full consideration of services to be performed under a six month Consulting Agreement commencing on February 21, 2004, whereby he will develop artwork design for new labels and advertisement. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On March 1, 2004, the Company issued 100,000 shares of their restricted common stock to one person in partial consideration of services to be performed under an Independent Consultant Agreement commencing February 21, 2004 and ending February 21, 2007, whereby he will develop artwork design for new labels and advertisement artwork. We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On March 1, 2004, the Company issued 100,000 shares of their restricted common stock to one person in partial consideration of services to be performed under an Independent Consultant Agreement commencing February 21, 2004 and ending February 21, 2007, whereby he will serve as a sales and marketing consultant for the Company's wholly-owned subsidiary, All-Star Beverages, Inc. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On March 4, 2004, the Company entered into a new non-exclusive Consulting Agreement with Redwood Consultants, LLC for a period of thirty (30) months, whereby Redwood will become a financial and marketing consultant to the Company. The cost to Company for the services to be provided during the term of the Agreement will be $300,000, which amount will be earned at the rate of $10,000 per month. Per the Agreement, the Company paid the compensation due thereunder by immediately funding the exercise of the $1.00 and $2.00 warrants previously granted to Redwood. Per the Agreement, all shares issued upon exercise will be held in escrow by the Company and released to Redwood pursuant to the following vesting schedule: (1) the 100,000 shares issued upon exercise of the $1.00 warrants shall be released to Redwood at the rate of 10,000 shares per month for the first 10 months of the Agreement; and (2) the 100,000 shares issued upon exercise of the $2.00 warrants shall be released to Redwood at the rate of 5,000 shares per month for months 11 through 30 of the Agreement. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).  The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the Company's financial statements and 34 Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in their financial and business matters that they were capable of evaluating the mertheir and risks of their investment. The recipients had the opportunity to speak with the Company's president and directors on several occasions prior to its investment decision.

  Effective March 12, 2004, the Company issued 71,500 shares of their restricted common stock to Cassiano De Vasconsellos Gomes pursuant to a Consultant Agreement under which he will promote the Company's products by participating in marketing programs throughout the United States and South America for a period of one year commencing January 1, 2004. We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On April 1, 2004, the Company granted options for the purchase of up to 1,000,000 shares of their common stock at an exercise price of $1.28 per share to Merrick Okamoto in connection with the execution of a 12-month Consultant Agreement. The options expire on the sooner of March 31, 2005, or 30 days following the termination of the Consultant Agreement. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On April 12, 2004, the Company issued 280,000 shares of restricted common stock to Don Hejmanowski in full consideration for investor relation services to be provided pursuant to an Independent Contractor Agreement commencing May 1, 2004 and ending on April 30, 2005. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).  The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information, including the Company's financial statements and 34 Act reports, and his prior involvement with the Company as a previous consultant.

  On April 16, 2004, the Company issued 350,000 shares of restricted common stock to MarketByte LLC, in consideration of consulting services to be provided pursuant to a Consulting Agreement. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On May 26, 2004 Kate McKnight execised 15,000 warrants at a price of $0.525 per share. The 15,000 shares were issued on October 14, 2003 and could only exercised in whole. The shares were registered in our registration statement on Form SB-2 dated May 7, 2004. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On June 3, 2004, Adela Pena exercised 24,802 warrants at a price of $0.60 per share. The 24,802 shares were issued on September 18, 2003 and could only be exercised in whole. The shares were registered in our registration statement on Form SB-2 dated May 7, 2004. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On June 14, 2004, Karen Miller exercised 85,715 warrants at a price of $0.525 per share. The 85,715 shares were issued on October 2, 2003 and could only be exercised in whole. The shares were registered in our registration statement on Form SB-2 dated May 7, 2004. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On June 15, 2004, we issued 20,000 shares of restricted common stock to Steve Simon and 5,000 shares of our restricted common stock to James W. Dupree who each provided financial marketing consultant services. We believe that the issuance of the shares was from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2).  The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On July 7, 2004, Rheal Cote exercised 71,429 warrants at a price of $0.525 per share. The 71,429 shares were issued on October 2, 2003 and could only be exercised in whole. The shares were registered in our registration statement of Form SB-2 dated May 7, 2004. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On July 13, 2004, we issued 20,000 shares of restricted common stock to Marvin Lee Schwab pursuant to an agreement under which he will assist in developing our operations as a bottle manufacturer for a period of one year commencing June 28, 2004. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On August 4, 2004, VistaQuest exercised 500,000 warrants at a price of $0.35 per share. The 500,000 shares were issued on August 22, 2003 and could only be exercised in whole. These shares were registered in our registration statement on Form SB-2 dated May 7, 2004. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On September 1, 2004, we issued 1,888,889 shares of restricted common stock to our Roger Mohlman, Chairman, Chief Executive Officer and our largest stockholder in cancellation of $1,700,000 in cash advances made to the Company in the three-month period ended September 30, 2004. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On September 8, 2004, we issued 10,000 shares of restricted common stock for logistic consulting services to Gary Bazelon. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On October 26, 2004, the Company entered into an $5,000,000 credit facility with Laurus Master Fund, Ltd., whereby the Company executed an $5,000,000 convertible term note and issued Laurus a warrant to purchase 2,543,860 shares of their common stock at $0.66 per share. The Company believes that the sale of the convertible term note and issuance and sale of the warrants was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Regulation D Rule 506. The shares were issued directly by the Company and did not involve a public offering or general solicitation. Laurus was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and Exchange Act reports. The Company reasonably believed that Laurus, immediatley prior to its investment, had such knowledge and experience in financial and business matters that they were capable of evaluating the mertheir and risks of their investment. Laurus had the opportunity to speak with the Company's management on several occasions prior to their investment decision. In connection with the Laurus financing, the Company paid Laurus a management fee of $180,000, plus $29,500 for Laurus' due diligence and legal fees, and $2,000 in escrow fees. Further, the Company paid a cash finder's fee of $500,000 and issued 500,000 shares of the Company's common stock to Alpine Capital Partners, which the Company agreed to register as part of the Laurus registration statement.

  On October 28, 2004, the Company issued 500,000 shares to Alpine Capital Partners as a finder's fee for the Laurus transaction.  We beleive the issuence was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the Company's financial statements and 34 Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in their financial and business matters that they were capable of evaluating the mertheir and risks of its investment. The recipients had the opportunity to speak with the Company's president and directors on several occasions prior to its investment decision. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On October 28, 2004, we issued warrants to purchase 1,000,000 shares of our common stock to Gryphon Master Fund, L.P. in consideration for the receipt of a required waiver allowing the Laurus financing. The exercise price of these warrants is $0.58 per share and may be exercised at any time prior to October 28, 2009. Further, the warrant provides Gryphon with the right to exercise the warrants on a cashless basis. We believe that the issuance of these warrants was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The warrants were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the warrants was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company's financial statements and 34 Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the warrants, had such knowledge and experience in their financial and business matters that it was capable of evaluating the mertheir and risks of its investment. The recipients had the opportunity to speak with the Company's president and directors on several occasions prior to its investment decision.

  On November 17, 2004, the Company issued 150,000 shares of restricted stock in connection with legal fees paid to Stoecklein Law Group for the Laurus transaction and for various other corporate matters. We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  Securities authorized for issuance under equity compensation plans

  On February 20, 2004, the Company granted a 200,000 share stock award under their Stock Plan to Roger Mohlman in consideration of his services to the Company during the years 2002 and 2003. In accordance with Section 5 of the Plan, the shares were issued pursuant to Mr. Mohlman's services as an executive officer of the Company, as described elsewhere in this Registration Statement.

  On February 20, 2004, the Company granted a 50,000 share stock award under the Stock Plan to Jerry Ludeman in consideration of his services to the Company during the year 2003. In accordance with Section 5 of the Plan, the shares were issued in connection with Mr. Ludeman's performance of services for the Company.

  On July 23, 2004, we issued 1,600 shares of common stock for consulting services to Sharon Shepard pursuant to a Consultant Agreement for a term of six months beginning April 1, 2004. The shares were registered in a Registration statement on Form S-8 filed with the SEC on April 1, 2004 and were earned in the second quarter of 2004.

  In addition, the Stock Plan provides for the issuance of the Company's equity securities as compensation for consulting and/or legal services provided to the Company from time to time. The Company limtheir the recipientss of stock issued pursuant to the Stock Plan to natural persons who performed bona-fide services to the Company which were not in connection with the offer or sale of securities in a capital-raising transaction, and which do not directly or indirectly promote or maintain a market for the Company's securities. All shares issued pursuant to the Stock Plan were registered with the Commission on Form S-8.

  FISCAL YEAR 2003 SALES

  On January 7, 2003, the Company sold 50,000 shares of their common stock to one accredited investor for the purchase price of $10,000, $0.20 per share, in reliance on Sections 4(2), Regulation D Rule 506, and/or 3(b) of the Act, based upon his being the sole offeree, his relationship to the Company, his accredited investor status, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On January 9, 2003, the Company issued additional shares to the shareholders of All-Star based on the adjusted valuation of All-Star's assets. Accordingly, the Company issued an additional 4,445,824 shares of restricted common stock, on a pro rata basis, to Roger Mohlman and Thomas Krucker, the two shareholders of All Star, both of whom were officers and directors of the Company at the time of issuance. The shares were considered issued as of the date of the acquisition, December 24, 2002, on the books and records of the Company. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On February 27, 2003, after receiving requests from several Noteholders who wished to maintain their investment in the Company, the Company offered each of the Noteholders the opportunity to extend the maturity date of their Notes an additional 6-months and in consideration of the extension each investor, upon his acceptance, received one share of restricted common stock for each $5.00 of principal amount of his Notes. All but one investor returned their written letter of acceptance to the Company. Accordingly, the Company issued an aggregate of 39,000 shares of restricted common stock to the accepting Noteholders and the maturity dates were extended an additional six months on each of the Notes, the first of which matured on September 25, 2003 and the last on December 30, 2003. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On March 3, 2003, the Company issued 50,000 shares of their common stock to Michael Iorlano in full and final settlement of any and all debt owed to him by the Company for services performed on the Company's behalf through January 20, 2003. In addition, the Company granted him piggy-back registration rights. The shares were issued in reliance on Section 4(2) of the Act, based upon his relationship to the Company, including his status as a prior existing stockholder, and the amount of securities being issued. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On March 10, 2003, the Company sold 5,000 shares of their common stock to one accredited investor for the purchase price of $1,250, $0.25 per share, in reliance on Sections 4(2), Regulation D Rule 506, and/or 3(b) of the Act, based upon his being the sole offeree, his relationship to the Company, his accredited investor status, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On July 21, 2003, the Company entered into a Consulting Agreement with Redwood Consultants, LLC ("Redwood") for a period ending January 20, 2004. Pursuant to the Agreement, the Company issued Redwood 100,000 shares of common stock as a non-refundable commencement bonus. Further, the Agreement provided for the issuance of 100,000 shares of common stock per month commencing August 21, 2003 along with a warrant to purchase 100,000 shares of common stock. As of the date of this Registration, Redwood has been issued a total of 800,000 shares and exercised warrants to purchase (i) 100,000 shares at the exercise price of $0.25, (ii) 100,000 shares at the exercise price of $0.50, and (iii) 100,000 shares at the exercise price of $0.75. The warrants are exercisable from the date of grant until December 31, 2004. The shares and the shares issuable upon warrant exercise are restricted against resale and carry piggy-back registration rights. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On September 24, 2003, the Company commenced a private placement of untheir, each unit consisting of one share of common stock and one common stock purchase warrant at the purchase price of $0.35 per unit. Each warrant is exercisable for a period of two years from the date of purchase at the exercise price of $0.525. The offering closed on October 31, 2003, and the Company sold 1,487,640 Untheir totaling $520,675 to 35 accredited investors. The offering was conducted by the Company and no commissions were paid. The shares issued were exempt under Regulation D Rule 506. The receipients of the shares and warrants were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make its investment decision, including our financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to issuing the shares and warrants, had such knowledge and experience in our financial and business matters that they were capable of evaluating the mertheir and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

  As of September 30, 2003, all purchasers of Convertible Promissory Notes issued by the Company pursuant to private placements conducted in 2002 and 2003 had converted the principal and accrued interest into shares of common stock, resulting in the issuance of 2,470,822 shares and the cancellation of debt in the amount of $731,685, consisting of principal and accrued interest. Camden Securities, Inc. ("Camden") received 114,214 shares as additional commission, which represented 10% of the number of shares issued upon conversion in connection with the offerings conducted by it. On October 4, 2003, the Company granted Camden a stock bonus of 200,000 shares for assisting it during the conversion process.

  On October 1, 2003, the Company issued 9,000 shares of restricted common stock to one person in consideration for services relating to the preparation of marketing material to be provided during the months of October, November and December 2003. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On October 1, 2003, the Company issued 50,000 shares of restricted common stock to one person in consideration for financial representation services to be provided during the months commencing October 1, 2003 and ending February 4, 2004. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On October 6, 2003, the Company sold 71,450 shares of their common stock to one accredited investor for the purchase price of $25,000 in reliance on Sections 4(2), Regulation D 506 and/or 3(b) of the Securities Act, based upon his being the sole offeree, his relationship to the Company, his accredited investor status, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On October 8, 2003, the Company issued a total of 8,500 shares of restricted common stock to Design to Print Inc., Josh Bevans and Richard Hurd in exchange for services valued at $5,147.88. We believe that the issuances of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On October 9, 2003, the Company entered into a Consulting Agreement with MJ Holdings, Inc. ("MJ Holdings") under which MJ Holdings was issued 150,000 shares of restricted common stock as payment for their agreement to consult to the Company for a period of two years. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On October 9, 2003, the Company entered into a Consulting Agreement with First Advisory LLC ("First Advisory") under which First Advisory was issued 150,000 shares of restricted common stock as payment for their agreement to consult to the Company for a period of two years. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On October 16, 2003, the Company sold a total of 271,450 shares of their common stock to two accredited investors for the aggregate purchase price of $75,000 in reliance on Sections 4(2), Regulation D Rule 506 and/or 3(b) of the Securities Act, based upon each investor's relationship to the Company, their accredited investor status, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On October 24, 2003, the Company exercised their rights under the Common Stock Purchase Agreement with SSJ Enterprises, LLC dated August 15, 2003, and terminated SSJ's right to purchase up to 8,000,000 shares of the Company's common stock at the purchase price of $0.25 per share in six tranches on the dates set forth in the Agreement. The Agreement provided SSJ with a 15 day grace period to purchase the shares on the dates and in the amounts set forth in the Agreement and should it fail to purchase such shares prior to the expiration of the grace period, their right to purchase the shares contained in that tranche and any remaining shares purchasable under the Agreement shall terminate. As of September 2, 2003, SSJ had purchased a total of 280,000 shares for the purchase price of $70,000 and failed to purchase the remaining shares under the first tranche prior to the expiration of the grace period. The shares were issued in reliance on Sections 4(2), Regulation D Rule 506 and/or 3(b) of the Securities Act, their accredited investor status, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On November 1, 2003, the Company issued 120,000 shares of restricted common stock to Don Hejmanowski person in full consideration for investor relations services to be provided pursuant to an Independent Contractor Agreement commencing November 1, 2003 and ending on April 30, 2004. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information, including the Company's financial statements and 34 Act reports, and his prior involvement with the Company as a previous consultant.

  On November 14, 2003, the Company commenced a private placement of their common stock priced at a 30% discount to the closing bid price of the Company's common stock on the day of the investment by the purchaser. The private placement was conducted by the Company's Registered Sales Agent, Westcap Securities, Inc., and closed on January 31, 2004. The Company sold 940,573 shares totaling $810,610 to 65 accredited investors. The Company received a total of $692,390 after paying commissions, fees and costs of the offering. Under the terms of the Sales Agreement, in addition to their cash compensation, Westcap was issued 75,246 shares of restricted common stock. Westcap's issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The private placement was in reliance on Sections 4(2), Regulation D Rule 506 and/or 3(b) of the Securities Act, based upon each investor's relationship to the Company, their accredited investor status, the amount of securities offered, and the size and manner of the offering.

  On November 17, 2003, Design to Print, Inc. agreed to accept 5,700 shares of the Company's restricted common stock in lieu of cash payment in the amount of $4,243 to be applied against an invoice, which amount represents one half of the total amount due thereunder. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  ISSUANCE OF SECURITIES FOR WARRANT EXERCISE

  At the year ended December 31, 2003, the Company had outstanding warrants to purchase up to 4,673,550 shares of their common stock with varying exercise prices, terms and conditions. The warrants were granted in connection with private placement unit offerings or in connection with services rendered or to be rendered to the Company under consulting contracts. Between January 23, 2004 and May 7, 2004, 1,882,487 of those warrants had been exercised resulting in $746,063 cash proceeds to the Company and contract services valued at $300,000 to be provided by Redwood for a period of three years as described above.

  FISCAL YEAR 2002 SALES

  On January 3, 2002, the Company issued 1,250,000 shares of their restricted common stock to Arcadia Restoration, Inc., Lochart Whelin Corporation, Maree Holdings, McGrath Corporation, WebQuest Internationl Inc., consulting firms, each of which assisted the Company in the development and evaluation of a number of business opportunities. The shares were issued in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Act"). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On January 8, 2002, the Company filed a Registration Statement on Form S-8 for the registration of 4,400,000 shares (pre-split) which were issued to Gregory Pitner, James Hines, Joe Kaufman, John King and Thomas Presley pursuant to a Business Advisory Agreement with each person dated November 30, 2001. The stock was issued to each individual in lieu of cash compensation for services provided to the Company from August 1, 2001 through November 20, 2001, valued at $0.05 per share. We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On January 16, 2002, the Company issued 41,667 shares of their common stock to their President, Thomas Krucker in lieu of payment for services to be provided to the Company through February 2002, and 12,500 shares to William G. Anthony in lieu of payment for services previously provided to the Company. The shares were issued in reliance on Section 4(2) of the Act. The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On February 6, 2002, the Company issued 12,500 shares to the Company's former CFO for past services. The shares were issued in reliance on Section 4(2) of the Act. The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On February 13, 2002, the Company issued of a total of 125,868 shares of their common stock to Tomas Prestley and Michael Empey for consulting services valued at $1.44 per share. The shares were issued in reliance on Section 4(2) of the Act. The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On February 14, 2002, the Company issued 29,167 shares of restricted common stock to Jonathan Fink in full satisfaction of a loan in the amount of $25,000. The shares were issued in reliance on Section 4(2) of the Act. The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On February 28, 2002, the Company acquired 82,875 shares or 97.5% of Water Star Bottling, Inc. for 48,000,000 (pre-split) shares of the Company's common stock and 4,000,000 shares of Series A Convertible Preferred Stock (the "Series A Stock"). The shares were issued in reliance on Section 4(2) of the Act.  The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  During April and May 2002, the Company sold 1,512,063 shares of their common stock at $0.30 per share for gross proceeds of $453,620.35 to 33 accredited investors. The private placement was conducted by the Company's Registered Sales Agent, Camden Securities, Inc., and made in reliance upon the private offering exemptions contained in Rule 506 of Regulation D of the Act. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement. The offering closed on May 24, 2002. The Company paid Camden commissions and fees totaling $86,419.88; net proceeds to the Company were $367,200.47. The Placement Agent also received 227,000 warrants exercisable at 120% of the offering price, or $0.36 per share, exercisable for a period of five years.

  On May 7, 2002, the Company entered into a Stock Purchase Agreement with Brighton Opportunity Fund, L.P. in connection with a private equity line financing transaction pursuant to which the Company shall offer and sell to Brighton up to $10,000,000 of the Company's common stock. The shares will be offered and sold to accredited investors only in reliance upon the provisions of Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation D Rule 506 promulgated thereunder. Pursuant to the Purchase Agreement, Brighton's obligation to purchase stock in any monthly period shall be limited to the lesser of $500,000; remaining amounts available under the line; or an amount equal to 10% of the total dollar trading volume in the Company's common stock during the month in question. Notwithstanding the foregoing, Brighton shall not be obligated to purchase the Company's common stock if they would own more than 4.9% of the Company's outstanding common stock. Under the Purchase Agreement, the purchase price per share is equal to 90% of the lowest closing bid price of the Company's common stock for the ten days immediately prior to the date the Company notifies Brighton to purchase shares of the Company's Common Stock. Additionally, the Company entered into a Registration Rights Agreement with Brighton whereby the common stock to be offered and sold to Brighton shall be registered in an effective registration statement with the Securities and Exchange Commission.

  Simultaneously with the execution of the Purchase Agreement, on May 7, 2002, the Company entered into a Common Stock Purchase Agreement with Brighton for the purchase of 300,000 shares of their common stock for the purchase price of $300,000. The shares were sold in reliance upon the provisions of Section 4(2) of the Act and Regulation D Rule 506 promulgated thereunder, based upon the it being a sole offeree, their relationship to the Company, their accredited investor status, the limited amount of securities offered, the size of the offering and the manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On May 8, 2002, the Company issued 50,000 shares of their common stock to one individual in full and final settlement of any and all debt owed to him by the Company. The shares were issued in reliance on Section 4(2) of the Act, based upon his relationship to the Company, including his status as a prior existing shareholder, and the amount of securities being issued. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On May 8, 2002, the Company issued 35,000 shares of their common stock to Mr. Peltier in full and final settlement of any and all debt owed to him by the Company for services performed on the Company's behalf from January 7, 2002 through April 30, 2002. The shares were issued in reliance on Section 4(2) of the Act, based upon his relationship to the Company, including his status as a prior existing shareholder, and the amount of securities being issued. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On May 15, 2002, the Company sold 5,000 shares of their common stock to one accredited investor for the aggregate purchase price of $3,500 in reliance on Sections 4(2), Regulation D Rule 506, and/or 3(b) of the Act, based upon his being the sole offeree, his relationship to the Company, his accredited investor status, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On June 26, 2002, for lack of consideration given to the Company, certificates representing an aggregate 1,325,870, issued in the names of 2 individuals and 6 entities, were returned to the Company for cancellation. The shares were cancelled and returned to the authorized but unissued shares of the Company's common stock. In addition, one of the entities returned 300,000 warrants held by it for cancellation.

  From August 10, 2002 to October 1, 2002, the Company sold 10% Convertible Notes in the aggregate principal amount of $177,990 to 13 accredited investors. The offering was conducted by the Company's Registered Sales Agent, Camden Securities, Inc. The notes accrue interest from the date of issuance at the rate of 10% per annum. The holder could convert the then outstanding principal amount, together with all accrued and unpaid interest, at any time within one month after completion of the offering, at the conversion price of 30% discount of the bid price per share on the trading day immediately preceding the date of conversion into shares of common stock with a floor price of $0.20 and a maximum conversion price of $0.40 per share. The maximum $0.40 conversion price is only valid if the bid price is less than $1.00. The investors were granted "piggy-back" registration rights entitling the investor to include the shares issuable to them upon conversion to be included in a registration of the Company's common stock under the Securities Act of 1933, excluding registration statements relating to any employee benefit plan or corporate reorganization. The offering closed on October 30, 2002. The Company paid Camden commissions and fees totaling $35,948.50, net proceeds to the Company were $142,041.50. The Placement Agent also received 10% on all shares to be converted of common stock (pro-rata based on an aggregate amount of the notes sold in the offering). The private placement was conducted by the Company's Registered Sales Agent, Camden Securities, Inc., and made in reliance upon the private offering exemptions contained in reliance on Section 4(2), Rule 506 of Regulation D, and/or 3(b) of the Act. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On August 15, 2002, the Company sold 100,000 shares of their common stock to one accredited investor for the aggregate purchase price of $20,000 in reliance on Sections 4(2), Regulation D Rule 506, and/or 3(b) of the Act, based upon his being the sole offeree, his relationship to the Company, his accredited investor status, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On September 2, 2002, the Company entered into a note payable with their President, Roger Mohlman, in the principal amount of $255,864.50 with interest accruing at the rate of 7% per annum, due quarterly. On December 27, 2002, Mr. Mohlman elected to convert the principal amount due under the Note into shares of restricted common stock of the Company at the conversion rate of $0.28 per share, and waive all accrued interest, which resulted in the issuance of 913,802 shares. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On September 6, 2002, the Company rescinded their acquisition of Water Star Bottling, Inc., which was reported in the Company's Current Report on Form 8-K filed on September 19, 2002. Pursuant to the Rescission Agreement, DeBaux Holdings, LLC returned the 1,500,000 stock options it acquired in exchange for the consideration given to it pursuant to the acquisition. DeBaux surrendered any and all rights it had or may have with respect to the options and the common stock underlying the options.

  On September 17, 2002, the Company sold 15,000 shares of their common stock to one accredited investor the aggregate purchase price of $6,000 in reliance on Sections 4(2), Regulation D Rule 506, and/or 3(b) of the Act, based upon her being the sole offeree, her relationship to the Company, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  Between September 25, 2002 and December 31, 2002, the Company sold 25% Convertible Notes in the aggregate principal amount of $225,000 to 13 accredited investors. Interest accrues at the rate of 25% per annum. The notes were sold in reliance on Section 4(2), Rule 506 of Regulation D, and/or 3(b) of the Act. The Notes matured in six months from the date of issue. Commencing 4 months after issuance of the Note, the holder could have converted the then outstanding principal amount, together with all accrued and unpaid interest, at the conversion price of 25% discount to the previous 10-day average closing price per share into shares of common stock, provided, however, that in no event shall the conversion price be less than $0.40 or greater than $1.50 per share. The outstanding principal amount and all accrued interest on the Notes automatically converted into shares of Common Stock at the then effective Conversion Price in the event the Holder failed to deliver to the Company written notice of his/her/their intent to receive cash payment for the total indebtedness due under the Note no later than 30 days prior to the Maturity Date. The shares issuable upon conversion were restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement. On March 3, 2003, the Company issued 27,500 shares of their restricted common stock to one individual as a finder's fee in relation to this offering.

  From October 17, 2002 to December 27, 2002, the Company sold 15% Convertible Notes in the aggregate principal amount of $190,000 to 17 accredited investors. The offering was conducted by the Company's Registered Sales Agent, Camden Securities, Inc. The notes were sold in reliance on Section 4(2), Rule 506 of Regulation D, and/or 3(b) of the Act. The notes accrued interest from the date of issuance at the rate of 15% per annum. The holder could have converted the then outstanding principal amount, together with all accrued and unpaid interest, at any time within one month after completion of the offering, at the conversion price of 30% discount of the bid price per share on the trading day immediately preceding the date of conversion into shares of common stock with a floor price of $0.20 and a maximum conversion price of $0.40 per share. The maximum $0.40 conversion price was only valid if the bid price is less than $1.00. The outstanding principal amount and all accrued interest on the Notes were automatically converted into shares of Common Stock at the then effective Conversion Price in the event the Holder failed to deliver to the Company written notice of his/her/their intent to receive cash payment for the total indebtedness due under the Note no later than 30 days prior to the Maturity Date. The shares issuable upon conversion were restricted against resale and would only be sold pursuant to Rule 144 or an effective registration statement. The investors were granted "piggy-back" registration rights entitling the investor to include the shares issuable to them upon conversion to be included in a registration of the Company's common stock under the Securities Act of 1933, excluding registration statements relating to any employee benefit plan or corporate reorganization. The offering closed on December 31, 2002. The Company paid Camden commissions and fees totaling $35,630, net proceeds to the Company were $154,370. The Placement Agent will also receive 10% on all shares to be converted of common stock (pro-rata based on an aggregate amount of the notes sold in the offering).

  On November 1, 2002, the Company entered into an Independent Contractor Agreement with Donald Hejmanowski whereby Mr. Hejmanowski will provide Investor Relation services to the Company. Pursuant to the Agreement, in addition to his cash compensation, Mr. Hejmanowski will receive 20,000 shares of restricted common stock each month for a period of one year commencing the month of November, 2002. Mr. Hejmanowski has received a total of 100,000 shares for the months of November, December, January, February and March. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  Between November 19, 2002 and December 28, 2002, the Company sold 890,315 shares of their common stock at $0.22 per share for the gross proceeds of $195,870 to 14 accredited investors. The private placement was conducted by the Company's Registered Sales Agent, Camden Securities, Inc., and made in reliance upon the private offering exemptions contained in Rule 506 of Regulation D of the Act. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement. The offering closed on May 24, 2002. The Company paid Camden commissions and fees totaling $86,419.88; net proceeds to the Company were $166,239.50. The Placement Agent also received 10% on all shares issued for a total of 89,032 shares.

  On November 24, 2002, the Company issued 105,555 shares of restricted common stock to a family trust for James and Dorothy Horalek in exchange for cash and services provided by the Trustee of the trust to the Company with a total combined value of $28,500. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On December 23, 2002, the Company sold 325,000 shares of their common stock to one accredited investor for the purchase price of $87,750, $0.27 per share, in reliance on Sections 4(2), Regulation D Rule 506, and/or 3(b) of the Act, based upon his being the sole offeree, his relationship to the Company, his accredited investor status, the amount of securities offered, and the size and manner of the offering. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On December 23, 2002, the Company completed the acquisition of American Distribution & Packaging, Inc., a privately-held Nevada corporation ("AD&P"), pursuant to an Acquisition Agreement dated December 23, 2002. Pursuant to the Agreement, AD&P exchanged 100% of their outstanding common stock for 5,200,000 newly issued shares of the Company's common stock. Accordingly, each outstanding share of common stock of AD&P was surrendered in exchange for approximately 5.2 shares of the Company's common stock. This acquisition was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company's financial statements and 34 Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in their financial and business matters it was were capable of evaluating the mertheir and risks of its investment. The recipients had the opportunity to speak with the Company's president and directors on several occasions prior to its investment decision. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On December 24, 2002, the Company acquired All-Star Beverages, Inc., a privately-held Nevada corporation ("All-Star"), pursuant to an Acquisition Agreement dated as of September 6, 2002. Pursuant to the Agreement, All-Star exchanged 100% of their outstanding common stock for 8,200,000 newly issued shares of the Company's common stock. This acquisition was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company's financial statements and 34 Act reports. The Company reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in their financial and business matters it was were capable of evaluating the mertheir and risks of its investment. The recipients had the opportunity to speak with the Company's president and directors on several occasions prior to its investment decision. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  On December 26, 2002, Darwin Software, LLC elected to convert debt owed by the Company in the amount of $320,959 and debt owed by the Company's wholly-owned subsidiary, All-Star Beverages, Inc., in the amount of $296,335, into shares of the Company's restricted common stock at the conversion rate of $0.28 shares, which resulted in the issuance of 2,204,621 shares. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation. The recipients of the shares was afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make its investment decision, including the Company's financial statements and 34 Act reports. The recipients occupied a privileged position with our company due to being a related party with Mr. Mohlman.

  Securities Authorized for Issuance Under Equity Compensation Plans

  On April 4, 2002, the Company adopted a Consulting and Legal Services Plan (the "Plan") which provides for the issuance of the Company's equity securities as compensation for consulting and/or legal services provided to the Company from time to time. The Company limtheir the recipientss of stock issued pursuant to the Plan to natural persons who performed bona-fide services to the Company which were not in connection with the offer or sale of securities in a capital-raising transaction, and which do not directly or indirectly promote or maintain a market for the Company's securities. All shares issued pursuant to the Plan were registered with the Securities and Exchange Commission on Form S-8, as follows:

  On May 24, 2002, Tisno Onggara who received 420,000 shares of the Company's common stock registered on Form S-8, SEC File No. 333-87846, terminated his Consulting Agreement with the Company, and agreed to return the 420,000 shares to the Company for cancellation. The 420,000 shares were subsequently cancelled on July 24, 2002 and returned to the authorized but unissued shares of the Company's common stock.

  On September 6, 2002, for failure to provide consulting services to the Company, Michael Furr, who received 100,000 shares of the Company's common stock registered on Form S-8, SEC File No. 333-87846, returned the shares to the Company for cancellation. The shares were cancelled and returned to the authorized but unissued shares of the Company's common stock.

  On December 27, 2002, the Company adopted a Stock Plan which includes a total of 10,000,000 shares of common stock for issuance pursuant to a Stock Award or pursuant to the exercise of options. The authority to determine the person to whom shares shall be issued or options shall be granted, the amount of such option, the exercise price and number of shares subject to each option, the time or times on which all or a portion of each option may be exercised, and certain other provisions of each option, shall be in the Board of Directors of the Company.

  On December 27, 2002, the Company granted a Stock Award of 1,000,000 shares of common stock under the Stock Plan to Thomas F. Krucker in consideration of his continued services to the Company. In accordance with Section 5 of the Plan, the shares were issued pursuant to Mr. Krucker's Employment Agreement described elsewhere in this Report.

  FISCAL YEAR 2001 SALES

  During May 2001, we issued a total of 5,000,000 shares of common stock and 1,000,000 options to purchase 1,000,000 shares of common stock at $0.50 per share to Ronald Mears for various financial guaranties and reimbursement of expenses made on behalf of the Company. These shares were valued at $0.07 per share, the market value at the date of authorization. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  During May 2001, we issued 2,000,000 shares of common stock to pay off an aggregate amount of $80,000 in loans made to the Company in fiscal year 1999. We issued 650,000 shares of common stock to Strategic Planning, Inc., 650,000 shares of common stock to Arcadia Restoration Corp., and 700,000 shares of common stock to Computer Assets, Inc. Each of these shares were valued at $0.07 per share, the market value at the date of authorization. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  During May 2001, we sold, in a private placement, 1,200,000 shares of common stock for an aggregate of $48,000, or an average of $0.04 per share. The securities were sold only to accredited investors pursuant to Rule 505 of Regulation D promulgated under the Securities Act.  The private placement was conducted by the Company's Registered Sales Agent, Camden Securities, Inc., and made in reliance upon the private offering exemptions contained in reliance on Section 4(2), Rule 506 of Regulation D, and/or 3(b) of the Act. The shares are restricted against resale and may only be sold pursuant to Rule 144 or an effective registration statement.

  In November 2001, we authorized the issuance of 150,000 shares to Bill Anthony, the former President of the Company, and an additional 150,000 shares to Tom Keene, the former Chief Financial Officer of the Company, in lieu of cash reimbursement for certain expenses accrued on behalf of the Company during their employment. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On December 4, 2001, we issued 500,000 shares of common stock to our current President, Thomas Krucker, as compensation for services rendered during the period December 2001 through March 2002. We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

  On December 18, 2001, we issued 3,550,000 shares of common stock and 2,250,000 warrants to the following consulting firms, as consideration for business development and advisory services in the United States and in Europe. We believe that the issuance of the shares and warrants was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by the Company and did not involve a public offering or general solicitation.

	Common Stock	Warrants
WebQuest International, Inc.	2,400,000	100,000 Class A Warrants
		100,000 Class B Warrants
		100,000 Class C Warrants

GlenCourt Holdings, Inc.	650,000	325,000 Class A Warrants
		325,000 Class B Warrants
		325,000 Class C Warrants

Maree Holdings, Inc.	500,000	325,000 Class A Warrants
		325,000 Class B Warrants
		325,000 Class C Warrants

  Class A Warrants entitle the holder to purchase common stock for $0.125 per share for a period of two years.

  Class B Warrants entitle the holder to purchase common stock for $0.167 per share for a period of two years.

  Class C Warrants entitle the holder to purchase common stock for $0.208 per share for a period of two years.

  GlenCourt Holdings was eligible to receive up to 350,000 additional shares of our common stock in the event we close the WSB transaction before March 14, 2002.

  Maree Holdings was eligible to receive up to 500,000 additional shares of our common stock in the event that we close the WSB transaction before March 14, 2002.

  In each of the private transactions referenced above, we believe (and have received investor representations to the effect that) each purchaser: was aware that the securities had not been and may never be registered under federal or state securities laws; acquired the securities for his/her/their own account for investment purposes only, and not with a view toward reselling, transferring or distributing such securities except in accordance with applicable law; understood that the securities would need to be indefinitely held unless registered or an exemption from registration applied to a proposed disposition; and was aware that the certificate representing the securities would bear a legend restricting their transfer. We believe that, in light of the above, the sale of our securities to the respective acquirers did not constitute the sale of an unregistered security in violation of the federal securities laws and regulations by reason of the exemptions provided under Sections 3(b) and 4(2) of the Securities Act, and the rules and regulations promulgated thereunder.

  SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

  On November 30, 2001, we issued 4,400,000 shares of restricted common stock with registration rights as provided for under regulation S-8 to five consultants for services rendered to us during fiscal year 2001. Following is a list of the consultants and the compensation they received:

  James Hines - 800,000 shares of restricted common stock, in lieu of $24,000 for services rendered.

  Joe Kaufman - 1,000,000 shares of restricted common stock, in lieu of $41,600 for services rendered.

  John King - 800,000 shares of restricted common stock, in lieu of $33,300 for services rendered.

  Gregory Pitner - 800,000 shares of restricted common stock, in lieu of $33,330 for services rendered.

  Thomas Prestley - 1,000,000 shares of restricted common stock, in lieu of $41,600 for services rendered.

  We filed the applicable Business Advisory Agreements reflecting the terms of our agreement with each of these consultants with the SEC as exhibtheir to the Form S-8 on January 7, 2002.

  EXHIBTHEIR

  The Exhibtheir required by Item 601 of Regulation S-B, and an index thereto, are attached.

  UNDERTAKINGS

  A. The undersigned registrant hereby undertakes to:

  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) Include any additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

  B.

  (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  SIGNATURES

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on their behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, State of Nevada on December 14, 2004.

  AMERICAN WATER STAR, INC.

  By: /s/ Roger Mohlman

  Roger Mohlman, CEO/President

  In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Roger Mohlman	President, Chief Executive Officer,	December 14, 2004
Roger Mohlman	Treasurer, and Chairman

/s/ Dale Barnhart	Chief Financial Officer,	December 14, 2004
Dale Barnhart	Secretary, Director

/s/ Dale Paisley	Director	December 14, 2004
Dale Paisley

/s/ David Leberman	Director	December 14, 2004
David Lieberman

/s/ Mark DeBruin	Director	December 14, 2004
Mark DeBruin

  EXHIBIT INDEX

Exhibit Number	Description
3(i)(a)	Articles of Incorporation (Exhibit 3.1 to the Company's Annual Report on Form 10-KSB filed on April 13, 2000 and incorporated by reference herein).
3(i)(b)	Certificate of Amendment to the Company's Articles of Incorporation (Exhibit 3.2 to the Company's Annual Report on Form 10-KSB filed on April 13, 2000 and incorporated by reference herein).
3(i)(c)

  Certificate of Change in Number of Authorized Shares pursuant to NRS 78.209, which defines the rights of holders of equity securities being registered (Exhibit 4.3 of the Company's report on Form S-8 filed on April 5, 2002 and incorporated by reference herein).

3(i)(d)

  Certificate of Amendment to the Company's Articles of Incorporation changing the name of the Company and increasing their authorized common stock (Exhibit 3.4 of the Company's Quarterly Report on Form 10-QSB filed on May 20, 2002 and incorporated by reference herein).

3(ii)(a)	Bylaws of the Company (Exhibit 3.3 of the Company's Annual Report on Form 10-KSB filed on April 13, 2000 and incorporated by reference herein).
4.1	Certificate of Designation of Series A Convertible Preferred Stock (Exhibit 4.4 of the Company's Registration Statement on Form S-8 filed on April 5, 2002 and incorporated by reference herein).
4.2	Amended Stock Plan (Exhibit 4.1 filed on Company's Quarterly Form 10-QSB filed on November 19, 2004 and incorporated by reference herein).
4.3

  Securities Purchase Agreement, dated October 26, 2004 between the Company and Laurus Master Fund, Ltd. (Exhibit 4.1 of the Company's Report on Form 8-K filed on November 4, 2004 and incorporated by reference herein).

4.4

  Registration Rights Agreement, dated October 26, 2004 between the Company and Laurus Master Fund, Ltd. (Exhibit 4.2 of the Company's Report on Form 8-K filed on November 4, 2004 and incorporated by reference herein).

4.5	Master Security Agreement, dated October 26, 2004 in favor of Laurus Master Fund, Ltd (Exhibit 4.3 of the Company's Report on Form 8-K filed on November 4, 2004 and incorporated by reference herein).
4.6

  Subsidiary Agreement, dated October 26, 2004 between All-Star Beverages, the Company's subsidiary, and Laurus Master Fund, Ltd. (Exhibit 4.4 of the Company's Report on Fomr 8-K filed on November 4, 2004 and incorporated by reference herein)

5*	Opinion of Stoecklein Law Group re: legality
10.1	Employment Agreement with Roger Mohlman (Exhibit 10.4 of the Company's Annual Report on Form 10-KSB filed on April 16, 2003 and incorporated by reference herein).
10.2

  Trademark and Design License Agreement dated January 1, 2003 for the use of the Hawaiian Tropic name (Exhibit 10.6 of the Company's Annual Report on Form 10-KSB filed on April 16, 2003 and incorporated by reference herein).

14.1	Code of Ethics and Business Conduct (Exhibit 14.1 of the Company's Annual Report on Form 10-KSB filed on April 16, 2003 and incorporated by reference herein).
21*	Subsidiaries of the Company
23*	Consents of Experts and Counsel
(a) Consent of Kelly & Company
(b) Consent of Weinberg & Company
(c) Consent of Stoecklein Law Group

  * Filed herewith